ENCORE COMPUTER CORPORATION
                       6901 West Sunrise Boulevard
                   Fort Lauderdale, Florida 33313-4499

           Notice of Annual and Special Meeting of Stockholders
                    To Be Held on November 24, 1997

The Annual and Special Meeting of Stockholders of Encore Computer
Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, Building No. 7 Auditorium, 1800 N.W. 69th Avenue, Fort Lauderdale, Florida 33313-4499 on November 24, 1997, at 10:00 a.m. (local time) to consider and act on the following matters:

1. To approve the proposed sale of substantially all of the assets associated with the storage products business of the Company to Sun Microsystems, Inc., a Delaware corporation and Sun Microsystems International, B.V., a Netherlands corporation (collectively, "Sun") pursuant to the terms and conditions of the Asset Purchase Agreement dated as of July 17, 1997 among the Company, Encore Computer U.S., Inc., a Delaware corporation, Encore International, Inc., a Delaware corporation and Sun, a copy of which agreement is attached to the accompanying Proxy Statement as Exhibit A (the "Asset Purchase Agreement"), and to authorize such further action by the Company's Board of Directors and proper officers as may in their discretion be necessary or desirable to carry out the intents and purposes of the Asset Purchase Agreement (the "Sun Transaction").

2.   To elect six (6) directors.

3. To approve the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997.

4. To transact such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

Stockholders of record at the close of business on October 31, 1997 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All stockholders are cordially invited to attend the meeting.

                                  By order of the Board of Directors,


                                  Edward J. Baker, Secretary

October 31, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.



                            TABLE OF CONTENTS

Introduction                                                            3
Principal Stockholders                                                  4

APPROVAL OF SUN TRANSACTION                                             5
General                                                                 5
Background and Reasons for the Sun Transaction                          6
Liquidation Analysis                                                   11
Opinion of Financial Adviser                                           12
Use of Proceeds; Gould Agreement                                       13
Business of Encore after the Sun Transaction                           15
Accounting Treatment                                                   17
Tax Consequences                                                       17
The Asset Purchase Agreement                                           17
Vote Required; No Appraisal Rights                                     22
Market Prices for the Company's Common Stock                           22
Selected Historical Financial Data                                     23
Selected Pro Forma Financial Data                                      24
Unaudited Pro Forma Consolidated Financial Statements                  24
Incorporation of Certain Documents by Reference                        29

ELECTION OF DIRECTORS                                                  30
Compensation Committee Interlocks and Insider Participation            32
Executive Compensation                                                 33
Director Compensation                                                  38
Certain Relationships and Related Transactions                         38

APPROVAL OF AUDITORS                                                   42

OTHER MATTERS                                                          42

PROPOSALS FOR 1998 ANNUAL MEETING                                      43

EXHIBITS

A. Asset Purchase Agreement among the Company, Encore US, Encore International and Sun dated as of July 17, 1997, without exhibits except for the Technology License Agreement to be entered into between the Company and Sun upon consummation of the Sun Transaction and the respective Inducement Agreements entered into between Gould Electronics Inc. and EFI International, Inc., on the one hand, and Japan Energy Corporation, on the other hand, with Sun.

B.   Opinion of Genesis Merchant Group Securities LLC.

C.   Liquidation Analysis of Price Waterhouse LLP.

D.   1996 Encore Annual Report to Stockholders.

E.   Encore Quarterly Report on Form 10-Q for the quarter ended June 29,1997.



                           ENCORE COMPUTER CORPORATION
                           6901 West Sunrise Boulevard
                        Fort Lauderdale, Florida 33313-4499

           PROXY STATEMENT FOR ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 24, 1997

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation, a Delaware corporation (the "Company') for use at the Annual and Special Meeting of Stockholders to be held on November 24, 1997, at 10:00 a.m. (local time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting and for the director nominees named in this Proxy Statement. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting by written notice to the Secretary of the Company, by sending a later-dated proxy, or by revoking it in person at the meeting.

The Board of Directors has fixed October 31, 1997 as the record date for determination of stockholders entitled to vote at the meeting. At the close of business on October 31, 1997, there were outstanding and entitled to vote 67,346,291 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote.

This Proxy Statement principally relates to the proposed sale of substantially all of the assets associated with the storage products business of the Company to Sun Microsystems, Inc., a Delaware corporation ("SMI"), and Sun Microsystems International, B.V., a Netherlands corporation (collectively with SMI, "Sun") pursuant to the terms and conditions of the Asset Purchase Agreement dated as of July 17, 1997 among the Company, Encore Computer U.S., Inc., a Delaware corporation ("Encore US"), Encore International, Inc., a Delaware corporation ("Encore International" and, collectively with the Company and Encore US, "Encore"), and Sun, a copy of which agreement is attached to this Proxy Statement as Exhibit A (the "Asset Purchase Agreement"), and to authorize such further action by the Company's Board of Directors and proper officers as may in their discretion be necessary or desirable to carry out the intents and purposes of the Asset Purchase Agreement (the "Sun Transaction"). Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the shares of Common Stock represented at the meeting and voting on the Sun Transaction is required to approve the Sun Transaction. In addition, under Delaware law, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the Sun Transaction.

The election of directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the Common Stock. With respect to the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors, the affirmative vote of the holders of a majority of the Common Stock represented at the meeting and voting on such matter is required for approval.

In accordance with a Voting Agreement dated as of October 30, 1997 (the "Voting Agreement") among the Company, Gould Electronics Inc. ("Gould"), Kenneth G. Fisher and Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner ("Indian Creek"), Gould, Mr. Fisher and Indian Creek have agreed to vote all shares of Common Stock owned by them in favor of the Sun Transaction, and for the election of Messrs. Fedor, Ferguson, Rich and Veysey, each of whom is a an officer of Gould, as directors of the Company. All material terms of the Voting Agreement are summarized herein. See "Approval of Sun Transaction - Use of Proceeds; Gould Agreement". Together, Gould, Mr. Fisher and Indian Creek own approximately 55.9% of the outstanding Common Stock as of the record date for the meeting.

For purposes of the matters before the meeting, under the Company's By-Laws a quorum consists of a majority of the shares of Common Stock outstanding on the record date. Shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a matter will be deemed represented for quorum purposes but will not be deemed to be voting on such matter, and therefore will not be counted as negative votes as to such matter. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

This solicitation is being made by the Company. The Company will bear all costs in connection with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Company's directors, officers and employees by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Employees of the Company who assist in such activities will not receive additional compensation in connection with these soliciting activities. The Company has also retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Morrow will receive a fee of approximately $5,000 for its solicitation services. Arrangements will also be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company may reimburse such persons for their reasonable out-of-pocket expenses.

The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or the terms of the Sun Transaction since the date hereof. If, however, any material change occurs during the period that the Proxy Statement is required to be delivered, this Proxy Statement will be amended or supplemented accordingly.

The date of mailing of this Proxy Statement and related form of proxy is expected to be on or about November 1, 1997.

Principal Stockholders

The following table sets forth, to the knowledge of the Company, the beneficial owners of 5% or more of the Company's outstanding Common Stock and equivalents as of September 29, 1997:

                                              Percentage of
                                    Shares    the Class and
Name and Address                 Beneficially   Equivalents    Percentage of the
of Beneficial Owner                 Owned     Outstanding (1)  Class Outstanding

Gould Electronics Inc. (2)(5)      128,651,444       66.4%             10.5%
34929 Curtis Boulevard
Eastlake, OH  44095

EFI International Inc. (3)(5)       30,497,969       15.7%              0.0%
12 East 49th Street, Suite 1710
N.Y., NY 10017

Japan Energy Corporation (2)(3)(5) 159,149,413       82.1%             10.5%
10-1, Toranomon 2-chome,
Minato-ko, Tokyo, JAPAN

Kenneth G. Fisher (4)                7,305,006        3.7%             15.7%
6901 West Sunrise Blvd.
Fort Lauderdale, FL  33313-4499

Paul S. Rosenblum (6)                2,729,900        1.4%              7.3%
5400 Jefferson Highway
Harahan, LA  70123

(1) For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Convertible Preferred Stock ("Series A Stock"), the 22,422,215 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 34,309,969 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 35,070,215 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock"), the 16,410,246 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock"), the 17,608,892 shares of Common Stock issuable upon conversion of the outstanding shares of Series G Convertible Preferred Stock ("Series G Stock"), the 10,769,230 shares of Common Stock issuable upon conversion of the outstanding shares of Series H Convertible Preferred Stock ("Series H Stock") and the 12,307,692 shares of Common Stock issuable upon conversion of the outstanding shares of Series I Convertible Preferred Stock ("Series I Stock") have been included as well as, in the case of Mr. Fisher, the 2,301,062 shares issuable upon exercise of options exercisable within 60 days after September 29, 1997.

(2) Includes 124,715,544 shares of Common Stock issuable upon conversion of the shares of Series A Stock, Series B Stock, Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H Stock and Series I Stock held by Gould. The Series D, Series E, Series F, Series G, Series H and Series I Stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by a United States stockholder or in connection with an underwritten public offering. Gould is a wholly-owned subsidiary of Japan Energy Corporation ("JEC"), which is a Japanese corporation.

(3) Consists of or includes Common Stock issuable upon conversion of Series D Stock held by EFI International Inc. ("EFI"). Conversion of the Series D Stock is restricted as described in (2) above. EFI is a wholly-owned subsidiary of JEC.

(4) Includes: 53,764 shares owned by Mr. Fisher's wife, 2,301,062 shares which may be acquired by Mr. Fisher within 60 days after September 29, 1997 by exercise of stock options and 3,901,134 shares of Common Stock and 1,049,046 shares of Common Stock issuable upon conversion of the shares of Series B Stock, each held by Indian Creek Capital.

(5) JEC may be deemed to be the beneficial owner of the shares owned by Gould and EFI.

(6) Includes 1,199,100 shares held by R & L Equity Partners, 350,000 shares held by Levy Rosenblum Family Foundation, 300,000 shares held by R & L Fixed Income Partners, 100,000 shares held by Wilshire Realty Company, LP, and 50,000 shares held by United Distributors, Inc., which shares are beneficially owned and controlled by Mr. Rosenblum.

In accordance with an Agreement dated July 17, 1997 between the Company and Gould (the "Gould Agreement"), on October 30, 1997, Gould converted all of its Series A Stock and Series B Stock into Common Stock and Indian Creek converted all of its Series B Stock into Common Stock. As a result, on the record date Gould owned 32,673,169 shares of Common Stock, representing 48.5% of the outstanding shares on that date. All material terms of the Gould Agreement are summarized herein. See "Approval of Sun Transaction - Use of Proceeds; Gould Agreement". On the record date, Mr. Fisher, his wife and Indian Creek owned a total of 5,003,944 shares of Common Stock, representing 7.4% of the outstanding shares on that date.

                       APPROVAL OF SUN TRANSACTION

General

Pursuant to the terms of the Asset Purchase Agreement, Encore has agreed to sell to Sun substantially all of the assets associated with Encore's storage products business (the "Storage Products Business") for a purchase price of $185 million in cash (the "Cash Payment"), of which $150 million is payable at closing and $35 million is payable on July 1, 1998. Pursuant to the terms of the Gould Agreement, the Company will use a portion of the proceeds to be received at the closing to (a) pay the principal amount of, and the accrued interest on, the Company's indebtedness to Gould (the "Gould Debt"), which is estimated to be approximately $90 million at the time of closing, and (b) redeem the Company's outstanding Preferred Stock, all of which is held by Gould and EFI and which has an aggregate liquidation preference over the Common Stock in excess of $400 million, for $60 million, of which $25 million will be paid in cash at the closing of the Sun Transaction and the balance will be paid by assigning to Gould the Company's right to receive the $35 million in proceeds from Sun on July 1, 1998, subject to certain set-off rights of Sun. See "The Asset Purchase Agreement." In connection with the Sun Transaction, (i) Gould has agreed to take all actions necessary to ensure that Encore remains solvent for a one-year period following the closing of the Sun Transaction and (ii) Gould, EFI and JEC have agreed, among other things, that, if within two years after the closing of the Sun Transaction the Company commences an insolvency proceeding and the Sun Transaction is challenged in that proceeding, that Gould, EFI and JEC will indemnify Sun for losses arising therefrom. See "The Asset Purchase Agreement."

Encore operates in various market segments of the information technology industry. Encore's business includes the design, manufacture, sale and service of storage and computer systems, software and other related equipment on a worldwide basis. Encore's primary markets include the mainframe and open systems storage market and real-time computing market. Within the storage market, Encore has introduced massively scalable, symmetric multiprocessor-based open systems products into four information processing markets: (i) cross platform enterprise data storage; (ii) mainframe storage; (iii) network attached storage; and (iv) open systems storage. The assets of Encore associated with these products for the storage market constitute the Storage Products Business which is being sold to Sun.

Encore's real-time computer systems, which are not being sold to Sun, are used for the acquisition, processing and interpretation of data primarily in three market niches: (i) simulation; (ii) energy; and (iii) transportation. Sales of real-time products and services were approximately $41 million in fiscal 1996, and accounted for approximately 86% of Encore's net sales in fiscal 1996. However, sales of real-time products continue to decline as certain of the Company's traditional products have reached the end of their product life cycle. Additionally, real-time service sales continue to decline as a result of (i) the Company's prolonged decline in equipment sales, (ii) the price competitiveness of the marketplace, (iii) the completion of long running government programs and (iv) subsequent deinstallation of systems.

After payment of Sun Transaction costs, restructuring and severance costs and certain other expenses and payments to Gould, Encore expects to have approximately $10 million in working capital (including $7.2 million in cash) for its operations following the Sun Transaction. In connection with the Sun Transaction, Sun will grant to the Company a fully paid-up, royalty-free, non-exclusive license to use all the technology sold to Sun in the Company's real-time business, subject to certain limitations. See "Business of Encore After the Sun Transaction."

Sun is a leading supplier of enterprise network computing products including desktop systems, servers, storage subsystems, software, microprocessors, and a full range of services and support. Sun's products command a significant share of a rapidly growing segment of the computer industry: networked computing environments. Sun's products are used for many demanding commercial and technical applications in various industries. Sun has differentiated itself from its competitors by its commitment to the network computing model and the UNIX operating system, its rapid innovation and its open systems architecture. As of June 30, 1997, Sun's cash and cash equivalents were $660,170,000 and Sun's net revenue and net income for its fiscal year then ended were $8,598,346,000 and $762,420,000, respectively. SMI is a Delaware corporation with its principal executive offices at 901 San Antonio Road, Palo Alto, California 94303.

Background and Reasons for the Sun Transaction

Background
During the late 1980's, product demand in the computer marketplace began a migration away from more traditional proprietary computing technologies and towards an open systems technology. Encore anticipated this market trend and focused its research and development investments toward the development of a new generation of computer system based on a state of the art open system architecture. From 1991 through 1993, Encore spent approximately $76 million in research and development activities directed toward programs aimed at bringing new open system products to market. During 1993, many data processing users were only beginning to define their strategies for implementing such technology and, as a result, demand for Encore's products was weak. The Company conducted negotiations with Amdahl Corporation ("Amdahl") during the summer and fall of 1993 whereby Amdahl would purchase the Company's Infinity 90 computer systems for resale. These negotiations ceased in December, 1993. However, the Company conceived and developed an IBM-compatible storage system, the Infinity SP, and started negotiations concerning an arrangement whereby Amdahl would become a distribution partner for the product.

On March 29, 1994, the Company announced an agreement with Amdahl of a five year reseller agreement. That agreement was further amended on September 30, 1994 (as amended, the "Reseller Agreement"). The Reseller Agreement granted Amdahl the right to distribute the Company's storage products under the Amdahl brand. It also provided that Amdahl would receive exclusive marketing and distribution rights to Encore's storage products.

After delivery of initial shipments of storage product and related spares, Amdahl informed the Company of its decision to postpone further deliveries until Amdahl's testing confirmed that the product included all the performance, features and functionality it believed were required under the terms of the Reseller Agreement. In addition, Amdahl refused to pay for products delivered in 1994. The Company believed the products delivered to Amdahl conformed fully with the terms of the Reseller Agreement and continued requesting payment of all past due invoices and the resumption of deliveries. In February 1995, the Company notified Amdahl of its intent to terminate the Reseller Agreement. On March 29, 1995, Amdahl filed suit in the Delaware Chancery Court, seeking to prevent the Company from terminating the Reseller Agreement. On March 30, 1995, the Company and Amdahl entered into a "stand-still" agreement to preserve the status quo until the companies could more thoroughly discuss the contractual issues. On April 24, 1995, the companies jointly announced that they had reached an agreement in principle as to the existing issues and the stand-still agreement had been extended to allow sufficient time to document this agreement in principle. However, the companies were unable to reach a final agreement. On June 8, 1995, the Company announced the termination of the Reseller Agreement. On September 19, 1995, Amdahl and the Company executed a Stipulation of Dismissal as to the suit filed by Amdahl on March 29, 1995. From the time negotiations with Amdahl began in July, 1993 through the termination of the agreement in June, 1995, the Company borrowed from Gould under various credit agreements a total of $135 million. No direct and/or distributor sales of storage products occurred during this time period and the Company recorded an $16 million write down of inventories purchased for the Reseller Agreement. Losses reported by Encore over this same period totaled $125 million.

Shortly thereafter, Encore embarked on a program to attract a significant OEM/distribution partner to fill the role which Amdahl would have provided by offering an extensive installed base and large sales force to penetrate the market quickly with Encore's storage products. Negotiations began in early 1996 with a prospective OEM and talks continued for the next several months. The parties negotiated an agreement that appeared to Encore to be acceptable to both parties. Based on the level of interest expressed in Encore's storage products by the prospective OEM, Encore anticipated that a closing of the agreement would occur in late summer, or early fall of 1996. In May 1996, the prospective OEM announced that it had entered into a relationship with another storage product vendor, whose product would have been complementary with Encore's storage systems. The U.S. Justice Department began an investigation of the relationship with the storage product vendor, and Encore's negotiations with the prospective OEM ceased immediately thereafter in the fall of 1996. For the eighteen month period from the termination of the Amdahl agreement through December 1996, the Company borrowed from Gould under various credit agreements an additional $94 million. Research and development spending over the same eighteen month period was $48 million as Encore continued to improve storage product features and functionality. Direct/distributor sales did not penetrate the marketplace, generating only $6 million in storage product revenues and Encore reported losses totaling $117 million over this period.

The Company believes that the weakness of direct/distributor sales was due primarily to potential customers' concern over the financial viability of Encore. The computer storage industry is intensely competitive and is characterized by rapid technological advances, decreasing product life cycles and price reductions. The principal competitive factors in this market are total system performance and functionality, quality, reliability, price, compatibility/connectivity to other vendor systems, and service and support. While Encore believed and continues to believe that its software solution to storage gives it a competitive advantage, its competitors, which include EMC, International Business Machines and Hitachi Data Systems, had and continue to have greater financial, technical, marketing and distribution resources.

In September of 1996, discussions were initiated with Sun. Sun initially investigated Encore's storage product capabilities with a view to entering into an OEM arrangement with Encore for the resale by Sun of the storage products. After considering various alternatives, Sun decided to terminate the OEM discussions and instead offered to purchase the assets of the Storage Products Business. Sun considered and rejected a proposal to acquire Encore itself, rather than the assets of the Storage Products Business, for various economic, financial and strategic reasons. Negotiations between Sun and the Company resulted in the execution of a non-binding Memorandum of Understanding on May 28, 1997 and subsequently, on July 17, 1997, the execution of the Asset Purchase Agreement.

During the period in which Sun was performing a technical evaluation of Encore's storage products, the Board of Directors decided to engage an investment banking firm to assist the Company in finding an alternative OEM partner, a buyer for all of Encore or new investors in the Company. The Company solicited at least five investment banking firms and engaged The Blackstone Group LLP ("Blackstone") in the winter of 1996. The Company, with the assistance of Blackstone, prepared a Confidential Investor Memorandum which described Encore's products, technologies, capabilities, markets, management and human resources. In early January 1997, Blackstone contacted a list of companies which Blackstone believed could have potential interest in the Company and distributed the Investor Memorandum to those companies which indicated interest. Follow-up interest was indicated by three companies, all of which had previous extensive discussions with Encore about its storage products. One of these three companies made a repeat visit to the Company's corporate headquarters in Ft. Lauderdale for detailed presentations, discussions and evaluations. This resulted in an initial proposal from that company of a potential business arrangement, which included the contribution by Encore of its Storage Products Business, along with its research and development and certain marketing capabilities, to a joint venture entity in exchange for an equity interest in such entity. The other company proposed that it would contribute management, procurement requirements for the Storage Products Business and certain marketing and overhead functions, also in exchange for an equity interest in such entity. This proposal was determined by Encore's Board of Directors to be less attractive than the potential arrangement being pursued with Sun due to, among other things, the fact that no up-front consideration was proposed by such other company to be paid to Encore or to Encore's stockholders in connection with that transaction. Sun's interest in Encore was initiated and developed by the Company independent of Blackstone's efforts.

Gould and its affiliates have for many years provided the funds which the Company has used to finance its business. The Gould Debt is secured by a first priority security interest in all of Encore's assets, including the assets associated with the Storage Products Business (the "Gould Collateral"). From 1989 through June 1997, the Company borrowed a total of $399 million from Japan Energy Group (consisting of JEC, EFI and Gould) through a series of credit agreements. In connection with its 1991 recapitalization, the Company licensed substantially all of its intellectual property (including the intellectual property associated with the Storage Products Business) to Gould on a royalty-free basis (the "Gould License"). Although the Company retained the exclusive use of the Encore intellectual property subject to the Gould License through 1995, both Gould and the Company currently have the right to use the Encore intellectual property subject to the Gould License. Encore has the right to terminate the Gould License upon, inter alia, (i) the repayment of the Gould Debt and termination of the credit facility relating thereto and (ii) the conversion by Gould of its Series B Stock into Series A Stock or Common Stock. Since the events described in clause (i) and (ii) above will both occur upon the consummation of the Sun Transaction, and Sun has separately elected to require termination of the Gould License at closing of the Sun Transaction (rather than assuming the same) per its rights under the Inducement Agreement with Gould, the Gould License will terminate at closing of the Sun Transaction. See "APPROVAL OF SUN TRANSACTION -- The Asset Purchase Agreement." Since late 1996, the credit agreements have not provided committed financing to the Company and all financing has been solely within Gould's discretion. From early 1991 through June 1997, Encore recorded losses totaling $394 million. As a result, the Company has not been able to fund operations on its own, nor had the ability to pay back any debt owed to Gould. Pursuant to the terms of the loan and security documents relating to the Gould Debt, an event of default by the Company under such documents (including, but not limited to, a payment default) creates a risk to Encore that Gould will attempt to foreclose on the Gould Collateral, including the assets associated with the Storage Product Business, and/or to exercise its rights under the Gould License, either of which would, in the Company's view, materially and adversely impair the value of, and the Company's ability to conduct, the Storage Products Business. In addition, there remains an ongoing risk that, if the Sun Transaction does not close, Gould may attempt to seek to liquidate the Company, in which case (i) the Gould Debt would be required to be repaid before any distribution to stockholders,
(ii) the Preferred Stock, by its terms, that is held by Gould is entitled to priority above the Common Stock with respect to any remaining proceeds in a liquidation of the Company and (iii) the Company does not believe any funds would be available for holders of Preferred or Common Stock upon a liquidation. See "Liquidation Analysis." In a letter to the Company dated July 17, 1997, Gould confirmed that it was not obligated to provide any additional financing to the Company but that so long as Gould was convinced that the Sun Transaction would take place, it was likely that Gould would continue to provide financing to the Company but only to the extent absolutely necessary to enable the Sun Transaction to be consummated. However, the letter stated that if either (i) a meeting of the Company's stockholders for the purpose of voting upon the Sun Transaction is held, but the vote required to approve the transaction is not obtained, or (ii) a meeting of the Company's stockholders for the purpose of voting upon the Sun Transaction is not held by November 30, 1997, then Gould would not provide any further financing to the Company after the day of the meeting of the Company's stockholders (or after November 30, 1997, if the meeting is not held by that date). In addition, Sun has indicated to the Company that if the vote of the Company's stockholders required to approve the Sun Transaction is not obtained, Sun will explore alternative business strategies and courses of action presently available to it and will not engage in any further negotiations with the Company concerning the purchase of the assets of the Storage Products Business.

In January 1997, the Company's independent auditors expressed substantial doubt about the Company's ability to continue as a going concern in light of
(i) recurring operating losses and net capital and working capital deficiencies, (ii) the Company's inability to generate cash flows sufficient to make the required repayment of the Gould Debt and (iii) the lack of a committed source of financing to meet expected future requirements. The Company will use the proceeds from the Sun Transaction to eliminate the Gould Debt and improve working capital and shareholders' equity, and will also restructure the organization and operations of the Company following the Sun Transaction. See "Use of Proceeds; Gould Agreement".

Reasons for the Sun Transaction
The Company's Board of Directors has unanimously concluded that the Sun Transaction is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously approved the Sun Transaction at a special meeting held on July 16, 1997. In arriving at such conclusion, the Board considered a number of factors, including the fairness of the terms of the transaction to the Company from an economic standpoint, the alternatives to the Sun Transaction, including the liquidation of the Company, the use of the proceeds of the Sun Transaction and the future prospects of the Company. The Board of Directors is composed of Mr. Fisher and Messrs. Thomas, Fedor and Ferguson. Messrs. Fedor and Ferguson are representatives of Gould. See "Election of Directors."

Specific factors which the Board of Directors considered include the following:

    The demonstrated inability of the Company to successfully penetrate the storage marketplace utilizing its direct sales and distributor sales approach.

    The history of the Company's inability to successfully attract OEM partners to provide the necessary distribution channels required to penetrate the storage marketplace.

    The unwillingness of Gould to continue financing operating losses, as subsequently confirmed by Gould's letter to the Company dated July 17, 1997.

    The inability of the Company to obtain alternative financing sources, other potential buyers and/or investors as evidenced by the lack of interest generated from the efforts of Blackstone.

    Based upon the opinion of Genesis Merchant Group Securities LLC ("Genesis") dated July 14, 1997 that, as of such date, the Cash Payment to be paid for the Storage Products Business in the Sun Transaction is fair to the Company from a financial point of view (a copy of the Genesis opinion is attached as Exhibit B hereto, and the Company's stockholders are urged to carefully read such opinion). See "Opinion of Financial Adviser."

    The proceeds from the Sun Transaction will significantly improve the Company's balance sheet. All Gould Debt will be repaid, and all outstanding Preferred Stock, with an aggregate liquidation preference over the Common Stock of $411 million, will be redeemed for $60 million. These balance sheet improvements will significantly enhance the Company's ability to be successful in its on-going real-time business and, alternatively, enhance the value of the business in the event of a potential sale.

    A determination by the Board of Directors that the proceeds from the Sun Transaction would exceed the proceeds from a liquidation of the Company, which determination was subsequently confirmed by the liquidation analysis of Price Waterhouse LLP ("Price Waterhouse"). Price Waterhouse determined that, as of June 29, 1997, the estimated liquidation value for the Company's assets is $24.4 million (a copy of the Price Waterhouse liquidation analysis is attached as Exhibit C hereto, and the Company's stockholders are urged to carefully read such analysis). See "Liquidation Analysis."

    The improbability of the Company becoming a profitable, cash generating business on a sustained basis if it were to continue in the Storage Products Business.

Upon completion of the Sun Transaction, (a) the Company will be required to repay all its borrowings from Gould and related interest and (b) the Company will redeem all the Series D through I Preferred Stock owned by Gould for $60 million, of which $25 million will be paid at the closing and the remainder will be by assignment to Gould of the $35 million payment Sun is required to make on July 1, 1998 (but against which Sun is entitled to offset any amounts to which it may be entitled from the Company because of breaches of warranty or other claims).

When the Asset Purchase Agreement was signed on July 17, 1997, the Company's borrowings from Gould were approximately $59.5 million plus unpaid interest of approximately $14.7 million. Between that date and September 30, 1997, Gould has had to lend the Company another $8.9 million to enable it to continue its business, and it is anticipated that, between October 1, 1997 and the expected November 24, 1997 closing date of the Sun Transaction, Gould will have to lend the Company approximately $9.7 million, increasing the Company's total outstanding borrowings from Gould to approximately $76.1 million. Also, because the Company is not making any interest payments to Gould, by November 24, 1997 the total unpaid interest will be approximately $17.6 million. To the extent the Company's borrowings prior to completion of the Sun Transaction are less or more than anticipated, the amount of Sun Transaction proceeds the Company will retain will increase or decrease accordingly.

Gould received Series B Preferred Stock with a liquidation preference of $50.0 million in 1991 in exchange for cancellation of $25.0 million of secured debt of the Company. Gould and an affiliated company received Series C through Series I Preferred Stock with a total liquidation preference of $370.0 million between 1991 and 1997 in exchange for cancellation of a total of $365.0 million of secured debt from the Company, and Gould exchanged the Series C Preferred Stock (which was mandatorily redeemable by the Company) for an equal number of shares of Series D Preferred Stock (which is not mandatorily redeemable). The remainder of the shares of Series B Preferred Stock held by Gould (which has a liquidation preference of $19.5 million) and of the Series D through I Preferred Stock held by Gould or its affiliate (which has a liquidation preference of $41.1 million) was issued in lieu of cash dividends on the already outstanding Series B and D through I Preferred Stock. In addition, Gould is entitled to dividends totalling $29.5 million as to which the Company has been unable even to issue additional Preferred Stock, because it has no surplus. Gould will waive the right to these dividends if it receives the full $60 million in redemption of its Series D through I Preferred Stock.

Even though the Sun Transaction will result in Gould and its affiliates' Series D through I Preferred Stock being redeemed for less than 15% of its liquidation preference (and less than 14% of the liquidation preference and unpaid dividends of all the Encore Preferred stock owned by them when the Asset Purchase Agreement was signed), Gould has taken a number of steps to help facilitate the Sun Transaction. These include (i) agreeing to convert its 73,641 shares of Series A Preferred Stock (each share of which has the same rights upon liquidation as 100 shares of Common Stock) and all its Series B Preferred Stock (with a total liquidation preference of $69,462,800) into a total of 28,737,269 shares of Common Stock and to vote those shares of Common Stock, together with 3,935,900 shares of Common Stock Gould already owns, in favor of the Sun Transaction, (ii) agreeing with Sun, among other things, to (x) indemnify Sun against losses due to breaches by the Company of representations and warranties or covenants in the Asset Purchase Agreement or losses relating to liabilities of the Company which are not assumed by Sun, (y) indemnify Sun against losses due to any claim by a shareholder, a creditor or a trustee in bankruptcy of the Company or an affiliate that the sale of the assets of the Storage Products Business to Sun constitutes a fraudulent conveyance, a fraudulent transfer or a preference under any applicable state or federal law, including the United States Bankruptcy Code, and (z) take all actions (including infusing additional capital into the Company) required to ensure that the Company remains solvent, and does not become the subject of an insolvency proceeding, for one year after completion of the Sun Transaction, (iii) agreeing to assign to Sun, at Sun's request, a license to use all the Company's technology, which the Company issued to Gould in 1991 in exchange for cancellation of $30.0 million of secured debt; and (iv) agreeing that if the Company is liquidated within two years after the Sun Transaction is completed, Gould will not receive any portion of the first $30 million of liquidating distributions to the holders of the Common Stock (even though it would then own approximately 49% of the outstanding Common Stock). Absent fraud or wilful misconduct on the part of Gould and subject to certain additional exceptions, Gould's liability for its indemnifications to Sun is limited to $185 million in the aggregate, $185 million as to losses from claims arising in the first year after completion of the Sun Transaction and $110 million as to losses from claims arising in the second year after completion of the Sun Transaction. Sun is not entitled to indemnification for losses regarding matters which (i) arise more than two years after completion of the Sun Transaction, (ii) are first asserted after the fourth anniversary of the closing of the Sun Transaction (with respect to claims of Gould fraud or wilful misconduct) or (iii) are first asserted after the third such anniversary (as to any other claims). There is no limit on Gould's agreement to ensure that the Company remains solvent and is not the subject of an insolvency proceeding within a year after completion of the Sun Transaction.

Because of Gould's very substantial exposure if the Company becomes insolvent within one year, and possibly within two years, after completion of the Sun Transaction (that two years being the period with regard to which Gould indemnified Sun), (A) Gould requested, and Kenneth Fisher, the Company's chief executive officer, and entities he controls (which own approximately 17.9 % of the outstanding Common Stock), agreed, that until the third anniversary of completion of the Sun Transaction or such earlier time as Gould ceases to own at least 35% to the outstanding Common Stock, Mr. Fisher and the entities he controls will vote for election of persons designated by Gould to two-thirds of the places on the Company's Board of Directors, and (B) Gould requested, and the Company agreed, that the Company's by-laws would provide that at least until the second anniversary of completion of the Sun Transaction, (i) a majority of the members of the Audit Committee of the Company's Board of Directors, including its chairman, will be directors designated by Gould, (ii) the Audit Committee will be able to veto the Company's expense and capital expenditure budgets, and must approve expenditures which exceed budgeted amounts by more than 5%, (iii) the Company's chief financial officer cannot be dismissed, and a new chief financial officer cannot be hired, without Audit Committee approval, and
(iv) the Company's Board of Directors cannot consider a proposal that the Company commence bankruptcy proceedings unless the Audit Committee has recommended the proposal. See "Use of Proceeds; Gould Agreement".

Benefits of the Sun Transaction to Affiliates
Certain affiliates of Encore may benefit from the consummation of the Sun Transaction. The consummation of the Sun Transaction will result in, among other things, Encore paying off the Gould Debt (estimated to be approximately $90 million at the time of the closing) which is owed to Gould, as a wholly-owned subsidiary of JEC. In addition, Gould and its affiliates' Series D through I Preferred Stock will then be redeemed by the Company (for less than 15% of its liquidation preference). Of the $185 million Cash Payment to be made by Sun, $90 million will be paid to Gould to pay off the Gould Debt and $60 million (of which $25 million will be paid at the closing and the balance will be paid by assigning to Gould the Company's right to receive the $35 million proceeds in July 1998) will be paid to Gould to redeem Encore Preferred Stock held by Gould. Thus, $35 million is expected to be left for the Company after making such payments to Gould. Pursuant to the Gould Agreement, and in exchange for Gould agreeing to take only $60 million for Preferred Stock having a liquidation preference over Common Stock of approximately $411 million, Mr. Fisher and Indian Creek are required to enter into the Voting Agreement so as to require Mr. Fisher and Indian Creek to vote their shares in favor of the Sun Transaction and in favor of the election of persons designated by Gould to two-thirds of the places on Encore's board of directors until the third anniversary of the Sun Transaction closing or such time as Gould ceases to own at least 35% of the outstanding Common Stock, whichever is earlier. The Company's by-laws are also required by the Gould Agreement to be amended with the result that (i) Gould would control the Company's Audit Committee which, in turn, controls the Company's expenditures, (ii) the Company's chief financial officer can not be dismissed, nor may a new chief financial officer be appointed without the approval of the Audit Committee and (iii) the Company's Board may not consider any proposal to commence voluntary bankruptcy proceedings unless the proposal has been recommended by the Audit Committee. The Gould Agreement also creates certain indemnification rights that Gould has against Encore. In addition, Gould will continue to have substantially the same demand and piggy-back registration rights under the Securities Act of 1933, as amended, with respect to its Common Stock which it had prior to the consummation of the Sun Transaction. See "APPROVAL OF SUN TRANSACTION -- Background and Reasons for the Sun Transaction" and "-- Use of Proceeds; Gould Agreement."

The consummation of the Sun Transaction will also trigger payments to be made to officers who are party to the Retention Agreements provided that such officers satisfy certain conditions set forth therein. The purpose of the Retention Agreements (and the primary condition that triggers such payment) is to provide incentive to the officers party thereto to remain with the Company through the later of (i) the closing of the Sun Transaction and (ii) January 1, 1998. The stockholders should be aware of the possible conflicts of interest that Kenneth G. Fisher and Roland H. Thomas, Jr. had when they voted in favor of the Sun Transaction in their capacities as directors of the Company. See "ELECTION OF DIRECTORS -- Executive Compensation."

Liquidation Analysis

Among the specific factors considered, the Board of Directors placed great weight on its concern as to the possible liquidation of the Company if the proposed Sun Transaction is not consummated. The Board of Directors believes that the Company has no alternative to liquidation if the proposed Sun Transaction is not consummated. This belief is based upon, among other things, Sun's stated unwillingness to enter into an OEM arrangement, Gould's stated unwillingness to provide additional funding to the Company and the Company's inability to secure alternative financing. For purposes of its analysis of a possible liquidation of the Company, the Board of Directors has assumed that if the Sun Transaction is not consummated the Company would seek relief under Chapter 7 of the United States Bankruptcy Code and the liquidation would be carried out by a court-appointed Chapter 7 Trustee.
The Company believes that without a committed funding source, a Chapter 7 bankruptcy may be the only alternative left to the Company.

On July 15, 1997, after soliciting proposals from two independent "Big-6" public accounting firms, the Company retained Price Waterhouse to assist management in the preparation of a liquidation analysis. The Company's selection of Price Waterhouse was based on, among other factors, its ability to assess the Company's technology and intellectual property from a valuation perspective and its experience and expertise in advising similar companies in similar situations. No relationship of any kind existed during the past two years between Encore or Encore's affiliates and Price Waterhouse (except for certain minor tax work undertaken by Price Waterhouse on behalf of JEC).

The Company and Price Waterhouse mutually agreed on the scope of the engagement, which included (i) a detailed review of the Company's assets and liabilities as reflected in the books and records of the Company, (ii) analysis of unrecorded and/or contingent assets and liabilities, (iii) an assessment of Encore's technology and intellectual property and (iv) any other analyses which may be required or helpful in evaluating Encore's liquidation value. No limitation was imposed on the scope of this effort by either party.

The Company's assessment of (i) values which could be realized upon liquidation of its assets and (ii) claims and expenses to be paid by the Company in the event of liquidation, was based on certain assumptions and estimates, each of which the Company believes to be reasonable under the circumstances outlined below. The liquidation analysis prepared by Price Waterhouse is attached as Exhibit C to this Proxy Statement and includes a list of the Company's key assumptions and a description of the valuation methodology. The Company's stockholders are urged to read the liquidation analysis in its entirety.

In all likelihood, however, if the Company were forced to liquidate its assets the actual amounts realized from liquidation and paid by the Company would vary from management's analysis as a result of differences in external and internal factors such as: the actual time period over which the liquidation occurred, the results of the Company's operations between the estimation date and the liquidation date, and changes in values which may occur based on overall economic factors, market conditions and/or competitive pressures. The actual amounts realized and payments required could be higher or lower than those presented in the liquidation analysis contained herein.

The liquidation analysis was prepared using financial information contained in the Company's books and records as of June 29, 1997, and its unaudited financial statements for the quarter then ended. This information is believed to be accurate but has not been audited by any third party and no independent accounting firm has expressed an opinion on such information or financial statements. Each asset and liability account was analyzed in sufficient detail to determine reasonable estimated realizable values. Inquiry was made of Company personnel and documents were reviewed in order to ascertain what, if any, off-balance sheet, unrecorded or contingent assets or liabilities might exist. Independent third parties were contacted to assist in the assessment of realizable values for certain assets such as inventory, land and buildings, machinery and equipment, furniture and fixtures, and intellectual property. Price Waterhouse also advised the Company on certain realizable values based on its experience with the liquidation of similar assets in similar situations.

Each subsidiary was analyzed separately and generally was assumed to be liquidated under applicable laws in each jurisdiction although it was not assumed that any foreign subsidiary would actually enter into a formal, court-supervised liquidation in its respective jurisdiction. The incremental costs associated with the liquidation, including Chapter 7 Trustee fees, professional expenses and other administrative expenses, were estimated and assumed to be paid prior to any distribution to secured or unsecured creditors and Preferred and Common stockholders. In general, the Company assumed that claims would be paid pursuant to the priorities and provisions of the United States Bankruptcy Code, consistent with how the Company has recorded such amounts historically, and without regard to any disputes which could arise as to claims classification, preferences, equitable subordination or administrative insolvency.

The liquidation analysis delivered by Price Waterhouse to the Company's Board of Directors provides that, as of June 29, 1997, the estimated liquidation value for the Company's assets is $24.4 million. The liquidation analysis further estimates that, from this liquidation value, $1.5 million would be paid as Chapter 7 Trustee fees and other professional fees and $22.6 million would be available for distribution to the Company's secured and unsecured creditors and Preferred and Common stockholders. However, since the liquidation analysis assumed that the Company has, as of June 29, 1997, $72.0 million in secured claims (which includes $71.4 million of Gould Debt), all remaining proceeds would be applied to these secured claims. Thus, according to this liquidation analysis, no funds would be available in a liquidation of Company assets to satisfy priority claims (such as employee claims), unsecured claims (such as trade payables) or Preferred and Common stockholder equity claims.

Opinion of Financial Adviser

Genesis was retained by the Company to render an opinion as to the fairness, from a financial point of view, to the Company of the Cash Payment to be
paid for the Storage Products Business in the Sun Transaction.   Except as
noted below, the Company did not impose any limitations upon Genesis with respect to the investigations made, the procedures followed or the opinion to be delivered by Genesis. Genesis was selected by the Board of Directors based upon the Board's view of Genesis' qualifications, expertise, experience and its commitment to provide timely service. When reviewing the factors considered by, discussions held by, and bases for the opinion of, genesis that are discussed below, stockholders should be aware that the extraordinary circumstances of the company (including the liquidity crisis caused by gould's stated intention to provide no additional capital and the lack of alternative financing sources, unsuccessful recent efforts to solicit third party indications of interest in either entering into an oem relationship with the company or acquiring the companY or the storage products business and the company's historical inability to run the storage products business profitably) caused many of the traditional valuation methodologies utilized by financial advisors to be of limited value. The opinion rendered by genesis therefore was based to an unusually large extent on qualitative factors relating to the company's and the storage products business' distressed financial condition and lack of prospects.

Genesis has delivered to the Board of Directors of the Company its written opinion dated July 14, 1997, that, as of such date, the Cash Payment to be paid for the Storage Products Business in the Sun Transaction is fair to the Company from a financial point of view. In rendering its opinion, Genesis considered a number of factors, as described therein, including (i) a review of the financial terms and conditions of the Asset Purchase Agreement, (ii) its analysis of certain historical business and financial information of the Company and the Storage Products Business, (iii) its review of certain forecasts and financial and other data relating to the Company's business and the Storage Products Business, and (iv) its review of public information with respect to certain other companies Genesis believed to be generally comparable to the Storage Products Business. Genesis also conducted discussions with senior management of the Company and Gould with respect to
(i) the Company's and the Storage Products Business' business and prospects,
(ii) recent efforts to solicit third party indications of interest in either entering into an OEM relationship with the Company or acquiring the Company or the Storage Products Business, (iii) the unwillingness of Gould to continue to provide financial support to the Company and (iv) the strategic rationale for the Sun Transaction and reasonably available alternatives. Further, Genesis compared the financial terms of certain business combinations and acquisitions involving lines of business that Genesis believed to be generally comparable to the Storage Products Business. Genesis' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion.

Genesis did not independently verify any of the foregoing information, and relied upon the accuracy and completeness of all information made available to Genesis by the Company or Gould, or otherwise reviewed by Genesis.
The following is a summary of the bases (in addition to the factors and discussions noted above) for the Genesis opinion as discussed by Genesis at the July 16, 1997 special meeting of the Board of Directors.

Financial Condition and Prospects. In rendering its opinion, Genesis reviewed and analyzed the historical and current financial condition of the Company and the Storage Products Business which included (i) an assessment of the Company's recent financial statements; and (ii) an assessment of the Company's liquidity and cash position, particularly in light of Gould's stated view that it would not provide additional funding to the Company and the lack of available alternative financing sources. This review indicated that the failure to enter into the Sun Transaction would most likely result in the bankruptcy of the Company.

Comparable Company Analysis. Genesis compared certain financial information relating to the Storage Products Business to certain corresponding information for a group of seven publicly-traded companies competing in the data storage marketplace (Amdahl Corporation, Cambex Corporation, Dataram Corporation, EMC Corporation, International Business Machines, DPL Systems, Inc. and Storage Technology Corporation and Cambex, Dataram and IPL Systems were deemed to be most relevant). Genesis observed that the ratio of the Cash Payment to the latest twelve months revenue of the Storage Products Business represented a significant premium to the analogous multiples for these comparable companies (30.4x as compared to 0.5x, 0.7x, 0.4x, 4.3x, 1.3x, 0.2x and 1.2x, respectively). Genesis also observed that multiples of earnings-related indicators were not meaningful due to the Storage Products Business's historical losses and that multiples of forward-looking financial indicators were not meaningful because no reliable projections of the Company's or the Storage Products Business' financial performance existed as a result of their liquidity crisis and lack of access to alternative sources of capital.

Discounted Cash Flow Analysis. Genesis advised the Board of Directors that a discounted cash flow analysis was not a meaningful indication of value for the Storage Products Business because of the tremendous uncertainty of the Storage Products Business's future cash flows in light of the stated intention of Gould not to provide additional funding and the complete lack of alternative sources of capital for the Company.

Historical Stock Price Performance. Genesis reviewed the daily closing per share market prices for the Company's Common Stock from July 5, 1996 to July 7, 1997. This information was presented only to give the Board of Directors background information regarding the stock price of the Company over the indicated period.

In rendering its opinion, Genesis was not requested to, nor did it, solicit third party indications of interest in acquiring the Company or the Storage Products Business. In addition, Genesis did not participate in the negotiation of the Asset Purchase Agreement or the Memorandum of Understanding dated May 27, 1997 between the Company and Sun. AS NOTED ABOVE, IN RENDERING ITS OPINION GENESIS RELIED TO AN UNUSUALLY HEAVY EXTENT ON QUALITATIVE FACTORS RELATING TO THE COMPANY'S AND THE STORAGE PRODUCTS BUSINESS' DISTRESSED FINANCIAL CONDITION AND LACK OF PROSPECTS. THE OTHER PRINCIPAL FACTOR THAT GENESIS WEIGHED HEAVILY WAS THE EXTENT TO WHICH THE MULTIPLE OF THE CASH PAYMENT TO THE STORAGE PRODUCTS BUSINESS LATEST TWELVE MONTHS' REVENUE EXCEEDED SUCH MULTIPLES FOR THE COMPARABLE COMPANIES DESCRIBED ABOVE. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholders' meeting held in connection with the Sun Transaction. The opinion assumes that the full amount of the Cash Payment for the Storage Products Business is paid by Sun when due. Genesis did not opine as to the Company's plans to use the proceeds from the sale of the Storage Products Business to pay Gould. The foregoing summary of the opinion summarizes all material information contained in the opinion, which is attached hereto as Exhibit B. The stockholders of the Company are urged to read the opinion in its entirety. Genesis has consented to the use of the opinion in this Proxy Statement.

Pursuant to an engagement letter, dated July 7, 1997, the Company has agreed to (a) pay Genesis a fee of $250,000, (i) $90,000 of which was paid upon the execution of such engagement letter, (ii) $80,000 of which was paid upon delivery of the Genesis opinion and (iii) $80,000 of which was payable upon the mailing of this Proxy Statement, (b) reimburse Genesis for its out-of-pocket expenses, including expenses of counsel, and (c) indemnify Genesis against certain liabilities, including liabilities arising out of applicable securities laws for the delivery of its written opinion with respect to the sale of the Storage Products Business. Genesis is a nationally recognized banking firm and, as part of its business, it is regularly engaged in the valuation of businesses in connection with mergers and acquisitions.

Use of Proceeds; Gould Agreement

At the closing of the Sun Transaction, the Company will receive $150 million in cash. Pursuant to the Asset Purchase Agreement, these proceeds will be deposited into an escrow account and used to pay the Gould Debt and Encore's indebtedness to its trade and other creditors as of the closing date. As of September 29, 1997, the Gould Debt was $84.7 million. Assuming a closing date of November 24, 1997, based upon the Company's anticipated cash requirements and borrowing needs until the closing it is expected that the Gould Debt will be approximately $93.7 million as of the closing date.
Gould has no contractual obligation to continue to provide financing to the Company until the closing but has informed the Company it is likely it will do so to the extent absolutely necessary to enable the Sun Transaction to close so long as Gould is convinced that the Sun Transaction will close. If at any time it appears to Gould that the Sun Transaction will not close, Gould has informed the Company that it will not provide financing for further operations of the Company. In addition, Gould has informed the Company that if the stockholders fail to approve the Sun Transaction, or if the stockholders meeting to approve the Sun Transaction is not held by November 30, 1997, Gould will not provide any financing to the Company after the date of the meeting, or after November 30, 1997 if the meeting is not held by that date. Gould has also indicated to the Company that it is not willing to modify the terms of the Gould Agreement or accept less than full satisfaction of the Gould Debt in connection with the Sun Transaction.
The Company anticipates that its indebtedness to trade and other creditors will be approximately $8.6 million as of the closing of the Sun Transaction. In addition, the Company expects to incur approximately $1.8 million in legal, accounting and other fees and expenses associated with the Sun Transaction and approximately $22.0 million in restructuring costs in connection with the Sun Transaction and the organization and operation of the Company following the Sun Transaction. These restructuring costs include approximately $11.4 million in employee severance and outplacement costs, $5.6 million in retention and incentive bonuses payable to employees of the Company (including $4.6 million pursuant to written agreements between the Company and each of approximately 49 employees and $1.0 million to be paid to certain key employees in the discretion of management), approximately $4.5 million in connection with the termination of certain office and equipment leases and approximately $500,000 in leasehold improvements at the Company's Fort Lauderdale facility to be leased from Sun. See "Business of Encore After the Sun Transaction".

Pursuant to the Gould Agreement, the Company has agreed to redeem all of the Preferred Stock held by Gould and EFI at the closing of the Sun Transaction for $60 million in cash, of which $25 million will be paid from the proceeds of the Sun Transaction to be paid into escrow at closing and the balance will be paid by assigning to Gould the right to receive the $35 million payment from Sun which is payable on July 1, 1998. The Preferred Stock to be redeemed from Gould has an aggregate liquidation preference over the Common Stock of approximately $411 million. An aggregate amount of $390 million of debt was cancelled by Gould in exchange for the issuance by Encore to Gould of Preferred Stock, and additional shares of Series B and Series D through I Preferred Stock were issued in lieu of cash dividends on such shares. The Gould Agreement was approved by the Company's Board of Directors at a special meeting held on July 16, 1997 attended by Messrs. Fisher, Thomas and Ferguson. Messrs. Fisher and Thomas voted in favor of the Gould Agreement. Mr. Ferguson, a representative of Gould, left the meeting before the vote was taken.

Under the Asset Purchase Agreement, Sun has the right to set off against the $35 million payment due on July 1, 1998, any amounts owed to Sun by Encore pursuant to its indemnification obligations under the Asset Purchase Agreement (see "The Asset Purchase Agreement"). If the amount paid to Gould by Sun on July 1, 1998 is less than $35 million due to the inaccuracy of any representation or warranty of Encore in the Asset Purchase Agreement, the failure by Encore to fulfill any obligation under the Asset Purchase Agreement, or any other act or omission of Encore, under the Gould Agreement Encore will be indebted to Gould for the amount by which such payment is less than $35 million. In addition, if the full $35 million is not paid to Gould by July 31, 1998, Gould will be entitled to receive from Encore shares of Series B, D, E, F, G, H and I Stock which represent accrued but unpaid dividends on Gould's Preferred Stock as of the date of closing of the Sun Transaction. As of the date of the Gould Agreement, the aggregate amount of these unpaid dividends was 349,471 shares of Series B through I Stock with an aggregate liquidation preference over the Common Stock of approximately $35 million. Assuming the Sun Transaction closes on October 31, 1997, these unpaid dividends will aggregate 426,784 shares as of the closing date with a liquidation preference of approximately $43 million. If the full $35 million is paid to Gould by July 31, 1998, Gould will waive its right to receive these accrued but unpaid dividends.

After payment of the Gould Debt, indebtedness to trade and other creditors, Sun Transaction costs, restructuring costs and the portion of the redemption price of the Gould Preferred Stock which is payable in cash at the closing, approximately $7.1 million (including $4.3 million in cash) are expected by Encore to constitute net proceeds from the Sun Transaction, which will be available to Encore as working capital to fund its operations following the Sun Transaction.

The Gould Agreement required the Company, Mr. Fisher and Indian Creek to enter into the Voting Agreement which, in addition to requiring Mr. Fisher and Indian Creek to vote their shares of Common Stock in favor of the Sun Transaction, requires them to vote in favor of the election of persons designated by Gould to two-thirds of the places on Encore's Board of Directors until the earlier of (x) the third anniversary of the closing of the Sun Transaction or (y) such time as Gould ceases to own at least 35% of the outstanding Common Stock. Pursuant to a Registration Rights Agreement entered into between Gould and the Company at the same time as the Voting Agreement (the "Registration Rights Agreement"), Gould continues to have substantially the same demand and piggy-back registration rights under the Securities Act of 1933, as amended, with respect to its shares of Common Stock which it had under a similar agreement with the Company which was superseded by the Registration Rights Agreement.

The Gould Agreement also required the Company to amend its By-Laws to provide that, at least until the second anniversary of the closing of the Sun Transaction: (i) a majority of the members of the Audit Committee of the Board, including the Chairman of the Audit Committee, will be directors nominated by Gould; (ii) the Audit Committee will have veto power over items in the Company's expense and capital expenditure budget, and actual expenditures may not exceed budgeted expenditures by more than 5% without prior Audit Committee approval; (iii) the Company's chief financial officer cannot be dismissed, nor may a new chief financial officer be appointed, without Audit Committee approval; and (iv) the Company's Board of Directors will not consider any proposal that the Company commence voluntary bankruptcy proceedings unless the proposal has been recommended by the Audit Committee. The Company's By-Laws have not yet been so amended. The Company intends to amend its Bylaws prior to, and contingent upon, the consummation of the Sun Transaction. Such amendment will be effected by a vote of a majority of the Company's Board of Directors, in accordance with Section 6.1 of such By-Laws. No stockholder vote will be obtained (nor is such a vote required) in connection therewith.

The Gould Agreement provides that Encore will indemnify Gould against any obligation Gould or JEC may have to make payments to Sun under either of the Inducement Agreements entered into by Gould and JEC pursuant to the Asset Purchase Agreement as a result of any act or omission of Encore including, but not limited to, the commencement by Encore of any insolvency proceeding or because Encore is or at any time becomes insolvent. See "The Asset Purchase Agreement."

In the Gould Agreement, Gould waived any right it may have as a holder of Common Stock to participate in the first $30 million which the Company may distribute to its stockholders as a liquidating dividend within two years after the date of the Gould Agreement. The Company also agreed to reimburse Gould for its out-of-pocket expenses incurred in connection with the preparation, negotiation, execution and delivery of the Gould Agreement, the Asset Purchase Agreement and all related documents.

The consummation of the transactions contemplated by the Gould Agreement (other than the conversion of shares referred to below) are contingent upon the consummation of the Sun Transaction. Thus, if the stockholders of Encore do not vote in favor of the Sun Transaction, or if the Sun Transaction fails to close for any other reason, the transactions contemplated by the Gould Agreement (other than the conversion of shares referred to below) shall not be consummated. In the event of the foregoing, Gould would retain its shares of Preferred Stock (other than shares of Series A and Series B Preferred which were converted into shares of Common Stock by Gould prior to the Record Date) and Encore would continue to be obligated to repay the Gould Debt. Under such circumstances, the Company believes that it would not be able to continue as a going concern. See "Approval of Sun Transaction -- Background and Reasons for the Sun Transaction."

Business of Encore after the Sun Transaction

Following the Sun Transaction, Encore's only active business will be its real-time business. However, Encore believes there are opportunities for it to use experience gained in developing its real-time products and its storage products to create software which will enable various types of standard computer hardware to be operated in clusters to create large capacity, high reliability versions of the computer hardware. As is discussed below, its Board of Directors will be considering whether Encore should (i) continue, and attempt to expand, its real-time business, (ii) attempt to develop and market clustering software for various types of computer hardware, or (iii) attempt to sell its real-time business and distribute the proceeds of that sale, together with the remaining proceeds of the Sun Transaction, to its stockholders as a liquidating distribution.

Encore's  Real-Time Business
Encore's real-time business consists of reselling Digital Equipment Corporation/Alpha and Intel/Pentium-based systems, which run UNIX with real-time enhancements or Windows NT software with hardware interconnect clustering technologies (e.g., Reflective Memory, Memory Channel). Encore sells these systems to customers in the aerospace, telecommunications, energy, utilities, process control, industrial automation and transportation industries. Over the last few years, Encore has sold a number of real-time enhancements and clustering interconnects in conjunction with high performance Digital Equipment Corporation ("DEC") UNIX Alpha systems characterized by either high performance Versa Module Europa ("VME"), VME high end Symmetrical Multi-Processor or 64-bit floating point intensive technical computing systems). Encore believes it can continue to resell DEC systems and provide integration systems with real-time enhancements to DEC customers, and that it may be able to partner with DEC on key opportunities.

During 1996, Encore had total revenues of $41 million from its real-time business, of which $21 million was from sales of systems and $20 million was from sales of services, primarily of systems sold before that year. During the first six months of 1997, Encore had total revenues from its real-time business of $13.3 million, of which $5.3 million was from sales of systems and the remaining $8 million was from sales of services. Sales of real-time systems in 1996 and 1997 were substantially below the peak rate of 1990, when sales of real-time systems totaled $133 million, in addition to sales of services of $82 million. Further, sales of real-time systems in the first six months of 1997 were 46% lower than during the same period of 1996. Because of the decline in sales of real-time systems, and the retirement by users of older Encore real-time systems, Encore's revenues from servicing real-time systems have been declining during the last several years.

In connection with the Sun Transaction, Sun has granted a license to Encore to create real-time products based upon the technology and intellectual property to be sold to Sun as part of the Storage Products Business; provided, however, that Encore is required to conduct its real-time business within the ambit of such license to the extent that any of the real-time business draws on such license. See "The Asset Purchase Agreement." Specifically, the license agreement provides that Sun will grant to the Company a non-exclusive, non-transferable, royalty free, worldwide license, under intellectual property rights in the technology sold to Sun as part of the Storage Products Business ("Licensed Materials"), to create and distribute real-time products based on the Licensed Materials for use by the Company in its real-time business, subject to certain limitations specified therein, but not for any other purpose. The license agreement also allows the Company to sublicense third parties to distribute such real-time products of the Company or incorporate such products into the third party's real-time products, subject to certain limitations. The Company also agrees not to use the Licensed Materials in any storage products or to compete with Sun's Storage Products Business, and to grant to Sun a non-exclusive, royalty-free, paid up, non-terminable, worldwide license under intellectual property rights in any derivative works created by Encore derived from the Licensed Materials, so long as Sun does not use this grant back license to create or distribute real-time products.
Historically, the Company has been dependent on the U.S. Government for more than 20% of the Company's sales. Following the consummation of the Sun Transaction, the Company will be even more dependent on the U.S. Government for sales due to the fact that most sales to the U.S. Government relate to the Company's real-time business. In recent years, the U.S. Government has been reducing its expenditures on the type of real-time products that the Company sells.

Clustering Software
A significant element of Encore's storage products technology that it is selling to Sun and of Encore's real-time technology involves the clustering of large numbers of standard, readily available, computer products. For example, Encore's storage technology makes large numbers of standard computer memories operate in tandem to provide vast amounts of storage capacity with exceptional reliability (including the ability to avoid system downtime by having the system replace malfunctioning individual memory units with other units in the cluster).

The same clustering techniques which Encore used in developing its storage products can be applied to many other types of computer hardware. The Company believes that there are significant opportunities in the areas of server clustering, true high availability systems and server-to-server networking. Of particular interest to Encore is the importance of clustering in the current effort by Microsoft Corp. ("Microsoft") to supplant UNIX/RISC-based systems with systems based on Microsoft's Windows NT.

Although Encore expects that Windows NT will outsell similar products offered by Microsoft's competitors, Encore considers current clustering initiatives for Windows NT to be inadequate. By leveraging the Company's clustering expertise, the Company believes it has a unique expertise to develop commercially-viable clustering software for Windows NT which could meet mission-critical enterprise class applications. Once developed, this software would be commercialized to replace proprietary hardware and configurations with standard commodity hardware and standard NT software interfaces combined with clustering software feature enhancements. The Company believes that this alternative will extend Windows NT's capabilities in clustering, true high availability and server-to-server networking.

Encore would not expect to manufacture computer hardware. However, it believes that by using the skills of some of the people who helped develop its real-time systems, but who are not joining Sun, Encore can develop clustering software which can be incorporated in, and marketed in connection with, Windows NT-based systems.

The Decision as to Encore's Future Course
The Company's Board of Directors has begun to study the options which will be available to Encore following the Sun Transaction. As noted above, those options will include (i) continuing, and attempting to expand, its real-time business, (ii) entering into the business of developing software for clustering various types of computer hardware using Microsoft's Windows NT, or (iii) selling the real-time business and distributing to the Company's common stockholders both the net proceeds of the sale of the real-time business and the proceeds of the Sun Transaction which remain after the restructuring costs and payments to Gould described above. Factors the Board of Directors will consider in deciding what the Company should do will include, among other things, (a) the actual and projected revenues and cash flows from continuing and expanding its real-time business, (b) the anticipated costs of developing clustering software, (c) the likelihood Encore would be able to distribute clustering software in a manner which would generate significant revenues and profits, (d) the amount of the proceeds of the Sun Transaction which are likely to be available to support future Encore activities, (e) the Company's ability to obtain debt or equity financing for future activities, (f) the price for which Encore's real-time business, and possibly other technology owned by Encore, could be sold and
(g) any other factors which, in the judgment of the Company's Board of Directors, may bear upon what future course is likely to be most beneficial to the Company and its stockholders.

Following the Sun Transaction, a majority of the members of the Company's Board of Directors will be designees of Gould. See "ELECTION OF DIRECTORS." While they will be obligated to make decisions in what they believe to be the best interests of all of the Company's stockholders, Gould may have interests which differ from those of many other stockholders, and those interests could affect the views of its designees on the Company's Board.
In particular, Gould has agreed (i) to maintain Encore's solvency for a one-year period following the closing of the Sun Transaction and (ii) if within two years after the closing of the Sun Transaction the Company or any of its affiliates or, under certain circumstances, their respective assigns commences an insolvency proceeding regarding Encore and the Sun Transaction is challenged in that proceeding, to indemnify Sun against any loss Sun may suffer as a consequence thereof. See "The Asset Purchase Agreement." This might lead Gould to oppose any activities by the Company which expose it to a significant risk of not being able to meet its liabilities, at least during the initial two years after completion of the Sun Transaction. On the other hand, Gould has agreed that if the Company is liquidated within two years after completion of the Sun Transaction, Gould, which will own approximately 49% of the outstanding Common Stock of the Company, will not participate in the first $30 million of liquidation proceeds which are distributed to the Company's stockholders. This would significantly favor other Common stockholders over Gould if the Company were liquidated in the near future.

Stockholders of the Company should also consider the following risk factors, among others, relating to the business of Encore after the Sun Transaction:
(i) the Company will be left with only the real-time business (unless and until it determines to enter the clustering software market), resulting in a change in the Company's primary business activities from the Storage Products Business to the real-time business; (ii) there is no assurance that the real-time business will operate profitably; (iii) there can be no assurance that Encore will be able to retain employees that would be critical to a clustering software initiative; (iv) there can be no assurance that any clustering software initiative would have access to sufficient amounts of funds; (v) there can be no assurance that any clustering software initiative would be successful; and (vi) none of the alternatives available to the Company (including a retention of the Storage Products Business or conducting the real-time business by itself or conducting the real-time business in combination with a clustering software initiative) is without substantial risk.

Accounting Treatment
For financial statement purposes, the Sun Transaction will be accounted for as an asset sale in which the Company will receive $185 million in return for transferring ownership of certain assets of the Storage Product Business and record a gain on the sale of such assets of approximately $150 million.

Tax Consequences

The Sun Transaction will be a taxable transaction requiring recognition by the Company of a taxable gain or loss measured by the difference between the amount realized on the sale of the assets of the Storage Products Business and the Company's adjusted basis in the assets. The Company currently anticipates that the Sun Transaction will result in a gain of approximately $150 million for federal income tax purposes. The Company intends to elect to recognize the entire gain in the year of disposition under Section 453(d) of the Internal Revenue Code. However, the Company expects that such gain will be almost entirely offset by existing net operating loss carry forwards of the Company. The Company may incur a minimum federal income tax liability as a result of the Sun Transaction, the amount of which the Company does not expect to exceed $1 million.

Under current law, the Sun Transaction will have no federal income tax consequences to the stockholders of the Company.

The Asset Purchase Agreement

This discussion of the Asset Purchase Agreement and of certain other agreements which are exhibits to the Asset Purchase Agreement and the following description of the principal terms of the Asset Purchase Agreement summarize all material information contained in the Asset Purchase Agreement. Copies of the Asset Purchase Agreement and such other agreements are attached to this Proxy Statement as Exhibit A and are incorporated herein by reference.

Assets to Be Sold
Pursuant to the terms of the Asset Purchase Agreement, Encore will transfer to Sun substantially all of the assets of the Storage Products Business, including, without limitation all of the following to the extent associated with, related to or used in connection with the Storage Products Business:
Encore's product line of storage devices, products, systems and subsystems; hardware; software; components; services; technology; utilities, tools and diagnostics; manufacturing rights; know how; vendor, supplier, prospect and customer lists; training materials, user guides and documentation; trademarks; intellectual property rights; rights under certain assigned contracts; inventory; real property (including Encore's facilities in Melbourne and Fort Lauderdale, Florida and two condominiums in Florida); equipment; licenses; permits; and goodwill associated with the Storage Products Business (collectively, the "Purchased Assets"). The Purchased Assets shall include such non-U.S. assets as Sun, in its sole discretion, elects to include. Encore's operations and assets located in France and related contracts (the "French Assets") are specifically excluded from the Asset Purchase Agreement but are being negotiated as a separate transaction (for no net additional consideration) in order to comply with certain notice requirements under French law. The Purchased Assets also do not include certain other assets, including without limitation all of Encore's cash, bank accounts and securities; accounts receivable; unbilled receivables; notes; insurance policies; claims for refunds of taxes; minute books; stock ledgers; assets of, or held by or with respect to any employee benefit plan; and all rights under the Asset Purchase Agreement and under any of the other agreements entered into in connection with the Sun Transaction; and contracts which Sun, in its sole discretion, elects not to assume.

The acquisition of the assets described above is subject to SMI's assumption of certain liabilities, including without limitation all of Encore's liabilities under those contracts assigned to Sun, but only to the extent that such liabilities arise, are incurred or require performance, subsequent to the closing date, and only to the extent that such liabilities do not arise as a result of Encore's breach of any such contract; and all of Encore's liabilities that are expressly assumed under any real property purchase agreements (collectively, the "Assumed Liabilities"). The Assumed Liabilities do not include any liability for payment of money, or taking of actions, after the closing with respect to obligations arising prior to the closing. SMI will assume no liabilities other than the Assumed Liabilities and Encore will remain responsible for any and all liabilities not assumed by Sun.

Purchase Price
Subject to Sun's set off rights, described below, the aggregate purchase price will be the sum of (i) the Cash Payment plus (ii) SMI's assumption of the Assumed Liabilities less (iii) in the event that the French Assets are transferred pursuant to a separate written agreement which may be denominated on a French Franc basis, the U.S. dollar equivalent of such French Franc sum. The Cash Payment will consist of (x) a payment at the closing of $150,000,000 (the "Closing Payment") to an escrow agent under an escrow arrangement pursuant to which the escrow agent will pay all of Encore's liabilities, debts, monetary obligations, and accounts or trade payables (collectively, the "Closing Debts") identified by Encore as of the closing date. Upon the receipt by the escrow agent of receipts executed by each creditor party stating that each Closing Debt has been paid in full, the escrow agent shall remit the remaining balance of the Closing Payment to the Company in cash by wire transfer of immediately available funds; and (y) the sum of $35,000,000 which shall be paid on July 1, 1998 (the "Second Payment") in cash by wire transfer of immediately available funds. The right to receive the Second Payment will be assigned by the Company to Gould. See "Use of Proceeds; Gould Agreement." Sun has indicated to the Company that it is not willing to increase the purchase price payable to Encore under the Asset Purchase Agreement.

Separate from the Closing Payment, in exchange for certain storage product units in the Company's inventory, Sun will pay to the Company at closing the sum of $3,000,000, less $200,000 for each unit sold by or for Encore prior to the closing date, and less certain specified types of losses or liabilities incurred, or estimated in good faith by Sun to be incurred, at any time prior to or after closing. In addition, Sun will pay to the Company a commission upon any sale of any of the thirteen storage product units that are at customer sites as of the closing date pursuant to the Company's "try and buy" program, which units are sold by or for Sun during the 180 day period starting the day after the closing date. Such commission shall equal 50% of the revenue actually collected by or for Sun with respect to any such units sold by or for Sun during the 180 day period.

Certain Representations and Warranties
Encore has made certain representations and warranties regarding Encore and the Storage Products Business which are customary in transactions such as the Sun Transaction, including, without limitation: the accuracy and completeness of its financial statements; the absence of certain changes in its business; its satisfaction and payment of all tax liabilities; its title to, and the condition of, the Purchased Assets; its compliance with certain government regulations; the validity and enforceability of the contracts to be assigned to Sun; Encore's relationship with its customers and suppliers; its compliance with the various laws governing pension and employee benefit matters; the Company's continued solvency; its intellectual property rights; and compliance with various environmental laws. To the extent that any of the representations and warranties prove to be inaccurate or untrue as of the date of the Asset Purchase Agreement and as of the closing date, Encore has agreed, subject to certain limitations and conditions contained in the Asset Purchase Agreement, to indemnify Sun against all resulting loss.

Certain Covenants
The Asset Purchase Agreement contains various covenants of Encore. Encore has agreed, among other things, that between the date of the Asset Purchase Agreement and the closing date of the Sun Transaction, Encore will: conduct the Storage Products Business in the ordinary course and consistent with Encore's past practices; not sell, transfer or otherwise dispose of any of the Purchased Assets except for sales of inventory in the ordinary course and in a manner consistent with past practices; use its best efforts to obtain all regulatory authorizations and consents to the performance of Encore's obligations under the Asset Purchase Agreement and any related agreements; and take such further actions as may be reasonably required to carry out the provisions of the Asset Purchase Agreement and any related agreements. Encore has also agreed to maintain the confidentiality of proprietary or confidential information constituting part of the Purchased Assets. Encore and Sun both agree to make all appropriate filings and to promptly provide such supplemental information as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

Encore has further agreed to be and remain solvent through the closing date of the Sun Transaction and to use its best efforts to remain solvent thereafter and to discourage and avoid, and to promptly dismiss and set aside, any involuntary petition by creditors or others to place Encore in any bankruptcy case or proceeding. Similarly, Encore has represented to Sun that Encore does not intend or expect to file or seek relief under the bankruptcy laws for a period of four years after the Closing Date. Separately, in the Gould/EFI Inducement Agreement among Sun, EFI and Gould, Gould has agreed to take any actions required to keep Encore solvent and out of bankruptcy proceedings, and to avoid taking any actions that would cause Encore to become insolvent or the subject of bankruptcy proceedings, in each case during the one year period following closing of the Sun Transaction. Encore and Gould have also separately agreed to indemnify Sun, subject to certain limitations, for breaches of these covenants and for damages resulting from certain other claims relating to the Sun Transaction that may be asserted in connection with a bankruptcy proceeding involving Encore.
The cumulative effect of these provisions may be to reduce the chances that Encore becomes subject to a bankruptcy proceeding, particularly during the first year following the closing of the Sun Transaction.

Non-competition
The Asset Purchase Agreement contains a non-competition covenant pursuant to which Encore agrees that it will not, for a period of five years after the closing of the Sun Transaction, within the United States or any other country or territory within which Sun, directly or indirectly, carries on or engages in business, operate, advise, lend funds to, invest in, or otherwise assist any entity to compete in any material respect with the Storage Products Business. In addition, for a period of three years after the closing date, Encore will not directly or indirectly solicit for employment any employee of Encore hired by Sun.

Manufacturing Commitment
Sun and Encore have agreed that, prior to the closing, Encore will manufacture units of storage products and source spares, to the extent requested by Sun so as to meet Sun's post-closing forecasted inventory and sales requirements. Sun will pay for parts needed by Encore to comply with this manufacturing commitment. If the Asset Purchase Agreement is terminated due to a material willful breach by Encore of its obligations thereunder or a failure by Gould, EFI, Indian Creek or Mr. Fisher to timely approve the Asset Purchase Agreement in their capacity as stockholders, then Sun will have no obligation to purchase from Encore or pay Encore for any such units or spares manufactured or sourced in accordance with this manufacturing commitment other than such number of units and/or spares as are required to ensure that the total demonstrated actual manufacturing costs to Encore relating to this commitment do not exceed $10,000,000. If the Asset Purchase Agreement is terminated for any other reason, Sun will purchase from Encore, at a mutually agreed purchase price, all such units and spares manufactured by Encore at Sun's request.

Employee Matters
Effective on the closing date, Sun shall offer to employ on an "at will" basis, subject to Sun's standard terms and policies of employment, those employees to whom Sun in its sole discretion elects to extend offers of employment. However, Sun is not obligated to offer employment to any employee. Such offers of employment as may be extended by Sun will be on the same basis of time commitment (full or part time) as such employee was employed by Encore immediately prior to the closing date. Encore will remain responsible for any employer or employment related obligations including without limitation, accrued personal time off, sick leave, bonuses and any obligations pursuant to Encore's employee benefit plans or government-mandated employee or employment-related payments. Encore intends to restructure the Company following the consummation of the Sun Transaction and, as a result, employee terminations will be necessary.

Conditions to the Sun Transaction
Consummation of the Sun Transaction is subject to satisfaction (or waiver by the party entitled to do so) of certain conditions as of the closing date, including, without limitation the following: the accuracy of the representations and warranties; the absence of any material adverse changes with respect to the Storage Products Business or with respect to the financial condition of Encore or Gould; the expiration of any waiting period and extensions thereof under the HSR Act; the absence of litigation which would adversely affect the Sun Transaction; the receipt of all required third party consents, including consents to the assignment of the intellectual property rights and the contracts to be assigned to Sun; the completion by Sun, to its satisfaction, of its due diligence review in connection with the Sun Transaction; the acceptance of employment with Sun by (i) at least seventy-five percent of the Encore employees to whom Sun extends offers of employment and (ii) 100% of the Encore employees on a list of key employees provided by Sun to Encore; and the approval of the Sun Transaction by the Company's stockholders.

Indemnification
The Asset Purchase Agreement contains indemnities for all losses arising out of the breach of any of Encore's representations and warranties, for breaches or violations of Encore's covenants under the Asset Purchase Agreement and for certain other matters. Encore is also required to indemnify Sun for all losses arising out of certain third party demands, claims, debts, suits and causes of action. Encore is not required to provide indemnification to Sun unless and until Sun's aggregate losses exceed $500,000 (the "Basket"), in which event Encore shall be liable for all losses, including all losses within the Basket; and the aggregate loss recoverable by Sun shall not exceed the Cash Payment (the "Cap"). Notwithstanding the foregoing, Sun shall be allowed to recover any loss arising from (i) the fraud or willful misconduct on the part of Encore, (ii) the failure of any representation or warranty of Encore under Article VII of the Agreement (relating to sales and use taxes arising from the Sun Transaction) to be true and correct as of the closing date of the Sun Transaction or (iii) the rescission of or injunction against any transaction contemplated by the Asset Purchase Agreement, and the Basket and Cap provisions will not be applicable in any such event. No claims for indemnification may be brought after the expiration of the legal statute of limitations applicable to the subject matter of the claim underlying the claim of indemnification. However, claims for indemnification arising out of certain of the representations and warranties of the Asset Purchase Agreement may not be brought after the fourth anniversary of the closing date.

Sun's Set-off Rights
Sun may offset any loss for which Sun is entitled to indemnification as a credit against its obligation to pay the Second Payment. In such case, Sun may withhold the applicable amount from the Second Payment. Sun may exercise its set-off right as described above even if the Basket is not yet exceeded, except in that case the Basket will be reset to $0. Sun is required to give written notice to Encore of its intent to withhold and set off any part of the Second Payment, following which Encore then has 30 days to object. If the parties cannot resolve a dispute as to whether the set-off is proper, the disputed amount, to the extent that it exceeds $500,000, will be placed in escrow for up to one year pending resolution of the dispute.

Termination
The Asset Purchase Agreement may be terminated, in certain specified circumstances, including (i) at any time prior to closing of the Sun Transaction by the mutual consent of Encore and Sun or (ii) by either Encore or Sun any time prior to closing if the other party commits a material breach of the Asset Purchase Agreement which is not cured within 30 days after notice thereof. The Asset Purchase Agreement may also be terminated by either Encore or SMI if the closing shall not have occurred prior to November 30, 1997; provided however, the right to terminate the Asset Purchase Agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the Asset Purchase Agreement shall have been the cause of, or shall have resulted in, the failure of the closing to occur prior to such date. In the event of termination, the Asset Purchase Agreement will become void and there will be no liability on the part of any of the parties except liability for any willful breach.

Expenses
The Asset Purchase Agreement provides that each party will pay all of the fees and expenses incurred by it in connection with the Asset Purchase Agreement, whether or not the closing occurs.

Transitional Support
SMI and Encore have agreed to negotiate, in good faith using all commercially reasonable efforts, an informal business arrangement between themselves, pursuant to which SMI would provide Encore with certain agreed upon support services such as MIS, telephone, telecommunications, manufacturing, engineering and other mutually agreed upon services for a period not to exceed one year following the closing of the Sun Transaction. A portion of Encore's Fort Lauderdale facility will be leased back to Encore by Sun following the closing for its ongoing operations. See "Business of Encore After the Sun Transaction."

SMI as Interim Sales Representative
Encore has authorized SMI to act as a sales representative for Encore storage products between the date of the Asset Purchase Agreement and the earlier of its termination or the closing date of the Sun Transaction. In this capacity, SMI is authorized, on behalf of Encore, to perform certain agreed upon activities. Upon the closing of the Sun Transaction, all such agreements entered into by Encore at the request of SMI, in its capacity as interim sales representative, will be assigned to SMI. If the closing fails to occur for any reason, then all such agreements and all liabilities and obligations thereunder will remain with Encore. To the extent that Sun determines in good faith that the foregoing right of SMI would be contrary to the requirements of the HSR Act, such right will not be enforceable until such HSR Act requirements have been satisfied.

Customer Service and Support
The Company and Sun have agreed to negotiate in good faith using commercially reasonable efforts an arrangement whereby Sun would provide customer service and support for customers of Encore's Storage Products Business following the closing of the Sun Transaction.

Technology License Agreement
At the closing of the Sun Transaction, Sun and the Company will enter a Technology License Agreement pursuant to which Sun will grant to the Company a non-exclusive, non-transferable, royalty free, worldwide license in the Licensed Materials sold to Sun as part of the Storage Products Business to create and distribute real-time products based on the Licensed Materials for use by the Company in its real-time business, subject to certain limitations specified therein, but not for any other purpose. The license agreement also allows the Company to sublicense third parties to distribute such real-time products of the Company or incorporate such products into the third party's real-time products, subject to certain limitations. The Company also agrees not to use the Licensed Materials in any storage products or to compete with Sun's Storage Products Business, and to grant to Sun a non-exclusive, royalty-free, paid up, non-terminable, worldwide license under intellectual property rights in any derivative works created by Encore derived from the Licensed Materials, so long as Sun does not use this grant back license to create or distribute real-time products. See "Business of Encore After the Sun Transaction." A copy of the Technology License Agreement is included as a part of Exhibit A to this Proxy Statement.

Inducement Agreements
As a material inducement and consideration for Sun to enter into the Asset Purchase Agreement and to pay the purchase price provided therein, and as a material condition precedent to Sun's obligations to consummate the Sun Transaction, Gould and EFI, on the one hand, and JEC, on the other hand, have respectively entered into inducement agreements with Sun (each, an "Inducement Agreement"), the principal terms of which are summarized below. Gould, EFI and JEC are collectively referred to as "Seller Parties." Sun, its affiliates, subsidiaries, successors, and assigns are collectively referred to as "Released Parties."

The Inducement Agreements contains provisions pursuant to which the Seller Parties forever release and absolutely discharge the Released Parties from, among other things, all claims, demands, liens, damages, actions and causes of action of every kind, whether known or unknown that the Seller Parties now have, or ever will have, in connection with the facts, circumstances and events relating to the Purchased Assets, or to any of the transactions contemplated by the Asset Purchase Agreement or any of the related agreements.

The Inducement Agreement entered into by Gould provides that Gould will take all actions (including without limitation, making continued capital infusions) as required to ensure that Encore remains solvent for a one-year period following the closing of the Sun Transaction. In connection therewith, Gould has agreed to indemnify the Released Parties for any loss the Released Parties may suffer if, within two years after the closing of the Sun Transaction, an insolvency proceeding regarding Encore is commenced by Encore, any of its affiliates or, under certain circumstances, their respective assigns and someone asserts in that proceeding that the Sun Transaction may be voided.

The Inducement Agreements contain provisions pursuant to which the Seller Parties waive any of the rights and benefits they may have under the statutory or nonstatutory laws of any jurisdiction which may tend to limit the effectiveness or enforceability of a general release as it relates to unknown claims. The Seller Parties have agreed not to sue or otherwise bring a claim against any of the Released Parties with respect to any of the released matters or with respect to any of the Purchased Assets.

In the Inducement Agreements, Gould, EFI and (except as to clauses (iv), (v) and (vi) below) JEC make a number of representations and warranties including, without limitation, that (i) each has all necessary power and authority to enter into, execute, and deliver the Inducement Agreement to which it is a party, (ii) the execution and delivery of the Inducement Agreement to which it is a party does not violate its certificate of incorporation, (iii) the execution, delivery and performance of the Inducement Agreement to which it is a party does not require any third party consent, (iv) its financial statements which were delivered to Sun are accurate, (v) Gould is solvent and reasonably expects to remain solvent for at least the four-year period commencing on the closing date of the Sun Transaction and (vi) to Gould's knowledge, all of the Company's representations and warranties contained in the Asset Purchase Agreement are true and correct as of the date of the Asset Purchase Agreement and will be true as of the closing of the Sun Transaction.

The Gould/EFI Inducement Agreement contains customary indemnities for misrepresentations and breaches thereof and for liabilities arising out of various events occurring prior to or after the date thereof. In addition, Gould agrees to indemnify Sun for any and all losses arising out the failure of any of Encore's representations and warranties under the Asset Purchase Agreement to be true and correct as of the date of the agreement and on the closing date of the Sun Transaction. Gould also agrees to indemnify Sun for the breach or violation of any of Encore's covenants under the Asset Purchase Agreement. Subject to certain limitations set forth in the Inducement Agreement, the aggregate loss recoverable against Gould by Sun under the indemnification provisions of the Inducement Agreement shall not exceed (i) $185,000,000 in the aggregate, (ii) $185,000,000 in the year ending on the first anniversary of the closing date of the Sun Transaction, and (iii) $110,000,000 in the year ending on the second anniversary of the closing date of the Sun Transaction. The Inducement Agreement sets forth certain other amplifications on liability for fraud and willful misconduct
on the part of Gould.   The Gould/EFI Inducement Agreement also provides
that Sun will have the right to have assigned to it, as of the closing of the Sun Transaction, Gould's rights under the Gould License.

Each of Gould and JEC have agreed to a non-competition covenant pursuant to which, for a period of five years from the closing date of the Sun Transaction, it will not carry on, or facilitate any other entity's efforts to carry on or engage in, the Storage Products Business within the United States or within any other country or territory within which Sun carries on in the Storage Products Business. Gould covenants further that it will not, for a period of three years following the closing date, solicit for employment any employee of Encore hired by Sun.

Vote Required; No Appraisal Rights

Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Common Stock represented at the meeting and voting on the Sun Transaction is required to approve the Sun Transaction. In addition, under Delaware law, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the Sun Transaction. As of the record date, Gould, Mr. Fisher and Indian Creek owned an aggregate of 55.9% of the outstanding Common Stock and, pursuant to a Voting Agreement dated as of October 30, 1997, have agreed to vote in favor of the Sun Transaction.

Under Delaware law, the stockholders of the Company are not entitled to any rights of appraisal in connection with the approval or the consummation of the Sun Transaction.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SUN TRANSACTION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SUN TRANSACTION.

Market Prices for the Company's Common Stock

The Company's Common Stock is traded over-the-counter. On May 27, 1997, the trading day immediately preceding announcement of the signing of a non-binding Memorandum of Understanding with respect to the Sun Transaction, the high and low bid prices for the Common Stock were $1.8125 and $1.687 per share, respectively. On July 17, 1997, the trading day immediately preceding announcement of the signing of the Asset Purchase Agreement, the high and low bid prices for the Common Stock were $.7813 and $.7188 per share, respectively. On October 30, 1997, the most recent practicable date prior to the printing of this Proxy Statement, the high and low bid prices for the Common Stock were $.5000 and $.4062 per share, respectively.

Selected Historical Financial Data

The following table sets forth certain selected historical consolidated financial data for the Company. The selected financial data for the five years ended December 31, 1996 are derived from audited consolidated financial statements of the Company for such periods. The financial data for the six months ended June 30, 1996 and June 29, 1997 are derived from unaudited financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. This table should be read in conjunction with the financial statements and other information included in the documents incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE") and the Pro Forma Consolidated Financial Statements included elsewhere herein (see "PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS"). All amounts are in thousands, except for per share data.

            Six Months Ended             For the years ended December 31,
           6/29/97    6/30/96    1996     1995       1994      1993      1992
              (Unaudited)

Net sales$ 15,687  $ 23,313  $ 47,627  $  49,328  $ 76,550  $ 93,532  $ 130,893

Operating
 loss    $(35,804) $(29,188) $(67,218) $ (77,796) $(50,848) $(62,085) $ (22,544)

Net loss $(39,827) $(30,608) $(70,732) $ (81,354) $(54,556) $(69,565) $ (32,522)

Preferred stock
 dividends
         $ 14,122  $ 11,996  $ 25,413  $  19,062  $ 13,987  $  9,185  $   4,471

Net loss applicable to common stockholders
         $(53,949) $(42,604) $(96,145) $(100,416) $(68,543) $(78,750) $ (36,993)

Net loss per common
 share   $  (1.44) $  (1.17) $  (2.61) $   (2.88) $  (2.05) $  (2.47) $   (1.21)

Weighted average shares of common stock outstanding
           37,347    36,552    36,810     34,923    33,391    31,909     30,535

Working capital(1)
         $(63,679) $(29,937) $(67,295) $   5,490  $ 20,237  $  3,499  $  14,270

Total
 assets  $ 53,826  $ 79,974  $ 69,256  $  72,537  $ 99,021  $ 84,070  $ 105,686

Short term debt (1)
         $ 57,213  $ 41,508  $ 72,841  $     171  $    171  $    197  $     193

Long term debt (1)
         $    414  $    566  $    476  $  40,812  $ 89,249  $112,919  $  66,413

Stockholders' equity
 (capital deficiency) (1)
         $(33,671) $  5,224  $(34,010) $   2,514  $(22,040) $(66,560) $     508

(1) During the six months ended June 29, 1997 and June 30, 1996 and the fiscal years 1996, 1995, 1994, 1993 and 1992, the Company exchanged indebtedness of $40,000,000, $35,000,000, $35,000,000, $105,000,000,
$100,000,000, $ 0 and $80,000,000, respectively, for Preferred Stock.

Selected Pro Forma Financial Data

Unaudited selected pro forma consolidated financial information for the six months ended June 29, 1997 and the year ended December 31, 1996 is set forth below. The pro forma amounts reflect the estimated effects of the Sun Transaction and the Gould Agreement described under "PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS." All amounts are in thousands except for per share data.

                                        Six Months       Year
                                          Ended          Ended
                                         6/29/97       12/31/96
                                       (Unaudited)   (Unaudited)

Net sales                            $    13,442    $    41,024
Operating loss                       $   (11,190)   $   (13,923)
Net loss                             $   (12,482)   $   (13,987)
Net loss per common share            $    (0.19)    $    (0.21)
Weighted average shares of common
 stock outstanding                        67,133         66,596
Working capital(1)                   $    31,990
Total assets(2)                      $   105,464
Short term debt                             -
Long term debt                              -
Stockholders' equity                 $    34,079

(1) Excludes the use of approximately $18,500,000 for repayment of additional funding under the Gould Debt for the period from June 29, 1997 through the date of closing.

(2)  Excludes the use of $41,700,000 associated with the following items:
(i) approximately $18,500,000 for repayment of additional funding under the Gould Debt for the period of June 30, 1997 through the date of closing; and
(ii) approximately $23,200,000 in restructuring costs in connection with the Sun Transaction and organization and operation of the Company following the Sun Transaction.

Unaudited Pro Forma Consolidated Financial Statements

The following unaudited Pro Forma Consolidated Financial Statements for the year ended December 31, 1996 and the six months ended June 29, 1997 give effect to the Sun Transaction and the Gould Agreement. The pro forma adjustments are based on available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with the December 31, 1996 audited Consolidated Financial Statements and the June 29, 1997 unaudited Consolidated Financial Statements of the Company incorporated herein by reference.

The unaudited Pro Forma Consolidated Balance Sheet and Pro Forma Consolidated Statement of Operations are necessarily based upon allocations, assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transaction on the historical financial statements. In addition, such pro forma statements should not be used as a basis for forecasting the future operations of the Company.

The pro forma adjustments made in the preparation of the unaudited Pro Forma Consolidated Balance Sheet assume that the Sun Transaction and the Gould Agreement had been consummated on June 29, 1997. The pro forma adjustments related to the unaudited Pro Forma Consolidated Statement of Operations assume that the Sun Transaction and the Gould Agreement had been consummated as of January 1, 1996.


               Unaudited Pro Forma Consolidated Balance Sheet
                         As of June 29, 1997

                                        Pro Forma Adjustments
                                         Increase/(Decrease)
                                        Sun            Gould         Pro
                        Historical      Transaction    Agreement     Forma

ASSETS

Current assets:
Cash and cash equivalents $    3,155   $ 153,000 (A) $ (71,439)(F) $ 55,116(H)
                                          (4,600)(B)   (25,000)(E)
Accounts receivable, less
 allowance                     8,009                                  8,009
Inventories                    9,475      (6,990)(A)                  2,485

Prepaid expenses and other
 current assets                1,351                                  1,351(I)

Total current assets          21,990     141,410       (96,439)      66,961

Due from Sun Microsystems       -         35,000 (A)                 35,000
Property and equipment, net   30,409     (27,995)(A)                  2,414
Other assets                   1,427        (338)(A)                  1,089

Total assets             $    53,826   $ 148,077     $ (96,439)   $ 105,464

LIABILITIES AND SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

Current liabilities:
Current portion of long term
 debt-related parties    $    57,061   $             $ (57,061)(F)$       0 (H)
Current portion of long term
 debt-other                      152        (152)(B)                      0
Accounts payable and accrued
 liabilities                  28,456        (933)(A)   (14,378)(F)   34,971
                                          (4,034)(B)
                                           3,860 (C)
Restructuring and other charges           22,000 (D)

Total current liabilities     85,669      20,741       (71,439)      34,971

Long term debt-other             414        (414)(B)                      0
Other liabilities              1,414                    35,000(E)    36,414

Total liabilities             87,497      20,327       (36,439)      71,385

Shareholders' equity (capital deficiency):
Preferred stock, $.01 par value;
authorized 10,000,000 shares:
Series A Convertible Participating Preferred,
  issued 73,641 shares in 1997 and 1996
                                   1                         (1)(G)       0

6% Cumulative Series B Convertible Preferred,
 issued 728,722 with an aggregate liquidation
 preference of $72,872,200
                                   7                         (7)(G)       0

6% Cumulative Series D through I Convertible
 Preferred, issued 4,110,478 with an aggregate
 liquidation preference of $411,047,800
                                  41                        (41)(E)       0

Common stock, $.01 par value; authorized
 200,000,000 shares; issued 37,559,976,
 pro forma 67,346,291
                                 376                        298 (G)     674
Additional paid-in capital   487,227                    (59,959)(E) 426,978
                                                           (290)(G)
Accumulated deficit         (521,323)     153,610 (A)              (393,573)
                                           (3,860)(C)
                                          (22,000)(D)

Total shareholders' equity
 (capital deficiency)        (33,671)     127,750       (60,000)     34,079
Total liabilities and
 shareholders' equity
 (capital deficiency)    $    53,826   $  148,077   $   (96,439)  $ 105,464

See accompanying notes to Unaudited Pro Forma Consolidated Balance Sheet.




           Unaudited Pro Forma Consolidated Statement of Operations
                        Year Ended December 31, 1996
                   (in thousands, except per share data)


                                     Pro Forma Adjustments
                                      Increase/(Decrease)

                                        Sun         Gould
                       Historical   Transaction   Agreement     Pro Forma
Net Sales:
Equipment             $  27,600    $  (6,603)(a)   $           $  20,997
Service                  20,027                                   20,027

Total                    47,627       (6,603)            0        41,024

Costs and expenses:
Cost of equipment
 sales                   35,786      (23,025)(a)                  12,761
Cost of service sales    17,822       (5,979)(a)                  11,843
Research and development 30,260      (16,946)(b)                  13,314
Sales, general and
 administrative          30,977      (13,948)(b)                  17,029

Total                   114,845      (59,898)            0        54,947

Operating loss          (67,218)      53,295                     (13,923)

Interest expense,
 related parties         (3,370)                     3,370(c)          0
Interest expense,
 mortgages                  (80)          80 (d)                       0
Interest expense, other     (70)                                     (70)
Interest Income             196                                      196
Other expense, net         (554)                                    (554)

Loss before income taxes(71,096)      53,375         3,370       (14,351)

Income tax benefit         (364)                                    (364)

Net loss             $  (70,732)    $ 53,375      $  3,370     $ (13,987)(g)

Loss per common share:
Net loss             $  (70,732)    $ 53,375      $  3,370     $ (13,987)
Preferred Stock dividends
                        (25,413)        -           25,413(e)
-
Net loss attributable
 to common
 shareholders        $  (96,145)   $  53,375     $  28,783    $  (13,987)

Net loss per common
 share               $   (2.61)                                 $   (0.21)

Weighted average
 shares of common stck   36,810                     22,422(f)     66,596

See accompanying notes to Unaudited Pro Forma Consolidated Statement of Operations.




           Unaudited Pro Forma Consolidated Statement of Operations
                      Six Months Ended June 29, 1997
                    (in thousands, except per share data)

                                       Pro Forma Adjustments
                                        Increase/(Decrease)

                                          Sun          Gould
                      Historical      Transaction    Agreement  Pro Forma

Net Sales:
Equipment             $  7,594     $   (2,245)(a)  $            $  5,349
Service                  8,093                                     8,093

Total                   15,687         (2,245)             0      13,442

Costs and expenses:
Cost of equipment sales 13,298         (8,397)(a)                  4,901
Cost of service sales    8,554         (3,311)(a)                  5,243
Research and developmt  14,421         (8,076)(b)                  6,345
Sales, general and
 administrative         15,218         (7,075)(b)                  8,143

Total                   51,491        (26,859)              0     24,632

Operating loss         (35,804)        24,614                    (11,190)

Interest expense,
 related parties        (2,697)                         2,697(c)       0
Interest expense,
 mortgages                 (34)            34 (d)                      0
Interest expense, other    (23)                                      (23)
Interest Income             61                                        61
Other expense, net      (1,163)                                   (1,163)

Loss before inc taxes  (39,660)        24,648           2,697    (12,315)

Provision for income
 taxes                     167                                       167

Net loss             $ (39,827)      $ 24,648        $  2,697  $ (12,482)

Loss per common share:
Net loss             $ (39,827)      $ 24,648        $  2,697  $ (12,482)

Preferred Stock
 dividends             (16,842)         -              16,842(e)     -

Net loss attributable
 to common
 shareholders        $ (56,669)      $ 24,648        $ 19,539  $ (12,482)

Net loss per common
 share                $  (1.52)                                 $  (0.19)

Weighted average shares
 of common stock        37,347                         22,422(f)  67,133


See accompanying notes to Unaudited Pro Forma Consolidated Statement of Operations.

Note: The results of operations for the six months of Fiscal 1997 are not necessarily indicative of the results to be expected for the full year.



NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(A) Represents $153,000,000 cash payment at the date of closing (consisting of a closing payment of $150,000,000 and $3,000,000 for certain storage product investments) and a $35,000,000 receivable from Sun Microsystems due July 1, 1998 as part of the Sun Transaction in consideration for substantially all of the assets associated with the Storage Products Business, detailed as follows (and shown at historical book values):

Storage product inventory                                        $    6,990,000
Property, plant and equipment including land and buildings           27,995,000
  located in Fort Lauderdale and Melbourne, Florida
Capitalized software purchased for internal use                         338,000

                                                                     35,323,000
Reversal of warranty reserves associated with the storage
 product inventory                                                     (933,000)

                                                                $    34,390,000

Gain on the sale of assets excluding Sun Transaction costs      $   153,610,000


(B) Represents the payment of all trade accounts payable and the balance of the mortgages on the buildings being sold as part of the Sun Transaction. Certain other liabilities may be required to be paid at the closing date.

(C) Represents reserve established for the payment of transaction costs associated with Sun Transaction.

(D) Represents estimated restructuring and other charges directly related to the Sun Transaction as follows:

Employee severance and outplacement costs                     $    11,400,000
Employee retention bonuses                                          4,600,000
Employee incentive bonuses                                          1,000,000
Costs associated with termination of European facility leases       4,400,000
Costs associated with termination of European automobile leases       100,000
Building rearrangement costs                                          500,000

                                                              $    22,000,000

The above was calculated as follows:

Severance and outplacement --Employee severance and outplacement costs are based on the assumption that of the 685 employees of the Company, 250 will be hired by Sun, 125 will be contracted by Sun, 56 will be retained by the Company and 254 will be terminated. The Company has agreed to pay the difference between the amount the contractors will receive from Sun at the end of their contract and the amount of severance they would be entitled to if they had been terminated, approximately $412,000. International severance ($3,155,000) is based on one year's salary and benefits for an estimated 40 employees. Domestic severance ($7,576,000) is based on average salary and benefits as well as length of service for 214 employees. Outplacement costs are estimated to be approximately $257,000 ($1,200 for each of the 214 domestic employees).

Employee retention -- Pursuant to written agreements between the Company and each of approximately 49 employees.

Employee incentive -- Payment to certain key employees at the discretion of management.

Termination of European facility leases -- Based on remaining lease terms and buy-out clauses associated with leased facilities at the Company's European offices.

Termination of European automobile leases -- Based on remaining lease terms on automobiles leased by the Company for European employees.

Building rearrangement -- Leasehold improvements to be made at one of the Company's Fort Lauderdale facilities which will be leased from Sun.

(E) Represents payment of $25,000,000 at the closing of the Sun Transaction and $35,000,000 payable due July 1, 1998 required by the Gould Agreement to retire the 6% Cumulative Series D, E, F, G, H and I Convertible Preferred Stock.

(F)  Represents cash payment of $71,439,000 to retire the Gould Debt.
(G) Represents the conversion of 73,641 shares of Series A Convertible Participating Preferred Stock and 728,722 shares of 6% Cumulative Series B Convertible Preferred Stock held by Gould into 29,786,315 shares of Common Stock pursuant to the Gould Agreement.

(H)  Excludes the use of $41,700,000 associated with the following items:
     (i) approximately $18,500,000 for repayment of additional Gould Debt for the period from June 29, 1997 through the date of closing; and
     (ii) approximately $22,000,000 in restructuring costs in connection with the Sun Transaction and organization and operation of the Company following the Sun Transaction.

(I) Excludes valuation of the royalty-free license agreement because the Company believes that future product revenues resulting from such license agreement will be immaterial in value relative to the projected product revenues, and short-term in duration. Also, the utilization of the license granted thereunder is dependent upon the Company's future course of operations, which is not yet determined.


Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a) Represents the reversal of storage product revenue and all cost of sales associated with the storage product including customer service support, which was provided to the customer at no charge.

(b) Represents the estimated portion of expenses incurred for the development of the storage product lines, based in part on the number of former Encore employees expected to be employed by Sun upon the consummation of the Sun Transaction, and actual sales expenses related to storage products. It is estimated that Sun will hire 132 development employees, 56% of those now employed by the Company. Development spending was reduced by this percentage. No amounts have been deducted for general and administrative expenses as none relate directly to the assets to be sold.

(c) Represents interest expense included in the Gould Debt, which will be retired with the proceeds of the Sun Transaction.

(d) Represents interest expense on the mortgages, which will be terminated as part of the Sun Transaction.

(e) Represents the reversal of dividends on preferred stock retired or converted to common stock pursuant to the Gould Agreement.

(f) Represents the Common Stock issued in the conversion of Series A and B Preferred Stock pursuant to the Gould Agreement.

(g) Excludes the gain on the sale of assets of $149,750,000 in connection with the Sun Transaction (including Sun Transaction costs).

Incorporation of Certain Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference into this Proxy
Statement:

    the Company's Annual Report on Form 10-K for the year ended December
31, 1996.

    the Company's 1996 Annual Report to Stockholders.

    the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997 and June 29, 1997.

The Company's 1996 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 29, 1997, are included with this Proxy Statement as Exhibits D and E, respectively. Any documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Company's Annual and Special Meeting of Stockholders shall also be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.



                             ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Company, the Board of Directors has fixed the number of directors at six (6). The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to elect as directors Messrs. Fisher, Thomas, Ferguson and Fedor, each of whom is currently a director and Messrs. Rich and Veysey, unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. Pursuant to the Voting Agreement, Gould, Mr. Fisher and Indian Creek which hold, in the aggregate, 55.9% of the outstanding shares of Common Stock, have agreed to vote their shares for the election of Messrs. Fedor, Ferguson, Rich and Veysey, each of whom is a nominee of Gould.

Each director will be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. If one of the nominees becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after September 29, 1997 by exercise of outstanding stock options, which he reported were beneficially owned by him as of September 29, 1997, and the percentage of all outstanding shares of Common Stock and equivalents owned by him on such date.

                                   Common Stock       Percentage of
Name, Age, Principal              and Equivalents     Common Stock
Occupation, Business               Beneficially      and Equivalents
Experience and Directorships          Owned            Outstanding

Kenneth G. Fisher, age 66         7,305,006 (1)        17.9% (1)

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.

Rowland H. Thomas, Jr., age 61     1,750,750 (2)      4.5% (2)

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently also serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In February 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to February 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.

Robert J. Fedor, age 56                0 (3)          * (3)

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.

C. David Ferguson, age 55         12,304 (3)          * (3)

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.

Thomas N. Rich, age 45                 0 (3)           * (3)

Mr. Rich is presently Vice President-Finance and Corporate Controller at Gould, a position he has held since July 1994. From December 1991 to July 1994, he was Vice President-Corporate Controller at Gould. Prior to assuming that position, Mr. Rich was Vice President-Financial Controller since joining Gould in July 1990. From 1973 through June 1990, Mr. Rich was employed at Ernst & Young, an international professional services firm. He holds a B.A. degree in Accounting from Duke University.

Michael C. Veysey, age 53            300              * (3)

Mr. Veysey has been a member of Gould's Board of Directors since July 1992. He is presently Senior Vice President, General Counsel and Secretary at Gould, a position he has held since July 1992. From January 1989 to July 1992, he was Vice President, General Counsel and Secretary at Gould. Prior to assuming that position, Mr. Veysey had various positions in Gould's Law Department since 1980. Mr. Veysey holds a J.D. degree from Boston College Law School.

______________
*Less than 0.1%.

(1) Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,301,062 shares which may be acquired by Mr. Fisher within 60 days after September 29, 1997 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 1,049,046 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek.

(2) Includes 500 shares owned by Mr. Thomas' wife and 1,656,000 shares which may be acquired by Mr. Thomas within 60 days after September 29, 1997, by exercise of stock options.

(3) Mr. Ferguson and Mr. Veysey are officers and directors, and Dr. Fedor and Mr. Rich are officers, of Gould which beneficially owns 128,651,444 shares or 66.4% of the Company's outstanding Common Stock and equivalents. Mr. Veysey is also an officer and director of EFI, which beneficially owns 30,497,969 shares or 15.7% of the outstanding Common Stock and equivalents. During the fiscal year ended December 31, 1996, the Board of Directors held four meetings. All directors attended 100% of the meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has a standing Audit Committee, the membership of which in 1996 consisted of Mr. Anderson and Dr. Fedor. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 15, 1997 in connection with the Company's audit for the fiscal year ended December 31, 1996. During the fiscal year ended December 31, 1996, the Audit Committee held four meetings. See "Approval of Sun Transaction - Use of Proceeds; Gould Agreement") for a discussion of certain changes to the Company's By-Laws relating to the composition and authority of the Audit Committee effected pursuant to the Gould Agreement.

The Board of Directors also has a Compensation Committee, which in 1996 consisted of Messrs. Fisher, Anderson and Ferguson. The principal responsibilities of the Compensation Committee are to (i) function as a stock option committee with respect to the Company's stock option and stock purchase plans, except for the granting of options to officers who are also Directors, which is administered by the Directors Options Committee (consisting of Messrs. Anderson and Ferguson), and (ii) make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs. During the fiscal year ended December 31, 1996, the Compensation Committee held four meetings. The Board of Directors does not have a Nominating Committee.

Mr. Daniel O. Anderson was a member of the Board of Directors from May 1987 through April 25, 1997. During the fiscal year ended December 31, 1996, Mr. Anderson was a member of the Audit Committee and Chairman of the Compensation Committee. Effective April 25, 1997, Mr. Anderson resigned as a member of the Board of Directors.


Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Fisher, Mr. Anderson and Mr. Ferguson served as members of the Compensation Committee during 1996. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 63.7% of the Company's Common Stock and equivalents.

Mr. Fisher's base salary was not increased, and no incentive payments were made to him, in 1996, but he was granted 152,200 stock options in 1996 in accordance with the Board's established guidelines. In May 1997, the Company entered into Retention Agreements with 49 key employees, including Mr. Fisher, to provide additional incentives for these employees to remain employed by the Company and to assist the Company in its efforts to seek a sale or merger of the Company, a joint venture with a strategic partner or substantial new investment in the Company. Mr. Fisher is entitled to receive $566,525 under this Retention Agreement provided that the conditions for payment are satisfied. In July 1997, the Company's Board approved a one-year employment contract with Mr. Fisher, as Chief Executive Officer of the Company, to take effect upon the closing of the Sun Transaction. Under that contract, Mr. Fisher's base salary will be equal to his current base salary.

In April 1996, Gould, the company for which Mr. Ferguson serves as a director and President and Chief Executive Officer, cancelled $35 million of indebtedness owed to it by the Company in exchange for 350,000 shares of the Company's Series H Stock with a liquidation preference of $35,000,000. In March 1997, Gould exchanged $40,000,000 of indebtedness owed to it by the Company for 400,000 shares of the Company's Series I Stock. Also in March 1997, the maximum amount of the borrowing facility between Gould and Encore was increased to $80 million.

Encore has agreed to pay off the Gould Debt with proceeds from the Sun Transaction. In addition, all of the Preferred Stock held by Gould and EFI will be redeemed by the Company upon the closing of the Sun Transaction for $60 million in cash, of which $25 million will be paid from the proceeds of the Sun Transaction at the closing and the balance will be paid by assigning to Gould the right to receive the $35 million payment from Sun which is payable on July 1, 1998. The Preferred Stock to be redeemed from Gould has an aggregate liquidation preference over the Common Stock of approximately $411 million.

Executive Compensation

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1996 was as follows:


Summary Compensation Table

          Annual Compensation
                                                        Long Term
                                                       Compensation
                                                          Awards:
                                                          Number     All
Name and                            Other     Other      of Shares  Other
Principal                           Annual    Annual     Underlying Compen-
Postitions         Year     Salary  Bonus  Compensation  Options(3) sation(2)

                                                   (1)
Kenneth G. Fisher  1996  $ 340,000   $       0   $     0  952,200     $    0
Chairman of the    1995    340,000           0         0  196,900          0
Board and Chief    1994    340,000           0         0  103,300      1,234
Executive Officer

Rowland H. Thomas  1996  $ 265,000   $  26,095   $     0  302,800     $    0
President and      1995    265,000      26,850         0  113,600          0
Chief Operating    1994    264,617      36,833         0   59,600        728
Officer

Robert A. DiNanno  1996  $ 187,500   $  25,835   $     0   75,800     $    0
Vice President and 1995    175,000      25,075         0   46,300          0
General Manager,   1994    175,000      39,644         0   20,000        676
Global Customer
Operations

Charles S. Namias  1996  $ 151,107    $ 19,830   $ 2,000   39,800     $    0
Vice President,    1995    150,000      19,825     4,800   46,300          0
Corporate Alliances1994    136,154      70,844     4,800  105,000        608

Ziya Aral          1996  $ 150,000    $ 19,830   $     0   35,800   $ 80,000
Vice President,    1995    150,000      19,700         0   46,300          0
Chief
Technical Officer  1994    149,229      35,145         0  290,000          0


(1) Amounts paid to Mr. Namias consist entirely of an allowance for business-related automobile expenses.

(2) All Other Compensation for 1994 consists of earnings associated with the individual's participation in a company-paid sales award trip. Mr. Aral received an $80,000 loan from the Company on September 23, 1996. The note carries an annual interest rate of 6% and is due and payable on September 22, 1999.

(3) Includes 800,000 shares for Mr. Fisher, 215,000 shares for Mr. Thomas, 40,000 shares for Mr. DiNanno and 4,000 shares for Mr. Namias which were originally granted in 1991 and were scheduled to expire in 1996 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented each from exercising their options. Accordingly, the Board of Directors approved an extension of the expiration date to year 2000. The extensions has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price.

The following table sets forth the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after September 29, 1997 by exercise of outstanding stock options, which are beneficially owned by executive officers of the Company named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of September 29, 1997 along with the percentage of all outstanding shares of Common Stock and equivalents owned by each executive officer and director on such date.


                                               Common Stock     Percentage of
                                              and Equivalents    Common Stock
                                               Beneficially    and Equivalents
Name                                              Owned         Outstanding(1)

Kenneth G. Fisher                              7,305,006(1)         17.9%
Chairman of the Board and Chief Executive Officer

Rowland H. Thomas                              1,750,750(2)          4.5%
President and Chief Operating Officer

Robert A. DiNanno                                405,389(3)          1.1%
Vice President and General Manager Global Customer Operations

Charles S. Namias                                351,638(4)           .9%
Vice President Corporate Alliances

Ziya Aral                                        496,593(5)          1.3%
Vice President and Chief Technical Officer

Total directors & executive officers as a group (9 people)
                                              11,461,037(6)         26.2%


(1) Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,301,062 shares which may be acquired by Mr. Fisher within 60 days after September 29, 1997 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 1,049,046 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek.

(2) Includes 500 shares owned by Mr. Thomas' wife and 1,656,000 shares which may be acquired by Mr. Thomas within 60 days after September 29, 1997, by exercise of stock options.

(3) Includes 402,799 shares which may be acquired within 60 days after September 29, 1997, by exercise of stock options.

(4) Includes 266,724 shares which may be acquired within 60 days after September 29, 1997, by exercise of stock options.

(5) Includes 458,349 shares which may be acquired within 60 days after September 29, 1997, by exercise of stock options.

(6) Includes 6,191,930 shares which may be acquired within 60 days after September 29, 1997, by exercise of stock options and 1,049,046 shares of Common Stock issuable upon conversion of the shares of Series B Stock held beneficially by Mr. Fisher.

During May 1997, the Company entered into retention agreements ("Retention Agreements") with 49 key employees in order to provide additional incentives for those employees to remain employed by the Company and to assist the Company in its efforts, together with its investment bankers, to seek a sale or merger of the Company, a joint venture with a strategic partner or substantial new investment in the Company. See "APPROVAL OF SUN TRANSACTION
- Background and Reasons for the Sun Transaction." The amounts payable pursuant to the Retention Agreements range from 50% to 100% of the employee's annual compensation. Such amounts are payable 50% on the closing of the Sun Transaction and 50% on the later of 90 days thereafter or January 1, 1998 if the employee is, on the later of the closing of the Sun Transaction or January 1, 1998, then employed by the Company or has been terminated prior thereto without cause or resigned prior thereto with good reason. Messrs. Fisher, Thomas, DiNanno, Namias and Aral are entitled to receive $566,525, $398,750, $275,000, $218,835 and $217,685, respectively, under their Retention Agreements assuming the conditions for payment are satisfied.

On July 17, 1997, the Board of Directors approved a one-year employment contract with Mr. Fisher as Chief Executive Officer of the Company to take effect upon the closing of the Sun Transaction. Under the contract, Mr. Fisher's base salary will be equal to his current base salary. The Board of Directors shall have the right to terminate the contract at any time if the Company requests any funding from Gould or if the Company is sold. If Mr. Fisher resigns voluntarily during the term of the contract, he will be obligated to reimburse the Company for all base salary and other compensation paid to him under the contract.

The following table shows, as to those executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Company's Long-Term Performance Plan during fiscal 1996, and the potential realizable value of those shares assuming certain annual rates of appreciation in the price of the Company's Common Stock.


Option Grants for the year ended December 31, 1996

       Individual Grants                                 Potential Realizable
                                                         Value at Assumed Annual
                 Number    % of Total                     Rates of Stock Price
                of Shares   Options                        Appreciation for
                Underlying  Granted                          Option Term
                 Options   in Fiscal  Exercise  Expiration
Name             Granted      Year   Price/Share   Date         5%       10%

Kenneth G. Fisher  152,200    8.5%   $2.8750    6/24/2006  $275,191  $697,363
                   800,000   44.8%    2.0000    1/21/2000   344,800   742,560

Rowland H. Thomas   87,800    4.9%    2.8750    6/24/2006   158,750   402,290
                   215,000   12.0%     .8125    1/21/2000    37,645    81,072

Robert A. DiNanno   35,800    2.0%    2.8750    6/24/2006    64,730   164,032
                    40,000    2.2%     .8125    1/21/2000     7,004    15,083

Charles S. Namias   35,800    2.0%    2.8750    6/24/2006    64,730   164,032
                     4,000     .2%     .8125    1/21/2000       700     1,508

Ziya Aral           35,800    2.0%    2.8750    6/24/2006    64,730   164,032


As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the Common Stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

The following table provides information on option exercises in 1996 by the named executive officers and the value of such officers' unexercised options as of December 31, 1996.



Aggregate Option Exercises in the year ended December 31, 1996 and Option Values as of December 31, 1996

                                                 Number of         Value of
                                                  Shares          Underlying
                                                Unexercised      In-the-Money
                                                Options at        Options at
                  Number of                       12/31/96         12/31/96
                Shares Acquired     Value       Exercisable/      Exercisable/
Name              on Exercise      Realized    Unexercisable     Unexercisable

Kenneth G. Fisher         0       $      0    2,213,788/338,612    $325,000/$0
Rowland H. Thomas         0              0    1,619,850/181,150    $405,625/$0
Robert A. DiNanno   229,790        466,611      388,062/ 72,238    $113,300/$0
Charles S. Namias    12,000         21,000      235,737/120,363     $32,750/$0
Ziya Aral                 0              0      423,612/193,488     $56,250/$0




Report of the Compensation Committee on Executive Compensation

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

    to provide compensation that is competitive with other high technology companies that are of similar size to Encore with similar products and markets;

    to provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the stockholders' short and long-term interest; and

    to provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs are designed to address the above considerations and consist of three major components.

Base Salary

For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the Company's long-term success. The Committee also considers the Company's location outside of traditional labor markets for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives' base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The Committee derives competitive data representing the high technology and computer products sectors from an independent compensation consultant, Towers Perrin. The Committee believes that most of the companies in the S & P Computer Systems Index, which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

1996 executive base salaries were below the above policy. None of the named executives' base salaries or incentive bonus targets were increased in 1996, with the exception of R. DiNanno. Mr. DiNanno's base salary and bonus were increased in conjunction with a significant increase in his responsibilities.

Annual Incentives

All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% (or, with respect to the Retention Agreements, from 15% to 55%) of executives' base salaries and are based on median bonus levels observed in other high technology and computer-related companies. Target award levels are structured so that at those levels, executives' total cash compensation (base salary plus annual incentive) would be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. Functional goals include activities aimed at achieving revenue, bookings, expenses, schedule targets, etc. Teamwork goals include joint, cross-functional activities and projects. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1996 the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1996 reflect the attainment of individual functional and teamwork goals.

Long-Term Incentives

The Committee believes that stock-based incentives provide the strongest link between the rewards earned by executives and the returns generated for stockholders. The Committee also believes that providing the potential for significant share ownership helps focus executive behavior on the long-term growth and strength of the organization. As such, the Committee has made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of stockholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer-related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it feels appropriate to recognize significant individual accomplishments. In 1996, the Board granted 347,400 options to the named executives in accord with the pre-established guidelines.

The Committee feels that it is quite important that executives have a significant personal investment in the Company. As such, the Committee has also adopted formal stock ownership guidelines for the CEO and other executive officers who report directly to the CEO. The Committee believes that requiring executives to maintain a certain ownership interest in the Company complements the existing long-term incentive program in that once stock options are exercised, there is an added emphasis on retaining exercised shares and further enhancing stockholder value. The specific guidelines require that, by April, 1997, the CEO acquire and maintain ownership of Company stock with a value equal to two times his current base salary; direct reports to the CEO are required to acquire and maintain ownership of Company stock with a value equal to at least one-half their current base salaries. The Committee is pleased to report that at the end of 1996 the CEO had far exceeded his ownership requirement, and three of the other named executives have met the requirement.

Compensation for Mr. Fisher

Mr. Fisher's base salary was not increased in 1996. Mr. Fisher's base salary is positioned below the market average of other high technology and computer-related companies of similar size to the Company. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if, and only if, the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures stockholders that an incentive payment will be made to Mr. Fisher only if the Company is profitable. In addition, this approach provides a consistent incentive to maximize profit each quarter. No incentive payments were made to Mr. Fisher in 1996.

The Committee granted 152,200 stock options to Mr. Fisher in 1996 in accord with the Board's established annual guidelines. Mr. Fisher continues to have a significant personal investment in the Company and he is well motivated to increase the overall value of the Company and to generate returns on behalf of all stockholders.

Other Compensation Matters

The Committee continues to evaluate the potential impact of the $1 million dollar deduction limitation on executive pay for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The 1995 Stock Option Plan, approved by the stockholders at the 1995 annual meeting, is a performance-based plan, and therefore, any gains on stock options will not be subject to the $1 million dollar limit. The Committee believes this action adequately protects the deduction for executive compensation at the current time. The Committee will continue to evaluate the Company's potential exposure to the deduction limitation on an annual basis.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide attractive features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.

The Compensation Committee
of the Board of Directors

C.D. Ferguson
K.G. Fisher


Comparison of Five Year Cumulative Total Stockholder Return Among
Encore Computer Corporation, the NASDAQ Market Index and the
NASDAQ Computer Index

The following chart depicts the Company's performance for the five year period ending December 31, 1996, as measured by total stockholder return on the Company's Common Stock compared with the total return of the NASDAQ Market Stock Index and the NASDAQ Computer Stock Index.

    This chart assumes an investment on December 31, 1991 of $100 in the Company's Common Stock, the NASDAQ Market Stock Index and the NASDAQ Computer Stock Index. See table below:

Year                   1991      1992      1993      1994      1995      1996

The Company            $100      $162      $446      $385      $238      $146
NASDAQ Market Index    $100      $116      $134      $131      $185      $227
NASDAQ Computer Index  $100      $108      $114      $138      $211      $260

The Report of the Compensation Committee on Executive Compensation and Comparison of Five Year Cumulative Total Stockholder Return above shall not be deemed to be "soliciting material" or be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.

Director Compensation

The Board of Directors has fixed the compensation of non-officer directors at $2,500 per regular board meeting attended. No compensation is paid for special meetings held by telephone conference. A total of $10,000 was paid to Mr. Anderson for meetings attended during fiscal 1996. Mr. Ferguson and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.

Certain Relationships and Related Transactions

Financing by Gould

During 1996, the Company recorded significant quarterly operating losses. Additionally, due to the operating losses incurred, the Company was unable to generate sufficient levels of cash through operating activities to fund the business. Cash requirements were provided by additional borrowings made under a credit facility with Gould. Gould has provided the Company with its loan facility since 1989.

On April 16, 1996, Gould canceled $35,000,000 of indebtedness owed to it by the Company under the Credit Agreement in exchange for 350,000 shares of the Company's Series H Stock with a liquidation preference of $35,000,000. The Series H Stock carries a 6% cumulative annual dividend requirement payable quarterly which the Company can accumulate or pay in additional shares of preferred stock (valued at its liquidation preference) until the Company's stockholders' equity exceeds $50,000,000. The Series H Stock is convertible, at the holder's option, into the Company's Common Stock at $3.25 per share only (a) if the stockholder is a United States citizen or a corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering. The Series H Stock is convertible, at the Company's option, if the price of the Common Stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Preferred Stock would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Preferred Stock would be converted. The Series H Stock is senior in liquidation priority to all other classes of the Company's Preferred and Common Stock and is redeemable by the Company at any time for cash equal to the liquidation preference plus accumulated dividends.

In conjunction with the above described exchange, the Company and Gould also entered into an Amended and Restated Credit Agreement (the "Amended Agreement"). The Amended Agreement provided the Company with a committed borrowing facility of $65,000,000. On October 31, 1996, the Company's borrowings under the Amended Agreement exceeded the maximum allowed by the terms of the Amended Agreement. Subsequent to October 31, 1996, Gould allowed the Company to borrow funds in excess of the Amended Agreement's maximum limit to fund its daily operations and during the fiscal fourth quarter the Company began negotiations with Gould to significantly recapitalize the Company. As of December 31, 1996 the Company had incurred borrowings under the Amended Agreement of $72,659,000.

On January 9, 1997, the Company and Gould agreed to further amend the credit agreement to increase the maximum amount of the borrowing facility to $80,000,000. On March 19, 1997, Gould exchanged $40,000,000 of indebtedness owed to it by the Company (the "Canceled Debt") for 400,000 newly-issued shares of the Company's Series I Stock. The Canceled Debt had, prior to the closing date, represented a portion of the indebtedness owed by the Company to Gould under the Amended Agreement.

The principal terms of the Series I Stock are as follows:

(a) holders of such shares are entitled to receive, when, as and if declared by the Company's board of directors, an annual dividend per share equal to $6.00; provided, however, that if the number of authorized shares of Common Stock of Company is not increased to at least 300,000,000 on or prior to July 15, 1997, extended to November 30, 1997 by agreement with Gould then such dividend per share is increased to $10.00; and, further provided, that if the number of shares of authorized Common Stock of the Company is increased to at least 300,000,000 at any time after July 15, 1997, extended to November 30, 1997 by agreement with Gould then such dividend per share is decreased from $10.00 to $6.00;

(b) dividends on such shares are payable in cash; provided, however, that under certain specified circumstances such dividends may be paid in additional shares of Series I Stock;

(c) such shares are entitled to a liquidation preference of $100 per share plus an amount equal to accrued and unpaid dividends on such share, which liquidation preference is senior in priority to the Company's Common Stock and to all other shares of Preferred Stock currently outstanding;

(d) subject to certain specified restrictions, such shares are convertible, at the holder's option, at any time, into that number of shares of the Company's Common Stock equal to (i) the liquidation preference divided by $3.25, which amount is subject to adjustment under certain specified circumstances;

(e) such shares are convertible, at the Company's option, in accordance with the conversion methodology summarized in paragraph (d) above, if (i) the last sale price of the Company's Common Stock exceeded $3.90 for twenty consecutive trading days and (ii) a buyer is contractually committed to purchase (x) for at least $3.90 per share, at least 50% of the shares of Common Stock into which the outstanding Series I Stock are then convertible, or (y) for at least $3.50 per share, at least 75% of the shares of Common Stock into which the outstanding shares of Series I Stock are then convertible;

(f) such shares are non-voting shares except as to matters that would adversely affect the Series I Stock and except as to any other matters which, pursuant to applicable law, holders of such shares may be entitled to vote; and

(g) to the extent that there are not a sufficient number of authorized shares of the Company's Common Stock to allow for a conversion of Series I Stock into shares of Common Stock as described above (after taking into account, among other things, (i) the number of options, warrants and other similar rights outstanding and (ii) 135% of the maximum number of shares of Common Stock the Company may be required to issue on conversion of all the shares of each series of preferred stock then outstanding), then, to that extent, the Series I Stock is convertible into shares of Series J Convertible Participating Preferred Stock of the Company (the "Series J Stock") at the rate of one share of Series J Stock for each 100 shares of Common Stock.

The principal terms of the Series J Stock are as follows:

(a) holders of such shares are entitled to receive a dividend per share equal to 100 times the dividend that is paid by the Company with regard to a share of Common Stock of the Company;

(b) such shares are entitled to a liquidation preference of $1 per share plus an amount equal to accrued and unpaid dividends on such share, which liquidation preference is senior in priority to the Company's Common Stock, and, after the holders of Common Stock have received $0.01 per share, such shares of Series I Stock are further entitled to receive an amount equal to 100 times the amount per shares in excess of that $0.01 received by the holders of the Common Stock;

(c) subject to certain specified restrictions, such shares are convertible, at the holder's option, at any time, in that number of shares of the Company's Common Stock equal to (i) 100 shares of Common Stock, which amount is subject to adjustment under certain specified circumstances;

(d) such shares are voting shares and holders thereof shall be entitled to vote together with the holders of Common Stock, voting as a single class, on all matters presented for a vote of the holders of Common Stock, which each share of Series J Stock being entitled to 100 times the number of votes to which a share of Common Stock is entitled; and

(e) the Series J Stock (i) ranks prior to the shares of Common Stock to the extent specifically provided in the Certificate of Designations, Powers, Rights and Preferences of the Series J Stock, and in all other respects, ranks on parity with the Common Stock, (ii) is on parity with the shares of Series A Convertible Participating Preferred Stock of the Company and (iii) is, and will be, junior to the shares of all other series of Preferred Stock of the Company, other than series which are expressly designated as ranking on a parity with, or being junior to, the Series J Stock.

In conjunction with the exchange of the Canceled Debt for Series I Stock, Second Amendment to the Credit Agreement was executed between the Company and Gould which (i) reduced the maximum amount which can be borrowed by the Company from $80,000,000 to $50,000,000 and (ii) provided that any borrowings in excess of $41,915,869 (the principal amount outstanding on March 19, 1997 after giving effect to the exchange of indebtedness for shares of Series I Stock) may be made only at the discretion of Gould. On May 12, 1997, June 25, 1997 and July 12, 1997 Gould agreed to amend the Credit Agreement to increase the maximum amount which can be borrowed by the Company to $55 million, then to $60 million and then to $65 million, respectively, and all borrowings after those respective dates in excess of amounts of indebtedness then outstanding ($49,641,927, $57,060,822 and $58,979,927, respectively) may be made only at the discretion of Gould.

The Credit Agreement matures on September 30, 1997; provided, however, that Gould has indicated to the Company that the Credit Agreement is likely to be extended to November 30, 1997 so long as Gould remains convinced that the Sun Transaction will close. See "APPROVAL OF SUN TRANSACTION -Use of Proceeds; Gould Agreement." Borrowings under the Credit Agreement are collateralized by substantially all of the Company's tangible and intangible assets and the agreement contains various covenants including the maintenance of ratios or limitations, as applicable, regarding (i) total liabilities to tangible net worth and subordinated debt (not to exceed 1.5 to 1), (ii) the aggregate amount of tangible net worth and subordinated debt at the end of any fiscal quarter (not to be less than $75,000,000), (iii) cash flow to required debt service at the end of any fiscal quarter (not to be less than 1.2 to 1), (iv) the aggregate capital expenditures in any fiscal year (not to exceed $25,000,000) and (v) current assets to current liabilities (not to be less than 2.0 to 1), as well as other covenants restricting, inter alia, dividend payments (other than (i) dividends on Series B Preferred owned by the Company's management, (ii) any dividends on shares of the Company's stock owned by Gould or (iii) cash dividends of any wholly-owned subsidiary of the Company) and additional indebtedness (other than indebtedness to Gould and certain inter-company indebtedness).
Interest on the loans equals the prime rate plus 2%.

The following tables display the beneficial ownership of JEC through its wholly owned subsidiaries Gould and EFI in the Company before the March 19, 1997 transaction as of December 31, 1996 and on a pro forma basis after the transaction as of December 31, 1996:


          Before the Exchange of Indebtedness for Series I Stock
                      as of December 31, 1996

                   Debt (1)            Beneficial Ownership (2)
              ($000's)  % of total     Shares        % of total

Gould     $    72,659      99.1%       116,343,752     61.7%
EFI            -             -          30,497,969     16.2
Other             658       0.9         41,798,152     22.1

Total     $    73,317     100.0%       188,639,873    100.0%


          After the Exchange of Indebtedness for Series I Stock
                    Pro Forma as of December 31, 1996

                   Debt (1)            Beneficial Ownership (3)
              ($000's)  % of total     Shares        % of total

Gould     $   32,659      98.0%       128,651,444      64.0%
EFI            -             -         30,497,969      15.2
Other            658       2.0         41,798,152      20.8

Total     $   33,317     100.0%       200,947,565     100.0%


(1)  Includes both current and long-term portion of debt.

(2) Includes 143,954,867 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock , Series F Stock, Series G Stock and Series H Stock as of December 31, 1996 as well as shares which may be acquired within sixty days after December 31, 1996 by exercise of outstanding stock options.

(3) Includes 156,262,559 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H Stock and Series I Stock as well as shares which may be acquired within sixty days after December 31, 1996 by exercise of outstanding stock options. The Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H and Series I Stock is convertible by a United States citizen or a corporation or other entity owned in the majority by a United States stockholder or in connection with an underwritten public offering.

In connection with the various exchanges of indebtedness for preferred stock discussed herein, the United States Defense Investigative Service ("DIS") has reviewed the relationship between the Company and JEC and its affiliates under revised government requirements relating to foreign ownership, control and influence. Given the current requirements in the National Industrial Security Program Operating Manual ("NISPOM"), DIS has decided to replace the previous method of negation of Foreign Ownership Control and Influence, accomplished by Board Resolution, with a more detailed Security Control Agreement as prescribed by DIS in the NISPOM, which is currently being drafted by the Company's counsel.

Because the Company requires facility security clearances in order to be able to service equipment it sold to the government or others which is being used in classified facilities, the Company must comply with limitations promulgated by the Defense Intelligence Service of the Department of Defense upon control by foreign persons of holders of facility security clearances. Because Gould is owned by JEC, there have been limitations on Gould's ownership of voting securities of the Company. This is the principal reason the Preferred Stock the Company has issued to Gould has had no, or very limited, voting rights and Gould has waived, or has not exercised, rights it has had to elect persons to a majority of the positions on the Company's Board of Directors. Gould has been advised by the Defense Intelligence Service that it has no objection to Gould's converting its Series A and Series B Preferred Stock into the Common Stock and voting that Common Stock in favor of the Sun Transaction and for the election of Gould designees to two-thirds of the places on the Company's Board of Directors. Gould and the Defense Intelligence Service have agreed to discuss whether, when Gould designees occupy two-thirds of the positions on the Company's Board of Directors, there will have to be limitations on their involvement in any decisions regarding contracts relating to classified government facilities.

Since 1989, JEC and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with JEC and its wholly owned subsidiaries have contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional
indebtedness.   Currently and at various times in the past, the Company has been in default of certain covenants contained in the debt agreements but waivers of compliance with those covenants have been obtained and, generally, the Company has been able to successfully renegotiate favorable terms with its creditor.

In each of the various exchanges of indebtedness for Preferred Stock discussed herein (other than for the exchanges of indebtedness for Series B Stock and Series C Stock in 1991), each share of Preferred Stock was issued to Gould on the basis of $1 liquidation preference for $1 of secured debt. In the exchanges of indebtedness for Series B Stock and Series C Stock discussed herein, Gould and Encore agreed that the value of what Gould received in such exchange should be equal to the value of the debt being cancelled. In view of Encore's financial condition at the time, it was estimated that the Series B and Series C Stock had a value equal to approximately 50% of its liquidation preference. Therefore, in cancellation of a total of $30 million of secured debt, Gould received Series B Stock with a liquidation preference of $50 million and Series C Stock with a liquidation preference of $10 million. In exchange for cancelling an additional $30 million of secured debt, Gould received the Intellectual Property License which Gould will be assigning to Sun in connection with the Sun Transaction. The determination as to when to make each of the various exchanges of indebtedness for preferred stock discussed herein was made by agreement between the Company's Board of Directors, on the one hand, and Gould's Board of Directors, on the other hand.

                         APPROVAL OF AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the year ending December 31, 1997, and is submitting the selection to the stockholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                              OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting; (or any adjournments or postponements thereof) (including, among other things, consideration of or motion to adjourn or postpone the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies)) it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                   PROPOSALS FOR 1998 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida, Attention: Edward J. Baker, Secretary, not later than February 25, 1998, for inclusion in the proxy statement for that meeting.
                                     By order of the Board of Directors,



                                     Edward J. Baker, Secretary


October 31, 1997



THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THEIR PROXIES.



Exhibit A


               _________________________________________________
                            ASSET PURCHASE AGREEMENT
               __________________________________________________

                           dated as of July 17, 1997

                                     among

                          ENCORE COMPUTER CORPORATION

                           ENCORE COMPUTER U.S., INC.

                      ENCORE COMPUTER INTERNATIONAL, INC.

                                   AS "SELLER"

                                      and

                             SUN MICROSYSTEMS, INC.

                                      and

                      SUN MICROSYSTEMS INTERNATIONAL, B.V.













                                TABLE OF CONTENTS

                                                                       	Page
                                    ARTICLE I

SECTION 1.01.	Certain Defined Terms.                                   		(1)


                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS

SECTION 2.01.	Assets to Be Sold and Purchased.	                         	(10)
SECTION 2.02.	Assumption and Exclusion of Liabilities.	                 	(12)
SECTION 2.03.	Purchase Price; Allocation of Purchase Price.	            	(16)
SECTION 2.04.	Real Property	                                            	(18)
SECTION 2.05.	Closing.	                                                 	(18)
SECTION 2.06.	Closing Deliveries by Seller.	                            	(19)
SECTION 2.07.	Closing Deliveries by Purchaser.	                         	(19)
SECTION 2.08.	Unassignable Assets.	                                     	(19)
SECTION 2.09.	SMIBV.                                                  			(20)
SECTION 2.10.	Non-U.S. Assets	                                          	(20)
SECTION 2.11	Further Assurances	                                        	(21)


                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01.	Organization and Good Standing of Seller.	                	(21)
SECTION 3.02.	Authorization and Validity	                               	(22)
SECTION 3.03.	Subsidiaries or Affiliates                               		(22)
SECTION 3.04.	Capitalization; Required Stockholder Approval;
	             Stockholders Meeting	                                     	(22)
SECTION 3.05.	No Conflict.	                                             	(23)
SECTION 3.06.	Consents		                                                	(23)
SECTION 3.07.	Financial Statements.	                                    	(23)
SECTION 3.08.	Absence of Undisclosed Liabilities	                       	(24)
SECTION 3.09.	Absence of Certain Changes or Events	                     	(24)
SECTION 3.10.	Tax Matters	                                              	(26)
SECTION 3.11.	Title to and Condition of Purchased Assets;
             	Sufficiency of Purchased Assets	                          	(27)
SECTION 3.12.	Real Property Assets	                                     	(28)
SECTION 3.13.	Lists of Certain Assets	                                  	(28)
SECTION 3.14.	No Restrictive Agreements	                                	(29)
SECTION 3.15.	Full Force and Effect.	                                   	(29)
SECTION 3.16.	Litigation.		                                             	(29)
SECTION 3.17.	Compliance with Laws.                                    		(30)
SECTION 3.18.	No Representation to Employees.	                          	(30)
SECTION 3.19.	Employees.	                                               	(30)
SECTION 3.20.	Pension and Employee Benefit Matters.	                    	(31)
SECTION 3.21.	Supplier and Customer Relationships.	                     	(32)
SECTION 3.22.	Product and Inventory Status.	                            	(33)
SECTION 3.23.	Intellectual Property Rights.	                            	(33)
SECTION 3.24.	Brokers		                                                 	(36)
SECTION 3.25.	Environmental Matters	                                    	(36)
SECTION 3.26.	Insurance	                                                	(38)
SECTION 3.27.	Disclosure	                                               	(38)
SECTION 3.28.	Solvency; No Bankruptcy or Insolvency Proceedings	        	(39)
SECTION 3.29.	Fairness of Consideration	                                	(40)
SECTION 3.30.	Bulk Sales	                                               	(40)


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01.	Incorporation and Authority of Purchaser and SMIBV.	      	(40)
SECTION 4.02.	No Conflict.	                                             	(41)
SECTION 4.03.	Consents and Approvals.	                                  	(41)
SECTION 4.04.	Brokers                                                		 	(41)


                                   ARTICLE V

                               ADDITIONAL AGREEMENTS

SECTION 5.01.	Conduct of Business Prior to the Closing.	                	(41)
SECTION 5.02.	Books and Records.	                                       	(42)
SECTION 5.03.	Seller's Stockholders' Approval	                          	(42)
SECTION 5.04.	Confidentiality.	                                         	(43)
SECTION 5.05.	Regulatory and Other Authorizations; Consents.	           	(44)
SECTION 5.06.	Further Actions.	                                         	(44)
SECTION 5.07.	Covenant Not to Compete.	                                 	(45)
SECTION 5.08.	Payroll Information.	                                     	(45)
SECTION 5.09.	Solvency; No Bankruptcy	                                  	(46)
SECTION 5.10.	Manufacturing Commitment.	                                	(46)
SECTION 5.11.	Customer Transition	                                      	(46)
SECTION 5.12	Support and Service Negotiations	                          	(46)
SECTION 5.13	Transitional Support	                                      	(47)
SECTION 5.14	Interim Sales Representation and Marketing Cooperation	    	(47)
SECTION 5.15	Diagnostic, Test and QA Software                          		(49)
SECTION 5.16	Execution of the Inducement and Non-competition Agreements		(49)


                                ARTICLE VI

                             EMPLOYEE MATTERS

SECTION 6.01.	Right to Offer Employment.                               		(49)
SECTION 6.02.	Termination of Employment.	                               	(51)
SECTION 6.03.	General Matters.	                                         	(51)
SECTION 6.04.	Employee Withholding Taxes.	                              	(51)


                                ARTICLE VII

                                TAX MATTERS

SECTION 7.01.	Transaction Taxes; Representation; Indemnity.            		(52)
SECTION 7.02.	Representation and Indemnity.	                            	(52)
SECTION 7.03.	No Limitation.	                                           	(52)
SECTION 7.04.	Treatment of Indemnity Payments.	                         	(52)


                                ARTICLE VIII

                         CONDITIONS TO THE CLOSING

SECTION 8.01.	Conditions to Obligations of Seller.                     		(53)
SECTION 8.02.	Conditions to Obligations of Purchaser.	                  	(54)


                                ARTICLE IX

                             INDEMNIFICATION

SECTION 9.01.	Loss Defined; Indemnitees                                		(58)
SECTION 9.02.	Indemnification by Seller.	                               	(58)
SECTION 9.03.	Procedures for Indemnification.	                          	(60)
SECTION 9.04.	Limitations on Indemnification	                           	(61)
SECTION 9.05.	Setoff Rights	                                            	(62)
SECTION 9.06.	No Limitation on Other Rights	                            	(62)


                                  ARTICLE X

                     TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.	Termination.                                            		(62)
SECTION 10.02.	Effect of Termination.	                                  	(63)
SECTION 10.03.	Waiver.		                                                	(63)


                                    ARTICLE XI

                                GENERAL PROVISIONS

SECTION 11.01.	Expenses.		                                              	(63)
SECTION 11.02.	Notices.		                                               	(63)
SECTION 11.03.	Public Announcements.	                                   	(64)
SECTION 11.04.	Headings.		                                              	(64)
SECTION 11.05.	Severability.	                                           	(64)
SECTION 11.06.	Entire Agreement.	                                       	(65)
SECTION 11.07.	Assignment.	                                             	(65)
SECTION 11.08.	No Third-Party Beneficiaries.	                           	(65)
SECTION 11.09.	Amendment; Waiver.	                                      	(65)
SECTION 11.10.	Governing Law; Jurisdiction and Venue.	                  	(65)
SECTION 11.11.	Construction of "Seller".	                               	(66)
SECTION 11.12.	Counterparts.	                                           	(66)





                                   EXHIBITS

Exhibit A  	List of Assigned Contracts
Exhibit B  	Form of Assumption Agreement
Exhibit C-1	Form of Bill of Sale and Assignment Agreement
Exhibit C-2	Form of Offshore Tangible Asset Bill of Sale and Assignment
            Agreement
Exhibit D  	Form of Technology License Agreement
Exhibit E  	Form of Non-Competition Agreement
Exhibit F  	Form of Real Property Lease Agreement
Exhibit G  	Fort Lauderdale Facility Purchase Agreement
Exhibit H  	Melbourne Facility Purchase Agreement
Exhibit I  	Condominium Purchase Agreement
Exhibit J-1	Gould/EFI Inducement Agreement
Exhibit J-2	Form of JEC Inducement Agreement
Exhibit K  	Form of Patent Assignment
Exhibit L  	Form of Copyright Assignment
Exhibit M  	Form of Trademark Assignment
Exhibit N	  Matters to be Opined Upon by Choate, Hall & Stewart
Exhibit O	  Form of Solvency Certificate
Exhibit P  	Nonexclusive List of Additional Excluded Assets
Exhibit Q  	Certified Tangible Asset Schedule








ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 17, 1997 (the "Effective Date"), by and among, on the one hand, ENCORE COMPUTER CORPORATION, a Delaware corporation ("Encore") and its undersigned wholly owned subsidiaries ENCORE COMPUTER U.S., INC., a Delaware corporation and ENCORE COMPUTER INTERNATIONAL, INC., a Delaware corporation (individually and collectively (subject to Section 11.11 hereof), "Seller"), on the one hand, and, on the other hand, SUN MICROSYSTEMS, INC., a Delaware corporation ("Purchaser") and SUN MICROSYSTEMS INTERNATIONAL, B.V., a Netherlands corporation ("SMIBV").

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser and SMIBV, and Purchaser and SMIBV desire to purchase from Seller, certain assets associated with Seller's Storage Products Business (as defined in Section 1.01 below), not including the Excluded Assets (as defined Section 1.01 below), and in connection therewith, Purchaser is willing to assume certain specified liabilities of Seller associated with the Storage Products Business, not including the Excluded Liabilities (as defined in Section 1.01 below), all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the sale of assets described above, Seller will permit Purchaser to interview and make offers of employment to certain employees of Seller who work in the Storage Products Business in accordance with this Agreement;

NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                               ARTICLE I

                         CERTAIN DEFINITIONS

   SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"affiliate" means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

"Ancillary Agreements" means, collectively, the Assumption Agreement, the Bill of Sale, the Offshore Tangible Asset Bills of Sale, the Non-competition Agreements, the Real Property Lease Agreement, the License Agreement, the Real Property Purchase Agreements, the Patent Assignment, the Copyright Assignment and the Trademark Assignment (as such terms are defined herein).

"Applicable Purchaser Subsidiaries" will have the meaning specified in Section 2.10(c).

"Assigned Contracts" has the meaning specified in Section 2.01(a).

"Assumption Agreement" means the Assumption Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit B.

"Bill of Sale" means the Bill of Sale and Assignment Agreement to be executed and delivered by Seller at the Closing substantially in the form of Exhibit C-1.

"Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of San Francisco, California.

"Closing" and "Closing Date" have the meanings specified for such terms in
Section 2.05.

"Condominiums" means that certain real property commonly collectively known as 275 Jacaranda Drive Unit #10-2, Plantation, Florida 33324 and 233 Jacaranda Drive Unit #42-6, Plantation, Florida 33324, that are more fully described in
Schedule 3-A to Seller's Disclosure Letter including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

"Dollars" or "$" means U.S. dollars.

"EFI" has the meaning specified in Section 2.03(b).

 "Employee" has the meaning specified in Section 6.01.

"Employee Assets" means all personal property assets owned (or leased) by Seller, wherever located, that are utilized by Employees (as defined in Section 6.01 below) in the normal course of the performance of their duties and services for Seller at any time during the time period beginning on the Effective Date and ending on the Closing Date, other than any such assets that are consumed prior to the Closing Date in the ordinary course of Seller's business, consistent with Seller's past practice. By way of example and not limitation, Employee Assets will include work-stations, personal computers, personal digital assistants and all associated licenses to use third-party software applications used thereon, cellular telephones, pagers, furniture, office supplies and other similar assets, as well as all furniture, fixtures and other tangible items located in the Condominiums.

"Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind.

"Environmental Damage" means any actual or alleged Liability (including without limitation Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" means all federal, state, local and non-U.S. laws and regulations relating to pollution, the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or relating to occupational health and safety.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

"Excluded Assets" shall have the meaning defined for it in Section 2.01(b).

"Excluded Contracts" means all Seller Contracts other than the Assigned
Contracts.

"Excluded Liabilities" shall have the meaning defined for it in Section
2.02(b).

"Finished Products" means those finished Storage Product units in Seller's inventory at the Closing Date, including both (i) the units thereof utilized for Seller's day to day business for demonstration, development, benchmarking and/or test purposes at Seller's facilities ("Demo Units"), and (ii) the units thereof in the possession of Seller customers as of the Closing Date under Seller's "try and buy" program ("Customer Units").

"Fort Lauderdale Facility" means, collectively, those certain real properties commonly known as 6901 West Sunrise Blvd., Fort Lauderdale, Florida 33313, 1801 NW 66th Avenue, Fort Lauderdale, Florida 33313, and 1800 NW 69th Avenue, Fort Lauderdale, Florida 33313, that are more fully described in Schedule 3-B to Seller's Disclosure Letter including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"Gould" means Gould Electronics Inc., an Ohio corporation.

"Governmental Antitrust Authority" means any non-U.S., federal, state or local governmental or quasi-governmental authority charged with the administration or enforcement of antitrust laws.

"Hazardous Substances" means: (i) any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but not limited to the State of Florida and the United States Government, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., or (2) Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42
U.S.C. Section 9601 et seq.,(e) "chemical substance," "new chemical substance, " or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and (f) any "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and (ii) as of any date of determination, any additional substances or materials which now or hereafter may be incorporated in or added to the definition of "chemical substance," "new chemical substance," "hazardous chemical substance or mixture," "hazardous waste," "hazardous substance" or "toxic substance" or similar substance for purposes of any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Included Products" shall mean (i) the Demo Units and (ii) ten (10) additional units of Finished Products.

"Inducement Agreements" shall have the meaning specified in Section 8.02(i).

"Industrial Property" means, collectively, the following (whether or not patentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as, or by, any other Intellectual Property Right): designs, plans, schematics, drawings, blueprints, technical information, specifications, manufacturing plans or instructions, parts lists, ideas, concepts, inventions, discoveries, processes, procedures, methodologies, know-how and other technologies, including without limitation any of the foregoing related to software or computer hardware of any kind.

"Insolvency Action" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors; or (vi) such person's ceasing to conduct business for any reason other than such person's being merged or consolidated with another entity.

"Insolvency Proceeding" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under the United States Bankruptcy Code, as amended, and any successor law or laws thereto; (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction.

"Intangible Assets" means, collectively, all intangible assets, properties and rights associated with, related to or used in connection with, the Storage Products Business or any of the Storage Products, including without limitation, all of the following assets and all rights therein (whether or not protectable under any Intellectual Property Rights): all software (in both source code and binary code form) (including without limitation the Seller's license rights with respect to the Minx manufacturing information system software, the Cyborg payroll software and all software operating on those Seller servers with the logical names "BSS" and "Quantum" and the Intellectual Property Rights related to each thereof), Industrial Property, technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, manufacturing rights, know-how, trade secrets, vendor, supplier, customer and prospect lists and all associated information, sales proposals, sales and marketing materials, product literature, training materials (for both training of customers and of service personnel), and other collateral related to the Storage Products Business or any of the Storage Products, including without limitation any of the foregoing related to: (a) the development, integration and testing of open systems connectivity, mainframe connectivity, mainframe DASD emulation, data sharing, remote mirroring, reflective memory, diagnostics and caching; and/or (b) installation, training (for both customers and service personnel), product support or maintenance.

"Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, mask work rights, mask work applications and mask work registrations; (iii) rights in trade secrets (including without limitation rights in Industrial Property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same; (iv) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property, including without limitation brand names, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; and (v) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

"Inventory Assets" means, collectively, all inventory (including the Customer Units, Demo Units and all other Finished Products), raw materials, works in progress and finished goods, spare parts and supplies relating to any of the Storage Products or otherwise relating to the Storage Products Business that exist as of the Closing Date.

"JEC" means Japan Energy Corporation, a Japanese corporation.

"Leased Assets" means (i) all personal property assets, wherever located, that are used in connection with, or are related to, the Storage Products Business and are leased to Seller, any Seller Subsidiary or any other affiliate of Seller by any third party under any Seller Contract, and (ii) all rights of Seller, any Seller Subsidiary or any other affiliate of Seller to any such third-party assets under any Seller Contract pursuant to which such assets are leased.

"Leased Real Property" means (i) all real property, wherever located, that is used in connection with the Storage Products Business and is leased to Seller, any Seller Subsidiary or any other affiliate of Seller by any third party under Seller Contract, and (ii) all rights of Seller, any Seller Subsidiary or any other affiliate of Seller to any such leased real property under any Seller Contract pursuant to which such real property is leased.

"Liabilities" (or when used with reference to a single item described below, "Liability") means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including those arising under any Seller Contract.

"License Agreement" means the Technology License Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit D.

"Licensed Assets" means (i) all personal property assets, wherever located, whether tangible or intangible (including but not limited to third party software and documentation) that are used in connection with, or are related to, the Storage Products Business or any Storage Product and are licensed to Seller, any Seller Subsidiary or any other affiliate of Seller by a third party under any Seller Contract (including any such assets that are used or integrated with any Employee Assets, Intangible Assets or Tangible Assets), and (ii) all Seller's license or other rights to such third-party assets under any Seller Contract pursuant to which such assets are licensed to Seller any Seller Subsidiary or any other affiliate of Seller.

"material" means any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting Seller, any Seller Subsidiary or any other affiliate of Seller that: (i) involves in excess of $50,000 or that results or is reasonably likely to result in a financial loss of at least $50,000, (ii) involves exclusivity or non-competition covenants or arrangements, (iii) involves Intellectual Property Rights or (iv) is otherwise material.

"Melbourne Facility" means that certain real property commonly known as 100 N. Babcock St., Melbourne, Florida 32901 that is more fully described in Schedule 4 to Seller's Disclosure Letter, including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"Non-competition Agreements" means the Non-competition Agreements substantially in the form of Exhibit E to be executed by certain Employees prior to the earlier of the tenth day prior to the Closing Date or the thirtieth (30th) day after the Effective Date as provided in Section 8.02(t).

"person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Purchased Assets" shall have the meaning set forth in Section 2.01.

"Real Property Assets" means, collectively, the Fort Lauderdale Facility, the Melbourne Facility and the Condominiums.

"Real Property Lease Agreement" means the Real Property Lease Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit F, pursuant to which Purchaser shall lease back to Seller the Fort Lauderdale Facility located at 6901 West Sunrise (excluding the X telephone hub, which will be used for Purchaser and which Seller will be permitted to use during the lease term), which lease shall be for an initial term of one (1) year (the "First Year") after the Closing Date (during which First Year Seller will pay all lease expenses on a "triple net" basis (including without limitation tax, insurance and operating expenses) but base rent shall be waived) and shall include an option to renew the lease for an additional three (3) year term in exchange for fair market base rental (which rent will not be waived during this option term) and payment by Seller of all lease expenses on a "triple net" basis as described above.

"Real Property Leases" means all leases relating to Leased Real Property.

"Real Property Purchase Agreements" means, collectively, (i) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Fort Lauderdale Facility by Seller to Purchaser, a copy of which is attached hereto as Exhibit G (the "Fort Lauderdale Facility Purchase Agreement"), (ii) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Melbourne Facility by Seller to Purchaser, a copy of which is attached hereto as Exhibit H (the "Melbourne Facility Purchase Agreement") and (iii) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Condominiums by Seller to Purchaser, a copy of which is attached hereto as Exhibit I (the "Condominium Purchase Agreement").

"Restrictive Agreement" has the meaning specified in Section 3.14.

"Seller" will have the meaning set forth in the first paragraph of this Agreement, and will be construed as provided in Section 11.11 hereof.

"Seller Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature to which Seller, any Seller Subsidiary or any other affiliate of Seller is or may be bound, subject or affected or under which Seller, any Seller Subsidiary or any other affiliate of Seller is or may become liable or obligated or pursuant to which Seller, any Seller Subsidiary or any other affiliate of Seller has agreed to take any action or under which the business, property or assets of Seller, any Seller Subsidiary or any other affiliate of Seller receives or is or may become entitled to any benefit, right or interest, or that relate to, affect, bind or relate to an Encumbrance on or with respect to, any of the Purchased Assets, including without limitation the Assigned Contracts. The Seller Contracts include, without limitation, all Storage Products Leases, all Real Property Leases and all Storage Products Licenses.

"Seller's Disclosure Letter" means Seller's Disclosure Letter dated as of the Effective Date which is being delivered to Purchaser concurrently with the execution of this Agreement.

"Seller's knowledge." A particular fact or other matter shall be deemed to be within "Seller's knowledge" if any officer or, with respect to the particular matters they are responsible for, any employee, consultant, agent, auditor, attorney or other representative of Seller, any Seller Subsidiary or any other affiliate of Seller, including without limitation Gould, has knowledge (as defined in the following sentence) of such fact or other matter. An individual shall be deemed to have "knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

"Seller Subsidiary" shall mean any past or present subsidiary of Seller, including without limitation Seller (excluding Encore).

"Solvent" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Storage Products" means Seller's product line of devices, products, systems and subsystems, including without limitation all hardware and software elements thereof, that behave as storage devices (i.e., that function as a device into which data can be placed and retained and from which data can be retrieved), such as a disk, tape, CD or any other data or information storage medium for use with another machine or system, or a device that stores data for another machine or system, including, but not limited to, normal data files, metadata, media objects, multimedia, video, audio or the like, all as previously, currently or hereafter proposed to be developed, marketed or sold, or in fact developed, marketed or sold, by Seller, any Seller Subsidiary or any other affiliate of Seller and all proposed or contemplated devices and products of any such type currently under development by or for Seller, any Seller Subsidiary or any other affiliate of Seller and all related software, hardware, components, services and technology, and all related utilities and tools and diagnostics and the Seller's Remote Service and Support System (RSS) (in each case including without limitation all of the products, devices, software, tools, utilities, hardware, services and components listed on Seller's Storage Products price list attached as Schedule 6 to Seller's Disclosure Letter and all of the items included or proposed to be included in Seller's line of Infinity Series of SP Products having the specifications set forth on Schedule 5 to Seller's Disclosure Letter (or any improved specifications thereof) or in Seller's Gateway line of products and all customized configurations of any of the foregoing, and all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing and all software and components included in any configuration of any of the foregoing, in each case whether or not ever commercially offered or price-listed, and whether or not in development.

"Storage Products Business" means Seller's business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Storage Products or of any Intangible Assets or Intellectual Property Rights related to any of the Storage Products.

"Storage Products Leases" means all leases and lease agreements pursuant to which any Leased Assets are leased to Seller, any Seller Subsidiary or any other affiliate of Seller.

"Storage Products Licenses" means all licenses and license agreements pursuant to which any Licensed Assets are licensed to Seller, any Seller Subsidiary or any other affiliate of Seller.

"Tangible Assets" means, collectively, all tangible personal property assets, wherever located, that are used in connection with, or are related to, the Storage Products Business or any of the Storage Products, other than the Inventory Assets and the Employee Assets. The Tangible Assets include, without limitation, the following assets and properties: (i) all tangible assets, properties and equipment used by Seller, any Seller Subsidiary or any other affiliate of Seller in the development, manufacture, integration, testing, sale, installation, service, maintenance, repair or support of any Storage Products, including, but not limited to, all mainframe computers, workstations, servers (including those bearing the logical names "BSS" and "Quantum"), personal computers, hardware, telecommunications equipment, switches, routers and all related software used by Seller, any Seller Subsidiary or any other affiliate of Seller in connection with the Storage Products Business; (ii) all service tools, diagnostic and test equipment;
(iii) all vehicles, furniture, other equipment and tangible personal property used by Seller, any Seller Subsidiary or any other affiliate of Seller in connection with the Storage Products Business; (iv) all media and all hardware or other systems on which any copy of software related to the Storage Products Business is resident, including media containing copies of the Minx manufacturing information system software and the Cyborg payroll software and all related user manuals and other tangible items associated therewith; and
(v) all other items listed on Seller's list of tangible assets as delivered to, and evaluated by Coopers & Lybrand, as updated to reflect Seller's tangible assets on hand as of the Closing Date ("Certified Tangible Asset Schedule") (which schedule is (or will within ten days of the Effective Date be) attached hereto as Exhibit Q and which schedule will be updated and delivered to Purchaser at least ten days prior to the Closing).

"Tax" or "Taxes" means all taxes of any kind whatsoever (whether payable directly or by withholding), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

"Trademark Assets" means all those trademarks, service marks, trade names and trade dress assets that are or have ever been associated or used in connection with the Storage Products Business or any of the Storage Products, including all worldwide registrations or recordations thereof and all applications for any such registration or recordation and all goodwill associated with the foregoing. The Trademark Assets are listed on Schedule 7 of Seller's Disclosure Letter.

                              ARTICLE II

                 PURCHASE AND SALE OF PURCHASED ASSETS

   SECTION 2.01.  Assets to Be Sold and Purchased.

(a)	Purchased Assets.  Subject to the terms and conditions of this Agreement
(including without limitation the allocation provisions of Section 2.09), Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser and SMIBV or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser and SMIBV, and on the Closing Date Purchaser and SMIBV shall purchase and acquire from Seller, all right, title and interest in and to all of the following assets and properties, free and clear of any and all Encumbrances whatsoever (all such assets, other than the Excluded Assets described in Section 2.01(b), being collectively referred to herein as the "Purchased Assets") (with Purchaser having the right to expand or modify the definition of Purchased Assets to include any additional assets associated with the Storage Products Business at any time prior to the Closing Date):

(i)	the Storage Products;

(ii)	all of the Intangible Assets;

(iii)	all of the Trademark Assets;

(iv)	all of Seller's rights under the Assigned Contracts (as defined below).

(v)	all of the Tangible Assets;

(vi)	all of the Employee Assets (other than such Employee Assets that are both (i) associated with Employees not offered employment by Purchaser, and
(ii) agreed in writing by Purchaser, in response to the prior written request of Seller, to be Excluded Assets ("Excluded Employee Assets"));

(vii)	all of the Inventory Assets;

(viii)	all of the Real Property Assets;

(ix)	all copies in a tangible medium, and all other tangible embodiments, of the Storage Products and the Intangible Assets (collectively, the "Technology Deliverables");

(x)	all worldwide Intellectual Property Rights and all Industrial Property
related to or associated with, any or all of the assets described above in the preceding subparagraphs of this Section 2.01(a) (collectively, the "Intellectual Property Assets");

(xi)	true, accurate and complete copies of all Seller's general and financial records, financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records pertaining to the Storage Products Business (including but not limited to any such records, information, plans and files relating to any Purchased Assets), but excluding any personnel files of any past or present employee of Seller (collectively, the "Business Records");

(xii)	all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction (collectively, "Governmental Permits"), or the portion thereof, held or used by Seller in connection with the Storage
Products Business, or necessary for the use or operation of any of the Purchased Assets (including without limitation the Real Property Assets), to the extent legally transferable by Seller;

(xiii)	all claims, security or similar deposits, rights to refunds, choses in action, causes of action, rights of recovery or rights to damages, rights of set-off and other rights of recoupment (including without limitation any of the foregoing related to the payment of Taxes, but excluding any of the foregoing related to any Excluded Asset) that are associated with or related to the Storage Products Business or any of the assets listed or described in this Section 2.01(a) (collectively, the "Claim Assets"); and

(xiv)	all goodwill associated with any of the assets described in the foregoing subparagraphs of this Section 2.01(a) (the "Goodwill").

		The term "Assigned Contracts", used in clause (iv) above and elsewhere in this Agreement, means that subset of the Seller Contracts that Purchaser elects in its sole discretion to have assigned by Seller to Purchaser and/or SMIBV or their respective designees at the Closing. A preliminary list of those Seller Contracts that Purchaser anticipates will be Assigned Contracts will be attached by Purchaser as Exhibit A as promptly as possible after the Effective Date. Prior to the Closing, Purchaser may in its sole discretion amend Exhibit A to add Seller Contracts thereto or delete Seller Contracts therefrom, and only those Seller Contracts specifically listed in Exhibit A, as amended pursuant to this paragraph at any time prior to the Closing, will be the Assigned Contracts.

(b)	Excluded Assets.  The Purchased Assets shall exclude all assets and properties owned by Seller that are not included within the description of the Purchased Assets in Section 2.01(a) above (collectively, the "Excluded Assets"). The Excluded Assets shall include, without limitation, the following:

(i)	all Seller's cash, bank accounts and securities (including treasury stock of Encore and all capital stock (or rights to acquire capital stock) of Seller or any Seller Subsidiary or other affiliate of Seller);

(ii)	all Seller's accounts receivable, unbilled receivables, accounts payable, notes and other amounts receivable or payable from or to third parties;

(iii)	all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies;

(iv)	claims for refunds of Taxes actually paid by Seller prior to the Closing
Date;

(v)	Seller's minute books, stock ledgers and Tax records;

(vi)	all assets of, or held by or with respect to, any employee benefit plan
(whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto;

(vii)	all rights of Seller under this Agreement and under any of the Ancillary
Agreements;

(viii)	the Excluded Contracts and all of Seller's rights and obligations arising thereunder;

(ix)	all items listed in Exhibit P (which Purchaser may its sole discretion amend at any time or from time to time prior to the Closing), as amended pursuant to this subparagraph prior to the Closing;

(x)	all Excluded Employee Assets; and

(xi)	all French Assets (as defined in Section 2.10(b)).

   SECTION 2.02. Assumption and Exclusion of Liabilities.

(a)	Assumed Liabilities.  Subject to the terms and conditions of this
Agreement, Purchaser shall, effective upon the consummation of the Closing on the Closing Date, assume, pay, perform and discharge when due those (and only those) Liabilities of Seller that are expressly listed in the following subparagraphs of this Section 2.02(a) (collectively, the "Assumed Liabilities") and no other Liabilities of Seller whatsoever:

(i)	all Liabilities of Seller under those Assigned Contracts that are duly and effectively assigned to Purchaser at the Closing without breach by Seller of any such Assigned Contracts, but only to the extent that such Liabilities
(A) arise, are incurred or require performance of an action subsequent to the Closing Date (but in no event shall Assumed Liabilities include any Liability for payment of money, or taking of actions, post-Closing with respect to obligations arising pre-Closing) and (B) do not arise or result from any breach, default or violation by Seller, any Seller Subsidiary or any other affiliate of Seller of any provision of any Assigned Contract or from any other act or omission of Seller, any Seller Subsidiary or any other affiliate of Seller that occurred prior to, on or after the Closing Date; and

(ii)	all liabilities of Seller that are expressly assumed by Purchaser under the Real Property Purchase Agreements, if any.

The parties acknowledge and agree that SMIBV is not assuming, and has not agreed to assume, pay, perform or discharge, any of Seller's Liabilities whatsoever and that SMIBV will not be liable or otherwise responsible for, any of the Assumed Liabilities or any of the Excluded Liabilities.

(b)	Excluded Liabilities Not Assumed.  As a material inducement and consideration to Purchaser to enter into this Agreement and perform its obligations hereunder, the parties agree that, except for the Assumed Liabilities of Seller expressly described above in Section 2.02(a), Purchaser shall not assume, pay, perform or discharge or otherwise have any obligation, responsibility or liability whatsoever for, any and all Liabilities of Seller, any Seller Subsidiary or any other affiliate of Seller (whether now existing or hereafter arising), and Seller, all Seller Subsidiaries and all Seller's other affiliates shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all Liabilities of Seller, any Seller Subsidiary and of any other affiliate of Seller other than the Assumed Liabilities (collectively, the "Excluded Liabilities"). By way of example and not by way of limitation, the Excluded Liabilities not being assumed by Purchaser include, without limitation:

(i)	any and all Liabilities incurred in connection with the Storage Products
Business or any other business or activities of Seller or that arose or arise from any act or omission of Seller, any Seller Subsidiary or any other affiliate of Seller that occurs prior to, on or after the Closing Date (except for the Assumed Liabilities expressly assumed by Purchaser pursuant to Section 2.02(a));

(ii)	any and all Liabilities, whether now existing or hereafter arising, with respect to the sale, lease, license or other provision of any products, software or services of, by or for Seller, any Seller Subsidiary or any other affiliate of Seller (except for the Assumed Liabilities expressly assumed by Purchaser under Section 2.02(a));

(iii)	any and all Liabilities for any Taxes (including without limitation any and all Transaction Taxes as defined in Section 7.01) that are now or hereafter due and payable by Seller, any Seller Subsidiary or any other affiliate of Seller, whether or not attributable to the Purchased Assets, Employees, the Storage Products Business or any transaction contemplated by this Agreement or any Ancillary Agreement, including without limitation any Liability for the unpaid Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor by contract or otherwise;

(iv)	any and all Liabilities arising from any failure by Seller, any Seller
Subsidiaries or any other affiliate of Seller to file a tax return or to withhold Taxes (including without limitation any Liabilities arising from a failure to properly withhold taxes from Employees or a failure to file required tax returns or reports with respect to Employees and/or consultants);

(v)	all Liabilities with respect to any Environmental Damage or the violation of any Environmental Law relating to Seller, any Seller Subsidiary or any other affiliate of Seller or any of their respective businesses (including but not limited to the Storage Products Business) or any of their respective assets (including but not limited to the Purchased Assets) to the extent such Environmental Damage or violation of such Environmental Law is based upon (i) facts, events or circumstances that occurred or began on or prior to the Closing Date or (ii) any acts or omissions of Seller, any Seller Subsidiary or any other affiliate of Seller or any invitee, customer, guest, employee, contractor, consultant or agent of Seller, any Seller Subsidiary or any other affiliate of Seller, regardless of when such acts or omissions began or occurred;

(vi)	any and all Liabilities to Employees, including without limitation any
Liabilities related to any acts or omissions of Seller, any Seller Subsidiary or any other affiliate of Seller, or arising from any facts, events or circumstances occurring prior to, on or after the Closing Date, including without limitation any liability to any Employee for the payment of any and all accrued and unused vacation time, sick pay or severance pay;

(vii)	any Liability of Seller to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller, any Seller Subsidiary or any other affiliate of Seller or was serving at the request of Seller, any Seller Subsidiary or any other affiliate of Seller as a partner, trustee, director, officer, employee or agent of another entity;

(viii)	any and all Liabilities arising from the termination by Seller, any Seller Subsidiary or any other affiliate of Seller of, or relating to, the employment or services of any current or future employees, consultants or contractors of Seller, any Seller Subsidiary or any other affiliates of Seller, any other claims brought against Seller arising from Seller's employment of any person or arising from any duties or obligations under any existing or future employee benefit plans of Seller, any Seller Subsidiary or any other affiliate of Seller (including without limitation any claim for stock, stock options, or for participation in benefits under any medical, health, dental, disability or life insurance plan, pension or savings plan or other employee benefit plan of any kind);

(ix)	any and all Liabilities arising from (A) any failure by Purchaser to hire any employee or consultant of Seller, any Seller Subsidiary or any other affiliate of Seller; (B) any relocation, change of title or assignment or demotion of any employee of Seller, any Seller Subsidiary or any other affiliate of Seller, whether or not such employee is hired by Purchaser, or any claim of constructive termination, wrongful demotion or similar claim by any such employee or consultant;

(x)	any and all present or future Liabilities of Seller, any Seller
Subsidiary or any other affiliate of Seller to any existing or future employees of Seller, any Seller Subsidiary or any other affiliate of Seller under ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, meaning Section 4980B of the Internal Revenue Code and the regulations thereunder ("COBRA"), the Federal Worker Adjustment and Retraining Act (the "WARN Act"), the Equal Pay Act or any severance pay or similar obligations of Seller, any Seller Subsidiary or any other affiliate of Seller;

(xi)	any and all Liabilities arising from any breach, default or violation by
Seller, any Seller Subsidiary or any other affiliate of Seller of any contract, agreement or commitment (whether or not written), including but not limited to any breach, default or violation of this Agreement, any Ancillary Agreement or any Assigned Contract;

(xii)	any and all Liabilities arising from or based on any tortious, fraudulent, unlawful or criminal conduct of Seller, any Seller Subsidiary, any other affiliate of Seller or any of their respective officers, directors, shareholders, employees, contractors or agents, including without limitation Liabilities based upon theories of strict liability, product liability, breach of warranty, negligence, misrepresentation or fraud;

(xiii)	any and all Liabilities relating to or arising from or out of any or all of the Excluded Assets (including without limitation any Liability under any contract or agreement as to which Purchaser has not assumed any Assumed Liabilities thereunder);

(xiv)	any and all Liabilities under any product or service warranty, guarantee, performance, specification, misrepresentation or other claims relating to any products or services (including without limitation Storage Products) previously sold, licensed or provided by Seller, any of Seller's Subsidiaries or any other affiliate of Seller prior to the Closing;

(xv)	any and all Liabilities relating to any and all Intracompany Agreements
(as defined in the Inducement Agreements) or other intercompany agreements (meaning agreements between Seller and any Seller Subsidiary and/or other affiliate of Seller) (including but not limited to any cost or overhead sharing or allocation agreement) or any and all intercompany payables incurred by Seller, any Seller Subsidiary or any other affiliate of Seller relating to the Storage Products Business accrued or arising prior to, on or after the Closing Date; and

(xvi)	all obligations and Liabilities of Seller, any Seller Subsidiary or any
Seller affiliate arising under or related to any of the Excluded Contracts, including without limitation obligations or Liabilities arising as a result of the performance, non-performance or breach thereof.

   SECTION 2.03. Purchase Price; Allocation of Allocable Purchase Price.

	(a)	Purchase Price.  Subject to Purchaser's and SMIBV's rights of offset under Section 9.05, the aggregate purchase price for the Purchased Assets shall be: (i) the sum of One Hundred Eighty-Five Million Dollars ($185,000,000) (the "Cash Payment") plus (ii) Purchaser's assumption of the Assumed Liabilities (the Cash Payment, plus Purchaser's assumption of the Assumed Liabilities, less the amount specified in Section 2.10(b), being hereinafter together referred to as the "Purchase Price").

	(b)	Creditor List.  Schedule 2.03(b) to Seller's Disclosure Letter
shall list (and be updated by Seller up to the Closing Date to list) all of Seller's liabilities, debts, monetary obligations, accounts or trade payables (including without limitation all contingent, unliquidated and disputed liabilities) as of the Closing Date (collectively the "Closing Debts"), specifying the creditor party (each a "Closing Creditor"), the amount owed to each such Closing Creditor at the Closing Date (and if such Closing Creditor will be entitled to ongoing future payments, such as royalties or rent under a lease, then Schedule 2.03(b) shall set forth, and the Closing Debts will include, an amount equal to the estimated aggregate amount of the total projected payments due from Seller to such Closing Creditor) and all other pertinent information (e.g., creditor address) with respect to each Closing Debt. The Closing Debts shall include without limitation any Tax owed to federal, state or local taxing authorities, any debts owed to Gould, EFI International, Inc., a Delaware corporation ("EFI"), JEC, employees of Seller and Seller's trade creditors and any other liabilities disclosed on the Latest Balance Sheet (as defined in Section 3.07) which have not been satisfied as of the Closing Date.

	(c)	Payment Procedure.  The Cash Payment shall be paid by Purchaser and SMIBV to Seller as follows, subject to Purchaser's and SMIBV's rights of offset under Section 9.05:

		(i)	The sum of One Hundred Fifty Million Dollars ($150,000,000)
shall be transferred at the Closing (such payment being hereinafter referred to as the "Closing Payment") to an escrow agent, being a national bank or other national financial institution mutually agreeable to Purchaser and
Seller, which has been provided with a copy of Schedule 2.03(b) to Seller's
Disclosure Letter by Seller.  Seller shall direct the escrow agent to pay all of the Closing Debts in full, with monies being released from escrow directly to each Closing Creditor to pay in full the Closing Debt owed to such Closing
Creditor, unless Purchaser has consented in advance in writing to the non-payment of any particular Closing Debt (or any portion thereof) by the escrow agent.  Seller shall obtain from each Closing Creditor and deliver to
Purchaser a receipt executed by such Closing Creditor stating that each
Closing Debt (except for any Closing Debt (or any portion thereof) that
Purchaser has consented to the non-payment of as provided above) owed to it as of the Closing Date has been satisfied in full (collectively the "Closing
Receipts").  Upon the receipt by the escrow agent of Closing Receipts from each Closing Creditor (except with respect to any Closing Debt (or any portion thereof) that Purchaser has consented to the non-payment of as provided above), the escrow agent shall remit the remaining balance of the Closing
Payment (if any) to Seller in cash by wire transfer of immediately available funds to a United States-based account of Seller designated by Seller upon at least five (5) Business Days' prior written notice ("Seller's Account")
(Seller and Purchaser will execute any standard form indemnity and escrow provisions and agreements required by such escrow agent with escrow fees to be paid equally by Seller and Purchaser); and

		(ii)	The sum of Thirty-Five Million Dollars ($35,000,000) shall
be paid to Seller on July 1, 1998 (such payment being hereinafter referred to as the "Second Payment"). The Second Payment shall be paid by Purchaser and SMIBV in cash by wire transfer of immediately available funds to Seller's
Account.

	(d)	Allocation of Allocable Purchase Price.  Purchaser and Seller
shall use their reasonable efforts to agree prior to the Closing Date, to allocate, among the Purchased Assets, in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate dollar amount of the sum of the Closing Payment, the Second Payment, all amounts paid to Seller under Sections 2.03(g) and (h) (collectively, the "Finished Product Payment") and that remaining portion of the Purchase Price that is treated as Purchaser's and SMIBV's cost of the Purchased Assets for federal income tax purposes (collectively, the "Allocable Purchase Price"). The allocation of the Allocable Purchase Price agreed on by the parties pursuant to this Section shall be reduced to a writing executed by Seller and Purchaser that shall be delivered by Seller and Purchaser to each other at the Closing (the "Purchase Price Allocation Agreement"). Any subsequent adjustments to the Allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-lT(f). For all purposes Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any financial statement, Tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority. Seller and Purchaser shall each be responsible for the preparation of their own Internal Revenue Code Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested.

	(e)	Fair and Equivalent Consideration.  The parties agree that the
Purchase Price constitutes full and fair equivalent consideration for the Purchased Assets and the covenants, agreements and performances of Seller under this Agreement and the Ancillary Agreements.

	(f)	Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, if (i) Purchaser or SMIBV fails to pay the Second Payment to Seller when due under this Section 2.03 ("Case 1") or (ii) Purchaser fails to pay, perform or discharge any Assumed Liabilities when the same become due ("Case 2"), then Seller's sole and exclusive remedy for such failure will be the recovery of in Case 1, money damages equal to the amount of the unpaid Second Payment not rightfully setoff or withheld by Purchaser and in Case 2 such unperformed Assumed Liabilities, plus in each Case 1 and Case 2 interest accrued on such unpaid amount (not rightfully setoff or withheld) from and after the date that the Second Payment was due and payable to Seller under this Section 2.03 (in Case 1) or the Assumed Liability was not paid, performed or discharged (in Case 2), at the lower of (i) the prime rate charged from time to time by the Bank of America, N.T.&S.A. or (ii) the highest rate of interest permitted under applicable law. Seller will not, under any circumstances, have the right to rescind or otherwise terminate or alter this Agreement, the sale or transfer of any Purchased Assets, to reacquire any Purchased Assets or to terminate this Agreement or any Ancillary Agreement or any rights of Purchaser or SMIBV hereunder or thereunder due to any failure of Purchaser or SMIBV to timely pay the Second Payment or due to any failure of Purchaser to timely pay, perform or discharge any Assumed Liability.

	(g)	Additional Payment for Finished Products.  As additional
consideration for the Finished Products (other than the Included Products), Purchaser shall pay to Seller at Closing, in addition to the Cash Payment and amounts due under Section 2.03(h) below with respect to Customer Units, Three Million Dollars ($3,000,000), less Two Hundred Thousand Dollars ($200,000) for each Storage Product sold by or for Seller prior to the Closing Date, and less any Loss or Liability of the type described in Section 9.02(k) incurred, or estimated in good faith by Purchaser to be incurred, at any time prior to or after Closing.

	(h)	Commission on Sale of Customer Units.  Purchaser shall pay to
Seller, in addition to the Cash Payment and amounts due under Section 2.03(g) above with respect to all Finished Products (other than the Included Products), a commission upon any sale by or for Purchaser of any Customer Unit during the 180 day period starting with the day after the Closing Date ("Collection Period"). The commission shall equal one-half (50%) of any revenues actually collected by or for Purchaser with respect to Customer Units sold by or for Purchaser during the Collection Period. The commission as to any particular collected revenue amount shall be paid 30 days after the end of the calendar quarter in which such revenues were collected and shall be accompanied by a quarterly report as to each such sale during such calendar quarter.

   SECTION 2.04. Real Property. The purchase and sale of the Real Property Assets from Seller to Purchaser shall, in addition to the terms and conditions of this Agreement, be governed by and carried out pursuant to the terms and conditions of the Real Property Purchase Agreements, each of which shall be executed and delivered by Seller and Purchaser concurrently with the execution of this Agreement and which shall provide for the closing of the sale and purchase of the Real Property Assets from Seller to Purchaser concurrent with the Closing of the sale and purchase of the other Purchased Assets in accordance with this Agreement.

   SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing at the offices of Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California (the "Closing") at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of the conditions to Closing set forth in
Article VIII or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date ").

   SECTION 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

	(a)	executed counterparts of all of the Ancillary Agreements to be executed and entered into by Seller;

	(b)	the Purchase Price Allocation Agreement and all other agreements, tangibles, documents and certificates to be delivered by Seller at the Closing under Section 8.02 of this Agreement;

	(c)	a receipt for the Closing Payment; and

	(d)	all other items required to be delivered pursuant to Section 8.02 or any other provision hereof.

   SECTION 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

	(a)	the Closing Payment of $150,000,000 in cash in accordance with
Section 2.03 against receipt thereof from Seller;

	(b)	executed counterparts of all of the Ancillary Agreements to be executed and entered into by Purchaser; and

	(c)	the Purchase Price Allocation Agreement and all other agreements, tangibles, documents and certificates to be delivered by Purchaser at the Closing under Section 8.01 of this Agreement; and

	(d)	the amount, if any, due under Section 2.03(g) hereof.

   SECTION 2.08. Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, but subject to Section 8.02(o) hereof, to the extent that any of the Assigned Contracts or Governmental Permits constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser and SMIBV without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable law, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each Assigned Contract or Governmental Permit whose assignment or transfer to Purchaser or SMIBV requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its best efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable, but in any event prior to the Closing Date. Purchaser and SMIBV agree to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this Section. Notwithstanding the foregoing, nothing contained herein shall obligate Purchaser to expend or pay any amount to third parties to obtain any consents, approvals or waivers.

   SECTION 2.09. SMIBV. The Purchased Assets purchased hereunder shall be sold and assigned to Purchaser and SMIBV and allocated between Purchaser and SMIBV as determined by Purchaser and SMIBV in their sole discretion and as reflected in an agreement or memorandum executed by them, except that (as between Purchaser and SMIBV) SMIBV shall have no rights to exploit such Purchased Assets within the United States of America.

   SECTION 2.10. Non-U.S. Assets.

	(a)	Non-U.S. Operations of Seller.  From the Effective Date until the
Closing Date, Seller will, and will cause all Seller Subsidiaries and all affiliates of Seller to, cooperate and assist Purchaser with (i) the evaluation and identification of Purchased Assets or assets which could properly be Purchased Assets, Seller Contracts and Employees of Seller or
Seller Subsidiaries located in or related to countries other than the United States and (ii) if Purchaser in its sole discretion so elects in writing, the transfer to, assignment to, or employment by (as the case may be) Purchaser
(in Purchaser's sole discretion) of any or all of such assets, Seller
Contracts or Employees; and upon such transfer or assignment, such assets will be considered "Purchased Assets" and such Seller Contracts will be considered "Assigned Contracts". Purchaser will not be required to make any additional payment to Seller or any of the Seller Subsidiaries or any affiliate of Seller (other than the Purchase Price) with respect to any such assets or Seller Contracts.

	(b)	French Operations; No Announcement; Price Adjustment.
Notwithstanding any other provision of this Agreement, all assets of Seller or any Seller Subsidiary located in France and all Seller Contracts pertaining to France ("French Assets") shall be Excluded Assets and shall not be included in the Purchased Assets, and any press release or other public statements by Seller concerning the transactions contemplated hereby shall so state; provided, however, that if Seller and Purchaser, SMIBV or an Applicable Purchaser Subsidiary enter into a separate written agreement with respect to the purchase and/or assignment of French Assets on a French Franc denominated basis, the Purchase Price shall be reduced by the U.S. dollar equivalent of the such French Franc sum.

	(c)	Cooperation on Assignment of Offshore Tangible Assets.  As used herein, the term "Offshore Tangible Assets" means the Tangible Assets, Inventory Assets and/or Employee Assets included in the Purchased Assets that, as of immediately prior to the Closing, are physically located in a jurisdiction other than the United States of America (a "Non-U.S. Jurisdiction"). Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that, at the Closing, the Offshore Tangible Assets that, as of immediately prior to the Closing, are located in any Non-U.S. Jurisdiction shall not be sold to Purchaser, but instead shall be sold, assigned, transferred, conveyed and delivered by Seller directly to the Applicable Purchaser Subsidiary (as defined below) for such Non-U.S. Jurisdiction. An "Applicable Purchaser Subsidiary" with respect to a particular Non-U.S. Jurisdiction means a corporate subsidiary of Purchaser that, as of immediately prior to the Closing, has been formed and exists under, or whose principal offices are located in, such Non-U.S. Jurisdiction (or, if no such subsidiary of Purchaser exists, or if Purchaser otherwise determines, such other corporate subsidiary of Purchaser as Purchaser may designate to Seller). Notwithstanding the foregoing provisions of this
Section 2.10(c) and except as otherwise provided in Section 2.10(b), no subsidiary of Purchaser shall pay to Seller any portion of the Purchase Price, which shall be paid only by the Purchaser and SMIBV (subject to any re-allocation of the Purchase Price among Purchaser and SMIBV and their respective subsidiaries and affiliates as Purchaser and SMIBV may deem advisable), subject to the terms and conditions of this Agreement. At the Closing, separate bills of sale and assignment agreements (which shall be substantially identical to the Bill of Sale in form and substance) shall be prepared, executed and delivered by Seller and each of the Applicable
Purchaser Subsidiaries to document the sale, assignment and transfer of title of the appropriate Offshore Tangible Assets to each Applicable Purchaser Subsidiary as contemplated by this Section 2.10(c) (such bills of sale are hereinafter referred to as the "Offshore Tangible Asset Bills of Sale"). Between the date of this Agreement and the Closing Date, the parties will cooperate to complete their investigation as to the physical location of all Offshore Tangible Assets so as to effectuate the purposes and intent of this
Section 2.10(c). In addition to the above, Purchaser may elect to have any Seller Contracts relating to any Non-U.S. Jurisdiction assigned directly by Seller to the Applicable Purchaser Subsidiary for such Non-U.S. Jurisdiction or to any other subsidiary of Purchaser, in which case Seller shall obtain all consents required to permit such assignment to such Applicable Purchaser Subsidiary or such other subsidiary of Purchaser.

   SECTION 2.11. Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX). Seller will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer to Purchaser and SMIBV (or if Purchaser so elects, any Applicable Purchaser Subsidiary) of any and all of the Purchased Assets.

                            ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser and SMIBV that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct:

   SECTION 3.01. Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted by Seller through the Closing, and is qualified to transact business as a non-U.S. corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to Seller, means any event, change or effect that is (or could reasonably be expected to be) materially adverse to Seller's financial condition, properties, assets, liabilities, business, operations, results of operations or prospects. The copies of the certificate of incorporation (certified by the Secretary of State of the jurisdiction of Seller's incorporation) and the bylaws of Seller, each as amended to date, which have been delivered to Purchaser, are complete and correct, and Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

   SECTION 3.02. Authorization and Validity. Seller has all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and, subject to obtaining the Seller's Stockholder Approval (as defined below), to consummate the sale to Purchaser and SMIBV of the Purchased Assets contemplated hereby and the other transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser and SMIBV) this Agreement constitutes, and, upon Seller's execution of each of the Ancillary Agreements, each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Seller's Board of Directors.

   SECTION 3.03. Subsidiaries or Affiliates. Seller has no subsidiaries except as set forth in Section 3.03 of Seller's Disclosure Letter (each of which subsidiaries is 100% owned by Seller) and Seller has no interest in any other corporation, partnership, limited partnership, limited liability company, association or joint venture. None of the Purchased Assets are owned, licensed to, leased to or otherwise held or used by any Seller Subsidiary (other than Seller) or by any other affiliate of Seller (other than Seller).

   SECTION 3.04. Capitalization; Required Stockholder Approval; Stockholders Meeting.

(a)	Capitalization. Encore's authorized and issued and outstanding capital stock consists of (i) 200,000,000 shares of Common Stock, $0.01 par value per share, of which 37,559,976 shares are issued and outstanding; and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which (A) 73,641 shares are designated Series A Convertible Participating Preferred Stock, 73,641 shares of which are issued and outstanding; (B) 1,000,000 shares are designated Series B Convertible Preferred Stock, 785,035 shares of which are issued and outstanding; (C) 1,500,000 shares are designated Series D Convertible Preferred Stock, 1,201,247 shares of which are issued and outstanding; (D) 1,500,000 shares are designated Series E Convertible Stock, 1,227,866 shares of which are issued and outstanding; (E) 1,000,000 shares are designated Series F Convertible Preferred Stock, 574,547 shares of which are issued and outstanding; (F) 1,000,000 shares are designated Series G Convertible Preferred Stock, 616,516 shares of which are issued and outstanding; (G) 700,000 shares are designated Series H Convertible Preferred Stock, 377,047 shares of which are issued and outstanding; (H) 800,000 shares are designated Series I Convertible Preferred Stock, 409,045 shares of which are issued and outstanding; and (I) 246,154 shares are designated Series J Convertible Participating Preferred Stock, none of which are issued and outstanding.

(b)	Required Vote.  The consummation of the sale and transfer of the
Purchased Assets to Purchaser and SMIBV pursuant to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements have been approved by the respective Boards of Directors of Seller and by Encore as sole shareholder of each of Encore Computer U.S., Inc. and Encore International, Inc. and must, in compliance with applicable law and Encore's certificate of incorporation and bylaws, both as amended, be approved by: (i) a majority of the outstanding stock of Encore entitled to vote thereon and
(ii) the holders of 75% of the stock of Encore (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of 75% of the stock of that class) present in person or represented by proxy and voting thereon at a meeting of the stockholders of Encore (such affirmative vote and approval of the foregoing matters by the stockholders of Encore is hereinafter referred to as the "Seller's Stockholder Approval"). Seller's stockholders are not and will not be entitled to any dissenting stockholders' appraisal rights or similar rights under any applicable law or under any certificate of incorporation, bylaws or other charter document (in each case as amended to date) of Seller with respect to the transactions contemplated by this Agreement.

   SECTION 3.05. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) breach, violate or conflict with the certificate of incorporation or bylaws of Seller, both as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller or to any of the Purchased Assets, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Governmental Permit or any of the Seller Contracts, or (d) result in the creation of any Encumbrance on any of the Purchased Assets.

   SECTION 3.06.  Consents.

(a)	Consents and Approvals.  The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the execution and delivery of the Inducement Agreements by Gould, EFI and JEC do not, and the performance of this Agreement and the Ancillary Agreements by Seller and the performance of the Inducement Agreements by Gould, EFI and JEC will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority, except for (a) filings and approvals required under the HSR Act, and (b) the filing by Seller with the U.S. Securities and Exchange Commission, and the distribution to the Company's stockholders of, a proxy statement seeking the Seller's Stockholder Approval and complying with the requirements of the Securities Exchange Act of 1934, as amended, and other applicable laws.

(b)	Consents to Assign.  Schedule 3.06(b) to Seller's Disclosure Letter sets forth a true and complete list of each and every Assigned Contract or Governmental Permit with respect to which the consent or approval of any third party or governmental authority is required in order for Seller or any of Seller's Subsidiaries or other affiliates to assign or transfer to Purchaser or SMIBV any rights or obligations under such Assigned Contract or Governmental Permit.

   SECTION 3.07. Financial Statements. Encore's consolidated audited Balance Sheets at December 31, 1995 and 1996 and the related consolidated audited statement of income, shareholders' equity and cash flows for the fiscal years ended December 31, 1995 and 1996, the unaudited consolidated balance sheet of the Encore as of March 31, 1997 (the latter balance sheet being hereinafter referred to as the "Latest Balance Sheet"), and the related consolidated unaudited statements of income, shareholders' equity and cash flows for the three-month period ended March 31, 1997, including the related schedules and notes (collectively, "Seller's Financial Statements"), have been prepared in accordance with GAAP on a basis consistent with those of prior years, are in accordance with the books and records of Seller and the Seller Subsidiaries (which books and records are complete and correct) and fairly present the consolidated financial position and results of operations of Seller as of said dates and for each of the periods indicated. Copies of the financial statements described in this Section 3.07 have been delivered to Purchaser. Encore's December 31, 1995 and 1996 Balance Sheets and the Latest Balance Sheet make full and adequate provision for all consolidated Liabilities of Seller as of their respective dates as required by GAAP and on a basis consistent with those of prior years. Seller has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Latest Balance Sheet, and (ii) those that may have been incurred after March 31, 1997, the date of the Latest Balance Sheet (the "Seller Balance Sheet Date") in the ordinary course of Seller's business consistent with past practice, and that are not material in amount, either individually or collectively. All reserves established by Seller and reflected in the Latest Balance Sheet are reasonably adequate. At the Seller Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Latest Balance Sheet as required by Statement No. 5.

   SECTION 3.08. Absence of Undisclosed Liabilities. All Liabilities of Seller have been paid when due or have been accrued properly. Seller has no Liability (and there is no basis for the assertion of any Liability), arising out of any transactions entered into at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date or any state of facts existing at or prior to the Effective Date, except for (i) Liabilities reflected on the Latest Balance Sheet or (ii) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with Seller's past practices and which are not material in amount.

   SECTION 3.09. Absence of Certain Changes or Events. Since December 31, 1996, Seller has not:

(a)	incurred or agreed to incur any material Liability, except current
Liabilities incurred in the ordinary course of business;

(b)	delayed or postponed the payment of accounts payable or other
Liabilities with respect to which payment was due;

(c)	subjected any Purchased Assets to any Encumbrance or agreed to take any such action;

(d)	transferred or leased any of its assets or properties related to the
Storage Products Business, or agreed to take any such action, other than transfers or leases in the ordinary course of business consistent with Seller's past practice;

(e)	canceled, compromised, waived or released any material right, debt or claim, or agreed to take any such action;

(f)	transferred or granted any rights under any leases, licenses or agreements or with respect to any Intangible Assets, Trademark Assets or Intellectual Property Assets or agreed to take any such action;

(g)	made or granted any individual wage or salary increase in excess of 10%
or any general wage or salary increase, or entered into any employment contract with any shareholder, officer, employee or consultant or any affiliate of Seller, changed or increased the rates of compensation payable through bonus, pension, contract or other commitment to any shareholder, officer, director, employee or consultant or any affiliate thereof for any period before or after the Effective Date of this Agreement or made any other change in employment terms for any of such persons, or agreed to take any such action;

(h)	adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance or other plan, contract or commitment for the benefit of any of its officers, directors, employees or consultants (or taken any such action with respect to any other employee benefit plan), or agreed to take any such action except to the extent that such changes are not material or are required by any regulatory agency such as the Department of Labor or the Internal Revenue Service;

(i)	entered into, or agreed to enter into, any contracts or agreements involving more than $50,000 individually or $250,000 in the aggregate, other than purchase orders entered into in the ordinary course of business;

(j)	suffered any Material Adverse Effect;

(k)	made any loan to, or received any loan from, any person or entered into any transaction with any shareholder, officer or director or any affiliate of Seller (including, without limitation, any agreement or other arrangement providing for employment of, furnishing of services by, rental or license of real or personal property from, or otherwise requiring payment to any shareholder, officer, director or affiliate of Seller), or agreed to take any such action;

(l)	permitted any Person, including, without limitation, any shareholder, officer or director or any affiliate of Seller, to withdraw assets from Seller, or agreed to permit any such action;

(m)	made any payment or transfer to or for the benefit of any shareholder, officer or director or any affiliate thereof, or agreed to take any such action;

(n)	accelerated, terminated, modified or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000 individually or more than $250,000 in the aggregate, to which Seller is a party or by which it is bound, or agreed to take any such action; or

(o)	made a bulk sale of inventory at below normal margins for the inventory sold or declared, set aside or paid any dividend or made any payment or distribution to its shareholders (whether in cash or in kind), or agreed to take any such action.

   SECTION 3.10.  Tax Matters.

(a)	Tax Returns.  Seller and each Seller Subsidiary has prepared and timely filed all required federal, state, local and non-U.S. returns, estimates, information statements and reports ("Returns") relating to any and all Taxes attributable to Seller or any Seller Subsidiary and such Returns were true and correct and completed in accordance with applicable law.

(b)	Payments.  Seller and each Seller Subsidiary (i) has paid all Taxes that
Seller or such Seller Subsidiary is required to pay and has withheld with respect to its Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and paid such withheld amounts to the appropriate governmental body within the time prescribed by law, and (ii)
Seller has accrued on Seller's Financial Statements all Taxes attributable to the periods covered by Seller's Financial Statements and has not incurred any liability for Taxes for the period since the Seller Balance Sheet Date other than in the ordinary course of business, consistent with Seller's past practices.

(c)	No Delinquencies.  Neither Seller nor any Seller Subsidiary has been delinquent in the payment of any Tax nor has there been any Tax deficiency outstanding, proposed or assessed against Seller or any Seller Subsidiary, as the case may be, nor has Seller or any Seller Subsidiary executed any waiver of any statute of limitations on, or extended the period for assessment or collection of, any Tax.

(d)	No Audit.  No audit or other examination of any Return of Seller or any
Seller Subsidiary is presently in progress, nor has Seller or any Seller Subsidiary been notified of any request for such an audit or other examination.

(e)	No Unpaid Liabilities.  Neither Seller nor any Seller Subsidiary has any
liability for any unpaid federal, state, local and non-U.S. Taxes which have not been accrued or reserved against on Seller's Financial Statements, whether asserted or unasserted, contingent or otherwise.

(f)	Copies Made Available.  Seller has made available to Purchaser copies of all federal and state income tax returns and all state sales and use tax returns for Seller for all periods ending after December 31, 1994.

(g)	No Tax Liens.  There are (and as of immediately following the Closing there will be) no Encumbrances or charges of any sort on any of the assets of Seller relating to or attributable to Taxes, other than liens for personal property, sales and payroll taxes not yet due and payable.

(h)	Tax Exempt Use Property.  None of Seller's assets related to the Storage
Products Business are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(i)	No Parachute Payments.  There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any past or present employee of Seller or any Seller Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(j)	No Tax Sharing Agreement.  Neither Seller nor any Seller Subsidiary is a
party to a third-party tax sharing or allocation agreement with any third party nor does Seller or any Seller Subsidiary owe any amount under any such agreement, other than this Agreement.

   SECTION 3.11. Title to and Condition of Purchased Assets; Sufficiency of Purchased Assets. Seller owns all the Purchased Assets and has good and marketable title in and to all of the Purchased Assets, free and clear of all Encumbrances whatsoever, except for licensed and leased assets specifically listed as such, and Encumbrances listed, in Section 3.11 of Seller's Disclosure Letter. No Seller Subsidiary other than Seller owns any of the Purchased Assets. All of the tangible personal property included in the Purchased Assets is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently used. The Purchased Assets constitute all assets, properties, rights and Intellectual Property Rights that are necessary or required to enable Purchaser, following the Closing, to own, conduct, operate and maintain the Storage Products Business as historically conducted or as proposed to be conducted by Seller through the Closing Date without: (i) the need for Purchaser to acquire or license any other asset, property or Intellectual Property Right, (ii) the breach or violation of any contract or commitment; and (iii) infringement of any Intellectual Property Right of any party other than Purchaser. Without limiting the preceding sentence, the Assigned Contracts include, without limitation, all Storage Products Leases, all Real Property Leases and all Storage Products Licenses. Title to all the Purchased Assets is freely transferable from Seller to Purchaser and SMIBV free and clear of all Encumbrances without obtaining the consent or approval of any person. None of the Purchased Assets (whether tangible or intangible) that were used in the Storage Products Business have been removed from use in such business since December 31, 1996. The current location of all tangible Purchased Assets is set forth in Schedule 3.11 to Seller's Disclosure Letter, and Seller will not re-locate any material Purchased Assets from the location(s) shown for such Purchased Assets on Schedule 3.11 to Seller's Disclosure Letter without Purchaser's prior written consent. Seller has paid in full all royalties, fees and any other payments that have ever become due and payable under all license agreements included among the Assigned Contracts or related to any of the Purchased Assets and no further royalties, license fees, maintenance and support fees or any other payments whatsoever are due and payable, nor will any further royalties, license fees, maintenance and support fees or any other payments whatsoever become due and payable in the future, under any license agreements included among the Assigned Contracts or with respect to any Purchased Assets under any circumstances. Except as may be set forth in the Disclosure Letter or any schedule to this Agreement, none of the Purchased Assets is licensed from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any license or other agreement. None of the Purchased Assets is licensed to any third party, including any Seller Subsidiary or any other affiliate of Seller. The Certified Tangible Asset Schedule was prepared in the ordinary course, in a manner consistent with Seller's past practice and in accordance with Seller's business records and in accordance with GAAP and all other applicable professional standards and is true, accurate and complete.

   SECTION 3.12. Real Property Assets. Seller's title in the Real Property Assets is free and clear of all Encumbrances created by or through Seller, except: (a) liens for Taxes and assessments not yet due and payable (which are summarized in Section 3.12 of Seller's Disclosure Letter); and (b) immaterial imperfections of title set forth in the title report attached as
Exhibit 3.12A to Seller's Disclosure Letter (for the Fort Lauderdale Facility) and in the title report attached as Exhibit 3.12B to Seller's Disclosure Letter (for the Melbourne Facility) and in the title report attached as
Exhibit 3.12C to Seller's Disclosure Letter (for the Condominiums), respectively, each of which title reports is dated within thirty days of the Effective Date; provided, however, that nothing herein shall release or discharge Seller from any of Seller's obligations under the Real Property Purchase Agreements. The Real Property Assets are in good condition and repair and are supplied with utilities and other services reasonably necessary for the operation of such facilities. Seller does not sublease any of the Real Property Assets. No portion of any of the Real Property Assets is leased by Seller to any person or leased to Seller by any person. Seller's current use of the Real Property Assets is permitted by all applicable laws and regulations (including without limitation zoning laws) and Seller has all permits and licenses necessary to use and occupy (and permit Purchaser to use and occupy) the Real Property Assets.

   SECTION 3.13. Lists of Certain Assets. Schedule 3.13 to Seller's Disclosure Letter contains a true, correct and complete list of:

(a)	all of the Tangible Assets (including without limitation equipment, machinery and vehicles), including original cost, depreciation and current book value of each of such Tangible Assets;

(b)	all of the following items that relate in any manner to the Storage
Products Business, any or all of the Storage Products or any of the Purchased
Assets:
	(i)	all contracts or agreements for the purchase or sale of raw
materials, supplies, products or other personal property or for the furnishing or receipt of services;

	(ii)	all license arrangements or agreements, including distribution, sublicense, marketing, development or resale agreements of any kind;

	(iii)	all business licenses, franchises, approvals, Governmental
Permits, registrations and similar rights;

	(iv)	all other Seller Contracts, except for Seller Contracts that either (A) are Excluded Contracts; or (B) are (w) unrelated to Intellectual Property Rights or to any Encumbrance binding on Seller, any Seller Subsidiary, any Seller affiliate or any of the Purchased Assets, and (x) not a Restrictive Agreement (as defined below), and (y) not material, individually or in the aggregate, and (z) terminable on 30 days or less notice without liability; and

(c)	all offices or locations in, or from which, the Storage Products
Business is conducted, wherever located.

True and complete copies of the documents referred to in such list have been made available to Purchaser. All Seller Contracts are valid, in full force and effect, and enforceable in accordance with their respective terms, and no party has repudiated or claimed a breach of any provision thereof and no breach or default thereunder will result from this Agreement, any of the Ancillary Agreements, or any of the transactions contemplated hereby or thereby. Neither Seller nor any other party to any Seller Contract is in material breach or default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Seller or, to Seller's knowledge, on the part of any other party, to any Seller Contract that is continuing unremedied. Those Seller Contracts not listed pursuant to this Section 3.13 do not in the aggregate represent a material portion of the liabilities of the Company.

   SECTION 3.14. No Restrictive Agreements. Neither Seller nor any Seller Subsidiary is a party to, and no Purchased Asset is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) Seller from freely engaging in its business (including without limitation the Storage Products Business) as now conducted or proposed to be conducted by Seller through the Closing Date or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Seller may address in operating its business) (collectively, "Restrictive Agreements") other than this Agreement.

   SECTION 3.15. Full Force and Effect. Each Assigned Contract and Governmental Permit assigned to Purchaser or SMIBV or assumed by Purchaser pursuant to this Agreement or any of the Ancillary Agreements is in full force and effect and is not subject to any breach or default thereunder by Seller or any other party thereto.

   SECTION 3.16. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to the best of Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Seller's authority, right or ability to sell or convey any of the Purchased Assets to Purchaser or SMIBV hereunder or otherwise perform Seller's obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Seller's right, title or ownership of any of the Purchased Assets or seeks to impose an Encumbrance on, or a transfer of title or ownership of, any Purchased Asset; (iii) asserts that any Purchased Asset, or any action taken by any employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller with respect to any Purchased Asset, infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Storage Products Business, the sale, license, marketing or distribution of any Storage Product or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) would impair or have an adverse affect on Purchaser's or SMIBV's right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset; (vi) involves a wrongful termination, harassment or other employment-related claim by any applicant for employment or any present or former employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller or that would adversely affect or prevent Purchaser from hiring or employing any Employee; (vii) involves or relates to any potentially material claim against Seller by any creditor of Seller or involves any claim of fraudulent conveyance or any similar claim; or (viii) may adversely affect, contest or challenge Gould's or EFI's or JEC's authority to enter into, and perform its respective obligations under, the respective Inducement Agreement to which it is a party. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which affect any of the Purchased Assets or Purchaser's ability to hire any Employee.

   SECTION 3.17.  Compliance with Laws.

(a)	General.  Seller has complied with and has not received any notices of violation with respect to, any non-U.S., federal, state or local statute, law or regulation (including any Environmental Law), domestic or non-U.S., applicable to the Storage Products Business or any of the Purchased Assets. Without limitation of the foregoing, the Real Property Assets conform to and comply with all applicable legal requirements, laws, rules and regulations, including without limitation, all Environmental Laws, zoning laws or building codes, the Occupational Safety and Health Act ("OSHA") and the Americans With Disabilities Act. Seller has no knowledge of any pending or proposed OSHA regulations or amendments to OSHA regulations (including toxic chemical regulations) that would require any change in any of Seller's facilities, equipment, operations or procedures or affect Seller's business or its costs of conducting its business as now conducted. Seller has never made any bribes, kickback payments or other illegal contributions. Seller holds all necessary Governmental Permits for the conduct of the Storage Products Business and all such Governmental Permits are freely transferable to Purchaser.

(b)	Proxy Statement.  Seller's Proxy Statement (as defined in Section 5.03)
in the form sent to Encore's stockholders, shall fully comply with the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, and with all other applicable laws, including without limitation all applicable securities laws.

   SECTION 3.18. No Representation to Employees. Seller has made no representations to any employee of Seller, any Seller Subsidiary or any other affiliate of Seller or to any consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller concerning whether Purchaser will offer to hire or will hire such employee, consultant or contractor, the length of time the employee's, consultant's or contractor's work, employment or service may continue with Purchaser (if at all) or, to the extent inconsistent with the terms hereof, the compensation or benefits to be paid to the employees or any consultant or contractor by Purchaser or other terms or conditions of employment with Purchaser. Seller has made no representation to any employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller that Purchaser can or will terminate the employment of its employees only upon certain terms or conditions or only on certain grounds or that such employment is anything other than "at will".

   SECTION 3.19.  Employees.

(a)	Employee List.  Set forth in Schedule 3.19 to Seller's Disclosure Letter is a complete and accurate list of all the Employees (as defined in Section 6.01). Schedule 3.19 to Seller's Disclosure Letter also contains a complete and accurate list of all consultants and contractors currently hired, retained or engaged (or that were hired, retained or engaged at any time on or after January 1, 1996) by Seller or by any Seller Subsidiary or any other affiliate of Seller to perform any work or services related to the Storage Products Business (collectively "Consultants" and each individually a "Consultant").
Such Schedule 3.19 also contains a true and accurate list of all locations at which Employees and/or Consultants are working as of the date hereof, together with the date of hire, location of employment, years of employment or service, current annual base salary and (in the case of Consultants) current compensation arrangement for each Employee and Consultant.

(b)	Employment and Consulting Agreements.  Schedule 3.19 to Seller's
Disclosure Letter includes a complete and accurate list of (i) all employment contracts related to any Employee (if any) that are (or will prior to the Closing be) in effect and (ii) all consulting or similar agreements related to any Consultant that are (or will prior to the Closing be) in effect.

(c)	No Terminations Planned; No Restrictions.  Seller has not received any notice, nor, to Seller's knowledge is there any reason to believe, that any executive or key employee of Seller or any group of employees of Seller has any plans to terminate his, her or their employment with Seller. To Seller's knowledge, no executive or key employee is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of Seller prior to the Closing Date and, if such person becomes an employee of Purchaser, to the affairs of Purchaser after the Closing Date.

(d)	Compliance.  Seller has complied with all laws, rules and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. Seller will not be required to give any notice under the WARN Act or any plant closing or similar law as a result of this Agreement, the sale to Purchaser and SMIBV of the Purchased Assets or any of the other transactions contemplated by this Agreement.

(e)	Labor Matters.  Seller does not have any labor relations problems or disputes, nor has it experienced, nor is there threatened, any strike, grievance, claim of unfair labor practices, other collective bargaining dispute or any other material labor difficulty. Seller is not a party to or bound by any collective bargaining agreement or union contract there is no union or collective bargaining unit at Seller's facilities. No union organization effort is threatened, initiated or is in progress with respect to any employees of Seller and no such union organization effort has been threatened or initiated at any time since June 1, 1996.

(f)	No Debt.   Seller is not indebted to any officer, director, employee, consultant or shareholder, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with Seller's past practice and not yet payable, nor is any officer, director, employee or shareholder so indebted to Seller.

   SECTION 3.20.  Pension and Employee Benefit Matters.

(a)	Employee Benefit Plans.  Schedule 3.20 to Seller's Disclosure Letter
sets forth a true and complete list of each worldwide employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each savings or pension plan or similar arrangement, each plan or arrangement (written or oral) providing for insurance coverage (including any self-insurance arrangements), workers' compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement or pension benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchases, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Seller, any Seller Subsidiary or any other affiliate of Seller and covers any employee or former employee of Seller, any Seller Subsidiary or any other affiliate of Seller in any jurisdiction of the world (collectively, the "Seller Employee Benefit Plans"). Each Seller Employee Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Seller Employee Benefit Plan, including without limitation ERISA. Seller has delivered to Purchaser or its counsel a complete and correct copy or description of each Seller Employee Benefit Plan.

(b)	COBRA Compliance.  The group health plans (as defined in Section
4980B(g) of the Code) that benefit employees of Seller, any Seller Subsidiaries or any other affiliates of Seller are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Seller Employee Benefit Plans, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Seller, or for which Purchaser or SMIBV may become liable by virtue of their acquisition of the Purchased Assets or the hiring by Purchaser of any Employee.

(c)	No Liability.  Neither Purchaser nor SMIBV will suffer any Liability or adverse consequence from the administration, termination or continuation of any of the Seller's Employee Benefit Plans or from any failure of any post-Closing distribution of benefits to employees of Seller to be made by Seller in compliance with all applicable legal requirements. Seller will remain liable for all costs of employee compensation, including without limitation: (i) all employee benefits and claims for periods prior to the Closing Date, (ii) Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter and (iii) all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with Seller, any Seller Subsidiary or any other affiliate of Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or other costs arising from any failure by Seller, any Seller Subsidiary or any other affiliate of Seller to provide group health plan continuation coverage. All Seller Employee Benefit Plans (including without limitation any of such plans related to savings, pension or retirement or similar benefits) are fully funded and neither Purchaser nor SMIBV are now, nor will they, as a result of the consummation of any of the transactions contemplated by this Agreement, become, liable under the laws of any country or jurisdiction, to pay into, contribute or otherwise fund any amounts that may be payable into or due to any Seller Employee Benefit Plan.

   SECTION 3.21. Supplier and Customer Relationships. Seller has good commercial working relationships with its customers for the Storage Products Business and since January 1, 1997, no customer or supplier, accounting for two percent (2%) or more of Seller's gross sales revenues or purchases of supplies related to the Storage Products Business, has canceled or otherwise terminated its relationship with Seller, decreased or limited materially its purchases or materials supplied to Seller from the corresponding period in 1996, or, to Seller's knowledge, threatened to take any such action.

   SECTION 3.22.  Product and Inventory Status.

(a)	Product Quality, Warranty Claims.  All products manufactured, sold, licensed, leased or delivered by Seller and all services provided by Seller, to customers on or prior to the Closing Date (including all Storage Products) conform to applicable contractual commitments, express and implied warranties, product specifications and quality standards, and Seller has no material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by Seller, and no service provided by Seller, to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity except as expressly set forth in Section 3.22 of Seller's Disclosure Letter.

(b)	Product Liability.  Neither Seller nor any Seller Subsidiary has any
Liability (and to Seller's knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or any Seller Subsidiary or any affiliate of Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product (including any Storage Product) manufactured, sold, leased or delivered by Seller or any Seller Subsidiary or any affiliate of Seller prior to the Closing Date. All such personal injury or property damage product liability claims that have been asserted against Seller since December 31, 1996, whether covered by insurance or not and whether litigation has resulted therefrom or not, are listed and summarized in Section 3.22 of Seller's Disclosure Letter.

(c)	Inventory.  To Seller's knowledge, the Inventory Assets consist of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable, fit for the purpose for which it was procured or manufactured, and in a condition and quantity usable in the ordinary course of business. To Seller's knowledge, none of the Inventory Assets is obsolete, damaged or defective.

   SECTION 3.23.  Intellectual Property Rights.

(a)	Ownership.  Seller owns or has the right to use pursuant to license, sublicense, agreement, or other valid permission, all Intellectual Property Rights necessary or desirable for the operation of the business of Seller (including without limitation the Storage Products Business) as presently conducted and as presently proposed to be conducted. Each Intellectual Property Right owned, licensed to or used by Seller in the Storage Products Business immediately prior to the Closing Date hereunder will be owned, licensed to or available for use by Purchaser and SMIBV on identical terms and conditions immediately subsequent to the Closing Date. Seller has taken all reasonable steps to maintain and protect all Intellectual Property Rights that it owns, has licensed or uses.

(b)	No Infringement.  The Purchased Assets include all assets, properties and Intellectual Property Rights necessary to enable Purchaser and SMIBV to conduct the Storage Products Business in the manner in which such business was conducted by Seller on the Effective Date and as such business is currently being conducted (assuming such business was or is being actively conducted) and as such business is proposed to be conducted through the Closing Date, in each case without the need for any license from any person. The Purchased Assets, including but not limited to the Storage Products, the Intangible Assets, the Inventory Assets, the Intellectual Property Assets, the Trademark Assets and the Technology Deliverables do not infringe upon, misappropriate or otherwise conflict with, any Intellectual Property Rights of any third party and no third party has asserted or threatened to assert against Seller any claim of infringement or misappropriation of any Intellectual Property Rights. The transfer of the Purchased Assets to Purchaser and SMIBV will not infringe upon any Intellectual Property Right of any third party. To the best knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of Seller.

(c)	Recorded Intellectual Property Rights and Licenses. Schedule 3.23(c) to
Seller's Disclosure Letter identifies: (i) each patent, copyright, mask work, trademark or service mark (or registration thereof) which has been granted or registered and issued to Seller in any jurisdiction, (ii) each pending patent application or application for registration of a copyright, mask work, trademark, service mark or similar right which Seller has made in any jurisdiction, (iii) all unregistered copyrights and (iv) each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property Rights or any of the Purchased Assets. Seller has delivered to Purchaser correct and complete copies of all such patents, patent applications, copyrights and mask work registrations and all applications, licenses, agreements and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership of each such item. Schedule 7 to Seller's Disclosure Letter identifies each trademark, service mark, trade name and logo used in connection with the Storage Products Business.

(d)	Ownership.  With respect to each Intellectual Property Right, license, agreement or other permission required to be identified in Schedule 3.23(c) to Seller's Disclosure Letter: (i) Seller possesses all right, title and interest in and to such Intellectual Property Right, license, agreement or permission free and clear of any Encumbrance, license or other restriction;
(ii) such Intellectual Property Right, license, agreement or permission is not subject to any outstanding order or charge; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller's knowledge, is threatened, which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property Rights, license, agreement or permission.

(e)	Licenses.  Schedule 3.23(e) to Seller's Disclosure Letter sets forth and summarizes each license Seller has granted to any third party with respect to any Intangible Asset or Intellectual Property Asset. Such Schedule 3.23(e) sets forth and summarizes each Intellectual Property Right that a third party owns and that Seller uses pursuant to a license, sublicense, agreement or other permission. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Intellectual Property Right required to be identified in such Schedule 3.23(e): (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Purchaser's and SMIBV's benefit immediately following the Closing and all consents to the assignment of each Seller Contract (including without limitation each Seller Contract that is a license, sublicense, agreement, permission or covenant not to compete together with all Intellectual Property Rights relating thereto) needed to assign any such Seller Contract to Purchaser and/or SMIBV or any other subsidiary of Purchaser designated by Purchaser have been obtained;
(iii) the license, sublicense, agreement or permission does not restrict Seller's ability to do business in any jurisdiction or with respect to any market or industry; (iv) Seller is not in breach or default of, and to Seller's knowledge, no other party to any such license, sublicense, agreement or permission is in breach or default of, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default of, or permit termination, modification or acceleration of, any such license, sublicense agreement or permission; (v) to Seller's knowledge, no party to the license, sublicense, agreement or permission has repudiated or contested any provision thereof; (vi) with respect to each sublicense, to Seller's knowledge, the representations and warranties set forth in clauses (i) through
(v) above are true and correct with respect to the underlying license; (vii) to Seller's knowledge, the underlying Intellectual Property Rights are not subject to any outstanding order or charge; (viii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's knowledge, is threatened which challenges the legality, validity or enforceability of any such license, sublicense, agreement or permission or any Intellectual Property Right governed thereby;
and (ix) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission. Neither Seller, nor any Seller Subsidiary nor any affiliate of Seller is liable for, or has made any contract or arrangement whereby it may become liable to, any person for any royalty, fee or other compensation for the ownership, use, license, sale, distribution, manufacture, reproduction or disposition of any Purchased Asset. No person other than Seller holds any license or other right to manufacture, modify, distribute or market any of the Storage Products or other Purchased Assets. No person (other than Purchaser and SMIBV) will be or become entitled to receive a copy of source code of any software included among the Purchased Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. To Seller's knowledge, no person holds or has been granted access to any copy of source code of any software included among the Purchased Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code; and (ii) not to use such source code for any purpose except to support such person's internal use of such source code or to modify such source code solely for the purpose of internally using such modifications.

(f)	Employee Invention Agreements.  All employees, contractors and consultants of Seller, any Seller Subsidiary or any other affiliate of Seller (including but not limited to all the Employees and all the Consultants) and any other third parties who have been involved in the development of Seller's Storage Products Business, any Storage Product or any Purchased Asset, have executed invention assignment and confidentiality agreements in the form delivered to Purchaser's counsel, and all employees and consultants of Seller who have access to confidential information or trade secrets related to the Storage Products Business and/or the Purchased Assets have executed appropriate nondisclosure agreements in the form delivered to Purchaser's counsel. Seller has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Storage Products, Intangible Assets and Intellectual Property Assets.

(g)	Assigned Contracts.  The Assigned Contracts include all Storage Products
Licenses and other licenses that are or may be necessary for Purchaser and SMIBV to hold in order to operate the Storage Products Business after the Closing and/or to manufacture, have manufactured, use, sell, lease, license, market, distribute, install, service, support or otherwise commercially exploit any or all of the Storage Products or Purchased Assets without: (i) the need to purchase, license or acquire any other asset or property; (ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software, technology, Industrial Property or Intellectual Property Rights of any third party. The Assigned Contracts include, without limitation, all Storage Products Leases.

(h)	Product Development and Customer Complaints.  Seller has made a full, complete and accurate disclosure to Purchaser regarding the state of development of the Storage Products and other Purchased Assets, including all known deficiencies and all customer complaints known to Seller. Each of the Storage Products complies with the specifications set out in any disclosure materials provided by Seller to Purchaser and conforms in all material respects to express representations made and express warranties given by Seller to its customers.

(i)	Product Compliance.  All of the Storage Products, as such are currently marketed, and all other Purchased Assets, are capable of fully performing in accordance with their current specifications, documentation and warranties, at any and all chronological dates (including, but not limited to, dates after the Year 2000), both currently and in the future without any adverse change or effect, and without the need to modify or alter any of such Storage Products or Purchased Assets in any respect.

(j)	Nondisclosure Agreements.  To Seller's knowledge, no third party is in possession of any confidential information pertaining to any of the Purchased Assets, except pursuant to a written confidentiality agreement in a form disclosed in writing to Purchaser. Seller has not knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any of the Purchased Assets or any of Seller's Intellectual Property Rights to enter the public domain, or has in any way affected its absolute and unconditional ownership thereof.

   SECTION 3.24. Brokers. No broker, finder or investment banker (other than Genesis Merchant Group Securities LLC ("Genesis"), which shall be paid a fee of $250,000 for rendering the opinion contemplated by Section 8.02(z) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

   SECTION 3.25.  Environmental Matters.

(a)	Environmental Obligations.  The Fort Lauderdale Facility, the Melbourne
Facility, the Condominiums and any other facilities or sites at which the Storage Products Business or any other business of Seller, any Seller Subsidiary or any other affiliate of Seller is now or has previously been conducted by Seller, any Seller Subsidiary or any other affiliate of Seller, or any of their predecessors-in-interest (collectively, the "Facilities") are not (and with respect to each such previously owned, used or operated Facility was not, when Seller, any Seller Subsidiary or any other affiliate of Seller or any of their respective predecessors left such Facility) in violation of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Substances or the environmental conditions on or under such properties or facilities, including but not limited to, soil and ground water conditions. During the time that Seller, any Seller Subsidiary, any other affiliate of Seller or any of their respective predecessors-in-interest owned, leased, operated or occupied any Facility, Seller, each Seller Subsidiary, each other affiliate of Seller and each of their respective predecessors-in-interest did not use, generate, manufacture or store on or under any part of any such Facility, or transport to or from any part of any Facility, any Hazardous Substances in violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Substances on, from or under any part of any Facility and no Hazardous Substances are currently present in, on, under or about any of the Facilities or their groundwater or soil.

(b)	Environmental Obligations.  Seller, each Seller Subsidiary and each other affiliate of Seller is conducting, and at all times has conducted, its business and operations, and has occupied and used the Facilities, in accordance with and in compliance with all Environmental Laws so as not to give rise to liability under any Environmental Laws. To Seller's knowledge (including, without limiting the definition of "Seller's knowledge" herein, the knowledge of any officer or manager of Seller responsible for environmental compliance issues), there is no reasonable basis to believe or suspect that Seller's business, or the business of any Seller Subsidiary or any other affiliate of Seller, has been conducted or is being conducted in violation of any Environmental Laws, and Seller does not have any knowledge of pending or proposed changes to any Environmental Laws that would require any changes in any of Seller's Facilities, equipment, operations or procedures or affect such business or the cost of conducting such business as now conducted.

(c)	Compliance, Disclosure of Environmental Conditions.  No conditions, circumstances or activities have existed or currently exist with respect to the Facilities or the business or property of Seller, each Seller Subsidiary or any other affiliate of Seller, which could reasonably be expected to result in recovery by any governmental authority or other person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, or safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to Seller's business or any properties or assets of Seller (including without limitation the Facilities) that could reasonably be expected to subject Seller or Purchaser to any administrative, civil or criminal liability, injunctive relief, penalty or obligation or Environmental Damages, whether under common law or equitable theory or pursuant to Environmental Laws, or which in the future could reasonably be expected to result in or may have in the past resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health or safety or the environment.

(d)	No Outstanding Orders or Actions.  There are no outstanding orders, injunctions or decrees against Seller, nor are there any pending or threatened investigations of any kind against Seller, concerning any environmental, public health, safety or land use matters or other Environmental Laws, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the management of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, pending, affecting or, to Seller's knowledge, threatened against Seller, any Seller Subsidiary or any other affiliate of Seller at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Laws, and to Seller's knowledge, there are no existing grounds on which any such action, suit or proceeding could reasonably be expected to be commenced.

(e)	No Waste Disposal.  Any chemicals and chemical products which are included among the Purchased Assets are integral to and required for the conduct of Seller's business, have not been and are not intended to be discarded, and are not waste or waste materials. All Hazardous Substances and waste materials generated, used, transported, treated, stored or disposed of in connection with Seller's business are handled, stored, treated and disposed of in accordance with applicable Environmental Laws. Section 3.25 of the Disclosure Letter describes all Hazardous Materials present on properties (including without limitation the Facilities) leased or owned by Seller, any Seller Subsidiary or any other affiliate of Seller or which has been treated, stored or disposed of in connection with the business of Seller, any Seller Subsidiary or any affiliate of Seller on such properties. At no time has any radioactive waste been treated on any properties leased or owned by Seller.

(f)	No Limitation.  Nothing herein is intended to limit or modify any representations or warranties regarding the subject matter of this Section
3.25 that are made or set forth in any of the Real Property Purchase
Agreements.

   SECTION 3.26. Insurance. Seller has policies of insurance (i) covering risk of loss on the Purchased Assets, (ii) covering products liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all with responsible and financially sound insurance carriers in adequate amounts and, to Seller's knowledge, in compliance with governmental requirements and in accordance with good industry practice. To Seller's knowledge, all such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect following the Closing Date and Seller's workers' compensation policy will be kept in force after the Closing at Purchaser's expense until such time as Purchaser is able to arrange for replacement coverage. Neither Seller nor, to Seller's knowledge, any other party to any such policy is in breach or default (including without limitation with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute such a breach, default or event of default, or permit termination, modification or acceleration under any such policy by Seller, or to Seller's knowledge, by any other party. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of Seller, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date, and Seller has not received notice of any increase in any such premium. All material claims made during the three-year period ending on the Closing Date with respect to any insurance coverage of Seller listed in the first sentence of this Section, are set forth on Schedule 3.26 to Seller's Disclosure Letter. Seller does not engage in any self-insurance activities.

  SECTION 3.27. Disclosure. No representation, warranty or statement by Seller in this Article III, or in any Ancillary Agreement or in any written statement or certificate furnished to Purchaser or SMIBV by or on behalf of Seller pursuant to this Agreement or the transactions contemplated hereby, or in any report filed by Seller with the U.S. Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, since December 31, 1994, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. To Seller's knowledge, there is no fact which can reasonably be expected to have a Material Adverse Effect on (i) the business, condition, affairs or operations of Seller, (ii) any of Seller's properties or assets or,
(iii) to Seller's knowledge, any of Seller's prospects, which has not been set forth in this Agreement or Seller's Disclosure Letter. Nothing in Seller's Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in the manner described in the immediately preceding clause so long as it is cross-referenced wherever else applicable in Seller's Disclosure Letter in a manner sufficiently clear to identify which representation or warranty an exception is being made to. No disclosure made to Purchaser, discovery made by Purchaser or knowledge of Purchaser, including without limitation (i) any disclosure made by Seller, Seller Subsidiaries, affiliates of Seller or Gould to Purchaser during the course of Purchaser's due diligence inquiry into Seller, Gould, the Purchased Assets, the arrangements, assets, financial condition and other affairs of Seller, Seller Subsidiaries, affiliates of Seller and Gould and any other transaction contemplated by this Agreement,
(ii) any discovery made by Purchaser during the course of such due diligence inquiry or (iii) any knowledge of Purchaser resulting from such due diligence inquiry, shall be deemed adequate or sufficient to constitute an exception to a representation or warranty made herein unless such exception is expressly included and described in Seller's Disclosure Letter in the manner required by the preceding sentence. The representations and warranties of Seller shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or knowledge of Purchaser. For purposes of this Agreement, each statement or other item of information set forth in Seller's Disclosure Letter shall be deemed a representation and warranty made by Seller to Purchaser in this Agreement. The Seller's Disclosure Letter may not be amended, modified or corrected in any way, except with Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion.

   SECTION 3.28. Solvency; No Bankruptcy or Insolvency Proceedings. Seller, each Seller Subsidiary and each of Seller's other affiliates, taken either individually or together as a group, are each currently Solvent (as defined in Article I) and will continue to be Solvent following the Closing of the transactions contemplated by this Agreement. None of Seller, any Seller Subsidiary or any other affiliate of Seller, or any of their respective assets or properties, is subject to, or the subject of, any Insolvency Proceeding. None of Seller, any Seller Subsidiary or any other affiliate of Seller has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action and no assets or properties of Seller, any Seller Subsidiary or any other affiliate of Seller are subject to any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against Seller or any of its assets or properties. Seller has no any reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and Seller is not aware of any grounds for any of the aforementioned actions or like action. Neither Seller nor any of its affiliates intends to file for protection under any bankruptcy or insolvency law.

   SECTION 3.29. Fairness of Consideration. The consideration paid and agreements made by Purchaser and SMIBV under this Agreement for the Purchased Assets represents fair and reasonably equivalent consideration for the Purchased Assets, and all other assignments and agreements made by Seller under this Agreement and the Ancillary Agreements. Seller is not entering into this Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements referenced in this Agreement will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreement will not give rise to any right of any creditor of Seller, any Seller Subsidiary or any other affiliate of Seller to assert any claim whatsoever against Purchaser or SMIBV or any of the Purchased Assets in the hands of Purchaser, SMIBV or any of their respective successors and assigns following the Closing.

   SECTION 3.30. Bulk Sales. Seller has no Purchased Assets in any jurisdiction that has applicable bulk sales or similar laws.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

   SECTION 4.01.  Incorporation and Authority of Purchaser and SMIBV.

(a)	Purchaser.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or is to be a signatory, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which Purchaser is a signatory or is to be a signatory at the Closing have been or will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Ancillary Agreements to which Purchaser is a signatory as of the date hereof constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms and the Ancillary Agreements to which Purchaser is to be a signatory, upon their execution by Purchaser, will constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

(b)	SMIBV.  SMIBV is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is to be a signatory, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which SMIBV is to be a signatory at the Closing will be, duly executed and delivered by SMIBV, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of SMIBV enforceable against SMIBV in accordance with its terms and the Ancillary Agreements to which SMIBV is to be a signatory, upon their execution by SMIBV, will constitute legal, valid and binding obligations of SMIBV, enforceable against it in accordance with their respective terms.

   SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and SMIBV do not and will not (a) violate or conflict with the certificate of incorporation or bylaws of Purchaser or similar charter documents of SMIBV,
(b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or SMIBV or
(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser, SMIBV or any of their respective subsidiaries is a party or by which any of such material assets or properties is bound or affected.

   SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and SMIBV do not, and the performance of this Agreement and the Ancillary Agreements by Purchaser and SMIBV will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Purchaser or SMIBV, except (a) under the HSR Act,
(b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay Purchaser or SMIBV from performing any of its material obligations under this Agreement or any of the Ancillary Agreements, and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

   SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                 ARTICLE V

                          ADDITIONAL AGREEMENTS

   SECTION 5.01. Conduct of Business Prior to the Closing. Seller covenants and agrees that, between the date hereof and the Closing Date, it will (except as Purchaser otherwise agrees in its sole discretion which as to clause
(d) below will not unreasonably be withheld):

(a)	not sell, transfer, assign, convey, license, move, relocate or otherwise dispose of any of the Purchased Assets or permit any Seller Subsidiary or any other affiliate of Seller to do so (except that Finished Products (other than the Included Products) may be sold by Seller in the ordinary course and consistent with Seller Practice (as defined in Section 5.14(a)));

(b)	conduct the Storage Products Business in the ordinary course and consistent with Seller's past practice (taking into account the sale of the Purchased Assets contemplated hereby and Seller's other agreements hereunder) except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser in a writing signed by Purchaser;

(c)	not transfer any Employees of the Storage Products Business to any other division or position of employment within Seller or any of Seller's
Subsidiaries or any other affiliates of Seller;

(d)	not terminate the employment of any Employee;

(e)	not encourage or otherwise act to cause any Employee not to accept any offer of employment by Purchaser made pursuant to Section 6.01 hereof;

(f)	not change the base salaries or bonus programs of any of the Employees or establish a bonus plan or any new employee benefits for any Employee without Purchaser's prior written approval;

(g)	provide Purchaser with reasonable access to and the opportunity to meet and interview each of the Employees for the purpose of negotiating offers of employment contingent upon the consummation of the sale and transfer of the Purchased Assets to Purchaser and SMIBV and the other transactions contemplated hereby;

(h)	use Seller's best efforts to secure and preserve good and marketable title in Seller's name in and to all of the Purchased Assets, free of all Encumbrances, and to cause the conditions to Closing set forth in Article VIII to be fulfilled as promptly as possible;

(i)	terminate any license rights held by any Seller Subsidiary or any other affiliate of Seller (including Gould) with respect to any of the Purchased Assets (except under the Gould License Agreement (as defined in the Inducement Agreements), provided that the Gould License Agreement is assigned to Purchaser and SMIBV under the Inducement Agreements);

(j)	terminate or cause to be released or expunged all Encumbrances on any
Purchased Assets; and

(k)	not configure any of the Finished Products without Purchaser's prior written consent.

   SECTION 5.02. Books and Records. If, in order properly to prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Purchased Assets, the Assumed Liabilities or the Storage Products Business, and such information is in the possession of any other party hereto, such party agrees to use its good faith efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information.

   SECTION 5.03. Seller's Stockholders' Approval. Encore shall promptly call and provide notice of a special meeting of Encore's stockholders for the purpose of approving the sale to Purchaser and SMIBV of the Purchased Assets under this Agreement and the related transactions contemplated by this Agreement and the Ancillary Agreements (the "Special Stockholders' Meeting"). Encore shall use its best efforts to hold the Special Stockholders' Meeting by no later than September 20, 1997. Encore shall use its best efforts to promptly prepare and file with the U.S. Securities and Exchange Commission ("SEC") a proxy statement for the Special Stockholders' Meeting describing the transactions contemplated by this Agreement and the Ancillary Agreements and seeking Encore's stockholders' approval of such transactions (the "Seller's Proxy Statement"), which proxy statement shall comply with the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, and will comply with all other applicable laws, including without limitation all applicable securities laws. Subject to the fiduciary duties of Encore's Board of Directors under applicable law, Encore shall, through its Board of Directors, recommend approval of this Agreement, the sale of the Purchased Assets pursuant hereto, all other actions and Ancillary Agreements contemplated hereby, and all other matters relating to this Agreement and the transactions contemplated hereby that are required (by this Agreement or applicable law) to be submitted to a vote of Encore's stockholders at the Special Stockholders' Meeting; Encore shall use its best efforts to obtain the aforementioned approval by a disinterested majority of its stockholders entitled to vote at the Special Stockholders' Meeting as well.

   SECTION 5.04.  Confidentiality.

(a)	Existing Agreement.  The terms of the Confidentiality Agreement dated as of November 14, 1996 (the "Existing Confidentiality Agreement") between Encore and Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the Existing Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Existing Confidentiality Agreement and (ii) the provisions of that certain Sun/Encore Memorandum of Understanding executed by Purchaser, SMIBV and Encore with respect to the transactions contemplated by this Agreement (the "MOU") regarding the rights of Purchaser, SMIBV and their respective employees to freely use "Residuals" (as defined therein), shall each continue in full force and effect in respect of all information subject to the MOU.

(b)	Seller's Confidential Information.  Except for marketing and sales information which has been publicly disseminated to Seller's end-user customers prior to the Effective Date in the ordinary course of business consistent with past business practice, all copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Storage Products Business or any of the Purchased Assets, including but not limited to the Storage Products, the Intangible Assets, the Intellectual Property Assets and the Technology Deliverables (collectively, "Seller's Confidential Information") will be held by Seller in strict confidence at all times after the Effective Date of this Agreement unless and until this Agreement is terminated in accordance with the provisions of Article X hereof. At all times following the Closing, Seller will: (i) continue to hold all Seller's Confidential Information in strict confidence, (ii) will not use or disclose any of Seller's Confidential Information to any third party, and
(iii) upon Purchaser's or SMIBV's request, promptly destroy or deliver to Purchaser and/or SMIBV any Seller's Confidential Information in Seller's possession or control; except that Seller may internally use the original copies of all Business Records solely to prepare and file Tax returns and prepare Seller's financial statements, and Seller may disclose any Seller Confidential Information (except source code or other trade secrets) as may be required to comply with requests from all governmental agencies, including without limitation the SEC; provided that Seller must provide Purchaser with prior written notice of any proposed disclosure to government agencies and with respect to the SEC, an opportunity to seek confidential treatment of such proposed disclosure. It is agreed that Sellers' Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller.

   SECTION 5.05.  Regulatory and Other Authorizations; Consents.

(a)	Efforts.  Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of all non-U.S., Federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as is practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Without limiting the generality of the parties' undertakings pursuant to this Section 5.05(a), the parties shall use their best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Government Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Purchased Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation.

(b)	Communications.  Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. government or governmental authority regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from any such government or governmental authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. governmental agency in connection with HSR Act compliance or the merger control regulations of any other country, nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and their counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. governmental authority in connection with the transactions contemplated hereby.

   SECTION 5.06. Further Actions. Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation causing each Seller Subsidiary and each other affiliate of Seller to assign any Purchased Assets held by it and any Assigned Contracts to which it is a party to Purchaser, SMIBV or any one or more affiliates of Purchaser or of SMIBV, as applicable, and take all such actions as may be necessary to affect such assignments.

   SECTION 5.07.  Covenant Not to Compete.

(a)	Non-Competition Covenant.  Subject to the following provisions of this
Section 5.07, as a material inducement and consideration for Purchaser to enter into this Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), Seller will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, carries on or engages in business. During the Restricted Period, Seller further agrees not to interfere with, disrupt or attempt to disrupt the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

(b)	Non-Solicitation.  For a period of three (3) years after the Closing
Date, Seller shall not, directly or indirectly, solicit any Employee hired by Purchaser to (i) become employed by Seller, any Seller Subsidiary or any other affiliate of Seller or (ii) terminate such hired Employee's employment with or services to Purchaser or any affiliate of Purchaser.

(c)	Injunctive Relief; Interpretation.  In the event of a breach of any of the covenants set forth in this Section 5.07, Purchaser and SMIBV will each be entitled to an injunction against Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section 5.07 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon Seller's activities no greater than allowable under then applicable law.

(d)	Seller.  As used in this Section 5.07, the term "Seller" includes (i)
Seller; (ii) all Seller Subsidiaries; (iii) and all entities under the control of, or of which more than 5% of the capital stock is beneficially owned (within the meaning of the Securities Act of 1933 ("Securities Act") by, Seller or any Seller Subsidiary (any entity described by this clause (iii) being referred to as a "Controlled Entity"); and (iv) all directors, officers, employees, stockholders, agents or representatives of Seller, any Seller Subsidiary or any Controlled Entity that are acting, directly or indirectly, at the direction of, or for the benefit of, or with the financial, technical or other assistance of Seller, any Seller Subsidiary or any Controlled Entity.

   SECTION 5.08. Payroll Information. Following execution of this Agreement, Seller will notify Purchaser of the name, telephone, fax and electronic mail address of the Seller employee who is principally responsible for administering payroll for the Employees. Seller shall use its best efforts (to the extent practicable) to provide to Purchaser, at least thirty (30) days prior to the Closing Date, all W-2 information for calendar 1997 with respect to each Employee and all information regarding Seller's payments for unemployment insurance (including FUTA and SDU), paid by Seller in respect of each Employee.

   SECTION 5.09. Solvency; No Bankruptcy. Seller shall be and remain Solvent (as defined in Article I hereof) at all times through the Closing Date and shall use its best efforts to be and remain Solvent thereafter. Neither Seller nor any of Seller's Subsidiaries intends or expects to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law for a period of four (4) years after the Closing Date. Seller will at all times use its best efforts to discourage and avoid, and to promptly dismiss and set aside, any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

   SECTION 5.10. Manufacturing Commitment. Prior to the Closing, Seller will manufacture units of such Storage Products and will source spares, if and as designated by Purchaser to Seller in writing, and in such quantities and at such times as are necessary to meet Purchaser's proposed post-Closing forecasted inventory and sales requirements. Seller will make commitments to Seller's suppliers for long lead time items as may be reasonably necessary in order to enable Seller to timely comply with its obligations under the preceding sentence. Purchaser shall pay for the parts needed by Seller to comply with its obligations under the first sentence of this Section 5.10; provided that Purchaser may in its sole discretion elect to pay Seller's suppliers directly for such parts. In the event of a termination of this Agreement, all such parts paid for by Purchaser shall be delivered by Seller to Purchaser and Purchaser will purchase from Seller any such units of Storage Products and spares as are manufactured by Seller in good faith in accordance with the preceding sentence at a mutually agreed price reflecting a credit for the aggregate amount paid by Purchaser for parts included in such Storage Products and spares ("Aggregate Credit"); provided, however, that notwithstanding the foregoing, Purchaser shall have no obligation whatsoever to purchase from Seller or pay Seller for any of such units of Storage Products or spares if this Agreement is terminated due to: (i) a material willful breach by Seller of its obligations under this Agreement, (ii) a failure by Encore's Board of Directors to timely recommend this Agreement for approval by Encore's stockholders; or (iii) a failure by any of Gould, EFI or Kenneth G. Fisher to timely approve this Agreement by the vote required under
Section 8.02(f); provided, further, however, that even if the immediately foregoing proviso applies, Purchaser shall purchase from Seller and pay Seller said mutually agreed price net of the Aggregate Credit for such number of units of Storage Products and/or spares as is required to ensure that Seller's total demonstrated actual manufacturing cost of producing Storage Products and/or spares not so purchased by Purchaser (net of the Aggregate Credit) does not exceed $10 million.

   SECTION 5.11 Customer Transition. Following the Closing, Seller shall, at its own expense, reasonably cooperate with Purchaser, and assist Purchaser, as Purchaser may reasonably request, to transition Seller's installed customer base for Storage Products to Purchaser.

   SECTION 5.12 Support and Service Negotiations. The parties acknowledge and agree that Purchaser shall not assume or otherwise take responsibility or liability for any contractual or other Liabilities or obligations of Seller relating to product or service warranties or any maintenance, support or warranty service obligations or Liabilities (including but not limited to those Excluded Liabilities described in Section 2.02(b)(xiv) of this Agreement). Nevertheless, between the Effective Date and the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, Seller and Purchaser shall use good faith commercially reasonable efforts to negotiate an arrangement between themselves under which Purchaser (without thereby assuming any of the Liabilities described in the first sentence of this Section) would provide to existing end-user customers of Seller certain agreed-upon service and support with respect to Seller's Infinity line of SP Products (which will include such services by Purchaser pursuant to standard Purchaser terms and conditions and at no additional charge for a limited period of time (and Purchaser will not seek reimbursement from Seller for such non-charged services)); provided, however, that Purchaser shall not (i) be obligated to agree to or bind itself to any such agreement or arrangement; (ii) be or become liable to Seller with respect thereto; or (iii) be deemed to have, nor be required to, assume any Excluded Liabilities (including without limitation those set forth in Section 2.02(b)(xiv)).

   SECTION 5.13 Transitional Support. Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller and Purchaser shall use good faith, commercially reasonable efforts to negotiate an informal business arrangement between themselves under which Purchaser would provide to Seller, for a mutually agreed time period not to exceed one (1) year, certain agreed upon MIS, telephone, telecommunications, manufacturing, engineering support and other similar mutually agreed upon services in support of Seller's continued conduct of its existing real time business as permitted under the License Agreement; with such services to be provided, if Purchaser so elects, on customary arm's length commercial terms and prices (at least sufficient to provide a commercially reasonable level of profit to Purchaser) and any such agreement to include maximum resource burdens on Purchaser (e.g., maximum Purchaser man month obligations, maximum impact on Purchaser's manufacturing capacities and operations, etc.). Purchaser shall have no liability whatsoever under any such arrangement and in no event will Seller make any claims against Purchaser with respect to Purchaser's performance or non-performance thereunder.

   SECTION 5.14  Interim Sales Representation and Marketing Cooperation.

(a)	Appointment as Interim Period Sales Representative.  Seller hereby authorizes Purchaser, between the Effective Date and the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms ("Interim Period"), to act as a sales representative for Storage Products. As such, Purchaser shall be authorized, on behalf of Seller, to identify (by written notice to Seller) sales prospects for Storage Products (which may include sales prospects previously identified by, and existing customers of, Seller) (collectively, "Prospects"), to negotiate and bind Seller and (with their consent) Prospects to the terms of Storage Products sales and support agreements approved in writing by Purchaser ("Sales Agreements"), and to negotiate and bind Seller and (with their consent) Prospects to the terms of Storage Products "try and buy" evaluation agreements approved in writing by Purchaser and with evaluation periods in each case ending after the Closing Date ("Evaluation Agreements"). Promptly following Seller's receipt of notice that any Prospect has agreed to enter into an Evaluation Agreement or a Sales Agreement, Seller will immediately execute the Evaluation Agreement or Sales Agreement and deliver to the Prospect possession of the Storage Product and an executed copy of such signed agreement. Seller will be required to execute and will be bound by the terms of Sales Agreements and Evaluation Agreements even if they materially deviate (e.g., by having an evaluation period longer than thirty days) from Seller's standard forms thereof and/or past practice and/or ordinary course of business and/or standard de facto pricing (collectively, "Seller Practice"); provided, however, that if the proposed Storage Product pricing for a Sales Agreement or Evaluation Agreement represents a significant discount from Seller's de facto pricing in the field for the Storage Product then Purchaser shall give Seller a ten (10) day notice and opportunity to suggest a smaller discount, and if Seller so suggests Purchaser shall seek to negotiate such smaller discount; provided further, that if the Prospect in question does not agree to such smaller discount, Seller shall nevertheless be required to execute and will be bound by the terms of the Sales Agreements and Evaluation Agreements in accordance with the first clause of this sentence.

(b)	Recognition of Revenue Accruing Pre and Post Closing.  Revenues accrued per GAAP as a result of sales and deliveries prior to Closing of Storage Products pursuant to Sales Agreements or pursuant to elections to purchase and deemed deliveries prior to Closing under Evaluation Agreements will be for Seller's account and Purchaser will not be entitled to any compensation or offset against the Purchase Price with respect thereto, but Purchaser will be entitled to make the adjustment provided for under Section 2.03(g). Revenues accrued per GAAP as a result of deliveries after Closing of Storage Products pursuant to Sales Agreements or Evaluation Agreements will be for Purchaser's account, and Seller will not be entitled to any compensation with respect thereto, except as expressly provided in Section 2.03(h) as to Customer Units.

(c)	Seller Non-disturbance of Prospects.  To avoid impairing negotiations between Purchaser and any Prospect, neither Seller nor any Seller Subsidiary nor any person or entity acting upon Seller's or any Seller Subsidiary's instructions will, without Purchaser's prior written consent, contact any such Prospects, or cause to be communicated to any such Prospect any proposal with respect to any Storage Product, except that Seller will upon Purchaser's request cooperate with Purchaser in dealing with each Prospect. If Purchaser ceases to actively pursue any Prospect as a customer for Storage Products, Purchaser will so notify Seller in which case the restrictions of this Section 5.14(c) will cease to apply as to the Prospect specified in such notice.

(d)	Assumption and Disclaimer as to Obligations.  All Liabilities and
obligations arising under any Evaluation Agreement and any Sales Agreement will be Excluded Liabilities except as expressly provided in this clause (d). If Closing never occurs, Purchaser will never have and will not assume any Liabilities or obligations under any Evaluation Agreement or any Sales Agreement, and all such Liabilities or obligations will remain Excluded Liabilities. If Closing does occur, then, notwithstanding anything in Article II hereof to the contrary: (i) each Evaluation Agreement and each Sales Agreement shall become an Assigned Contract and all Liabilities and obligations thereunder shall become Assumed Liabilities and (ii) notwithstanding Section 5.10 hereof, Purchaser will pay Seller, on the Closing Date, a mutually agreed amount for each Storage Product purchasable under any Evaluation Agreement. In no event will Purchaser be liable or responsible for paying any of Seller's sales personnel in connection with any transactions contemplated by this Section 5.14.

(e)	Seller Assumption of Risk/Liability.  Seller understands and acknowledges that if Evaluation Agreements or Sales Agreements are consummated but the purchase of the Purchased Assets pursuant to this Agreement is not:
(i) there is an enhanced risk that the Prospects would elect to return Storage Products provided to them under Evaluation Agreements and (ii) if a Prospect does elect to purchase Storage Products provided to it under an Evaluation Agreement or Sales Agreement, Seller would be forced to honor the Evaluation Agreement or Sales Agreement, as the case may be, and the sales, support, warranty and other terms negotiated by Purchaser on behalf of Seller.
Further, Purchaser has no obligation to take any action or to achieve any quota or objective as sales representative of Seller under this Section 5.14, and Purchaser shall have no liability if Purchaser shall fail to enter into any Evaluation Agreements or Sales Agreements or to generate any revenue or net income for Seller. Seller fully understands and accepts these and all other risks and potential Liabilities associated with Purchaser's activities in the Interim Period as respects Storage Products, Evaluation Agreements and Sales Agreements and agrees to assume and to indemnify and hold harmless Purchaser from all of such risks and Liabilities and further agrees that Purchaser's activities pursuant to this Section shall not be deemed to cause Purchaser to have assumed any Excluded Liabilities (including without limitation those set forth in Section 2.02(b)(xiv)) except as expressly provided in the third sentence of clause (d) of this Section.

   SECTION 5.15 Diagnostic, Test and QA Software. On or before the Closing Date, Seller shall cooperate as requested by Purchaser to ensure that Seller has the right to use in Seller's business on any mainframe platform (including to test third party storage subsystems) all copies of mainframe diagnostic, test and QA software, utilities and tools currently used by Seller in Seller's business (including but not limited to all such software used to test third party storage subsystems).

   SECTION 5.16 Execution of the Inducement and Non-competition Agreements. Seller shall exercise best efforts to cause the JEC Inducement Agreement to be executed by JEC no later than the earlier of the Closing Date and August 15, 1997 and to cause each of the Non-competition Agreements to be executed by the respective parties thereof other than Purchaser and SMIBV no later than within thirty (30) days after the Effective Date and in any event prior to the Closing Date. Each Employee therein named as a party to a Non-competition Agreement shall be an Employee of Seller at the time of execution of the Non-competition Agreement to which he is a party.

                                ARTICLE VI

                             EMPLOYEE MATTERS

   SECTION 6.01.  Right to Offer Employment.

(a)	Employees.  Schedule 6.01 of Seller's Disclosure Letter contains a preliminary list (the "Preliminary List") of each employee of Seller, of any of Seller's Subsidiaries or of any other affiliates of Seller who works in, or provides services in connection with, the Storage Products Business (each an "Employee"). Within twenty (20) days prior to the Closing Date, Seller shall deliver to Purchaser a final list of the Employees (the "Final List"), which list shall be included in Schedule 3.19 of Seller's Disclosure Letter and shall identify those Employees who are active Employees of the Storage Products Business as of that date, including those on vacation, sick leave, disability leave, family leave or personal leave of absence and which shall separately identify those Employees who are on a workers' compensation-related or disability leave. For purposes of this Agreement, "Employees" means only those individuals included on such final list.

(b)	Offers of Employment.  Effective on the Closing Date, Purchaser shall offer to employ, on an "at will" basis, for such salary and compensation as Purchaser shall determine and subject to Purchaser's standard terms, conditions and policies of employment and the terms of this Agreement, those (and only those) Employees to whom Purchaser, in its sole and absolute discretion, elects to extend offers of employment. Purchaser will attempt to keep Seller apprised, prior to the Closing Date, of Purchaser's then-current intentions as to which Employees Purchaser intends to extend offers of employment to. Purchaser shall not, however, be obligated to offer employment to any Employee. Such offers of employment as may be extended by Purchaser to Employees will be on the same basis of time commitment (full or part time) as such Employee was employed by Seller immediately prior to the Closing Date; provided, however, that such offer of employment with respect to those Employees who are on a workers' compensation-related or disability leave or a Family Medical Leave Act leave shall be conditioned upon their return from such leave in accordance with Seller's leave of absence policy.

(c)	No Employment Obligations Assumed.  Seller shall retain, and Purchaser shall not assume, any employer or employment related obligations to any Employees hired by Purchaser or to any other Employees including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide retiree health or life insurance benefits pursuant to Seller Employee Benefit Plans; (iii) any government-mandated employee or employment-related payments; (iv) workers' compensation and disability insurance premiums paid by Seller on behalf of Employees who are on workers' compensation or disability leave as of the Closing Date; and (v) any bonuses at any time accrued or earned by any of the Employees. Unless the parties otherwise agree, on the Closing Date, Seller shall notify each Employee who accepts an offer of employment extended by Purchaser as of the Closing Date, in a writing reasonably satisfactory to Purchaser, that such Employee's employment with Seller has then terminated.

(d)	Non-U.S. Employees.  Without limiting any other provision hereof, Seller acknowledges and agrees that if Purchaser elects to offer employment to some but not all Employees located in particular non-U.S. jurisdictions, or if requisite notice prior to the Effective Date or the Closing Date is not given to certain non-U.S. Employees or non-U.S. governmental agencies regarding possible employment transitions to Purchaser of certain Employees, certain non-U.S. laws, rules or regulations may be violated or may not be complied with, possibly resulting in Liability, possibly including without limitation a need to pay or accrue severance, a need for Seller to continue employing non-U.S. Employees for some mandated period, a need for Purchaser or an Applicable Purchaser Subsidiary to commence employing non-U.S. Employees that Purchaser does not wish to employ ("Mandated Employees"), a need for Purchaser to pay salary to Mandated Employees and then severance to them upon terminating them as soon as legally permissible, an obligation of Purchaser to honor non-U.S. Employees' pension obligations, even though Purchaser is not acquiring any of the assets described in Section 2.01(b)(vi), and fines, sanctions and penalties imposed on Seller or Purchaser or related parties and related Liabilities with respect thereto and Liabilities associated with claims brought against Seller or Purchaser or related parties by non-U.S. Employees or non-U.S. governmental agencies or Mandated Employees with respect to any of the foregoing (collectively, "Foreign Employee Liabilities"). Nevertheless, without limiting any other provision hereof, Seller agrees to indemnify, hold harmless and defend Purchaser, SMIBV and all subsidiaries of any thereof from and against any and all such Foreign Employee Liabilities, and to take all actions required to avoid (where possible) or minimize such Foreign Employee Liabilities, including without limitation, paying or accruing severance or other amounts and giving all notices and obtaining all approvals and paying all fines required to do so. Purchaser agrees to exercise commercially reasonable efforts to minimize Foreign Employee Liabilities, but shall have no liability for failing to do so and no actual or alleged failure to do so shall relieve Seller from any of Seller's obligations or Liabilities under this Section 6.01(d).

   SECTION 6.02. Termination of Employment. Seller agrees to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the Storage Products Business or any other business of Seller or the termination, re-assignment, re-location or change in position of any Employee (or other employee of Seller or of any of Seller's Subsidiaries or any other affiliate of Seller) on or after the Closing Date. Seller shall indemnify and hold Purchaser and SMIBV harmless with respect to any liability under the WARN Act or other applicable state or local statute or regulation affecting termination of employment arising in connection with the transactions contemplated by this Agreement, without regard to the limitations on indemnification provided in Article IX hereof.

   SECTION 6.03.  General Matters.

(a)	Credit for Prior Service.  Purchaser currently intends to credit each
United States based Employee hired by Purchaser on the Closing Date with all prior continuous service time with Seller and its affiliates and with all amounts paid to each such Employee to the extent that service or pay is relevant under any employee benefit plan of Purchaser that is in effect on the Closing Date for purposes of determining the amount of any such benefit, the extent to which an individual is vested or otherwise eligible to receive or elect to receive a benefit or the extent to which a benefit is vested or nonforfeitable; provided, however, that notwithstanding the foregoing, Purchaser does not intend to credit any United States based Employee hired by Purchaser with more than seven (7) years of service. U.S. based Employees' pre-existing medical conditions will be waived upon entrance into any Purchaser employee benefit plan.

(b)	Cooperation.  Seller and Purchaser agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Code.

(c)	Indemnity.  Seller shall defend and indemnify Purchaser and SMIBV and hold Purchaser and SMIBV harmless from and against all liabilities and damages, loss or liability to Purchaser or SMIBV to the extent that the same arise as a result of any Employee's alleging that the sale of the Purchased Assets hereunder and the hiring (or non-hiring) of Employees by Purchaser on the Closing Date constitutes a termination entitling such Employee to severance or any similar benefit or right. Notwithstanding anything to the contrary herein, there shall be no monetary or time limitation on Seller's liability to Purchaser and SMIBV under this Section 6.03(c).

   SECTION 6.04. Employee Withholding Taxes. Seller shall prepare and furnish to those employees of Purchaser who were employees of Seller prior to the Closing Date and who became employees of Purchaser on the Closing Date pursuant to employment offers made by Purchaser to them pursuant to this
Article VI ("Continuing Employees") a Form W-2 which shall reflect all wages and compensation paid to continuing employees for that portion of the calendar year in which the Closing Date occurs during which the continuing employees were employed by Seller. Seller shall furnish to Purchaser the Forms W-4 and W-5 of each Continuing Employee. Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligations of Purchaser and Seller under this
Section 6.04 shall be carried out in accordance with Section 5 of Revenue Procedure 84-77.

                              ARTICLE VII

                              TAX MATTERS

   SECTION 7.01. Transaction Taxes; Representation; Indemnity. Seller shall be responsible for, and shall defend, indemnify and hold Purchaser and SMIBV harmless against and in respect of, any and all excise, value added, registration, stamp, property, documentary, transfer and similar Taxes, levies, charges and fees (including all real estate transfer taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets and the assumption of the Assumed Liabilities) contemplated by this Agreement (collectively, "Transaction Taxes"). Purchaser and Seller agree to cooperate in minimizing the amount of any such Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all such Taxes, including any available pre-sale filing procedures.

   SECTION 7.02. Representation and Indemnity. Seller hereby represents and warrants to Purchaser and SMIBV (and their successors and assigns) that there are no sales or use taxes payable in connection with the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement. Seller shall be responsible for, and shall defend, indemnify and hold Purchaser and SMIBV harmless against and in respect of, any and all taxes, loss, liabilities, damages, fines, penalties, costs and expenses (including without limitation reasonable attorney's fees) arising or resulting from any breach of the foregoing representation and warranty of Seller in this Section 7.02, or from any failure of the foregoing representation and warranty of Seller in this Section 7.02 to be true and correct in any respect.

   SECTION 7.03.  No Limitation.  Notwithstanding anything to the contrary in
Article IX or elsewhere herein, there shall be no limitation on the amount of Seller's liability with respect to its indemnification obligations under
Section 7.01 and/or Section 7.02 hereof, and Purchaser, SMIBV or their successors and assigns may assert any such indemnity claim at any time prior to expiration of the applicable legal statute of limitations applicable to the subject matter of the claim underlying the claim for indemnification under applicable law.

   SECTION 7.04. Treatment of Indemnity Payments. All payments made by Seller or Purchaser, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

                               ARTICLE VIII

                      CONDITIONS TO THE CLOSING

   SECTION 8.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	Accuracy of Representations and Warranties; Covenants.  The
representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(b)	HSR Act.  Any waiting period (and any extension thereof) under the HSR
Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

(c)	No Order.  No non-U.S., United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated.

(d)	No Litigation.  No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

(e)	Ancillary Agreements.  Purchaser shall have executed and delivered counterparts of each of the Ancillary Agreements to which Purchaser is a signatory.

(f)	Purchase Price Allocation Agreement.  Purchaser shall have executed and delivered to Seller the Purchase Price Allocation Agreement.

(g)	Closing Payment.  Purchaser and SMIBV shall have made the Closing
Payment to Seller in the manner contemplated by Section 2.03 and shall have delivered any amount due under Section 2.03(g).

(h)	Stockholder Approval.  Seller's Stockholder Approval shall have been duly and validly obtained in accordance with applicable law and Seller's certificate of incorporation and bylaws, each as amended through the Closing.

(i)	License Agreement.  Purchaser shall have executed the License Agreement.

   SECTION 8.02. Conditions to Obligations of Purchaser. The obligations of Purchaser and SMIBV to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	Accuracy of Representations and Warranties; Covenants.  The
representations and warranties of Seller contained in Article III of this Agreement (as qualified by Seller's Disclosure Letter) and Article VII of this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser and SMIBV shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

(b)	No Material Adverse Change.  There shall have been no Material Adverse
Effect in or with respect to (i) the Storage Products Business or any of the Purchased Assets or the economic value thereof; (ii) Seller's right, title or interest in or to any of the Purchased Assets; or (iii) the financial condition of Seller or of Gould; and no material Purchased Asset shall have been subject to any damage, injury, loss, casualty or theft (whether or not covered by insurance) and Purchaser and SMIBV will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller.

(c)	HSR Act.  Any waiting period (and any extension thereof) under the HSR
Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

(d)	No Order.  No non-U.S., United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated.

(e)	No Litigation.  No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

(f)	Seller Stockholder Approval.  There shall have been obtained, at a meeting of Encore's stockholders duly called, noticed and held in compliance with all applicable laws (including but not limited to the Delaware General Corporation Law and the Securities Exchange Act of 1934, both as amended), Seller's Stockholder Approval (and, if Purchaser deems it advisable and so notifies Encore, the approval, by vote of a disinterested majority of Encore's stockholders entitled to vote at such meeting, of this Agreement, the sale and purchase of the Purchased Assets and all other transactions contemplated by this Agreement and the Ancillary Agreements).

(g)	Ancillary Agreements.  Seller shall have executed and delivered counterparts of each of the Ancillary Agreements.

(h)	Purchase Price Allocation Agreement.  Seller shall have executed and delivered to Purchaser the Purchase Price Allocation Agreement.

(i)	Inducement Agreements.  Gould and EFI shall have executed and delivered to Purchaser on the Effective Date the Gould/EFI Inducement Agreement attached as Exhibit J-1 and JEC shall have executed and delivered to Purchaser by the earlier of the Closing Date and August 15, 1997, the JEC Inducement Agreement in the form attached as Exhibit J-2 (said two exhibits are collectively referred to herein as the "Inducement Agreements") and each of Gould, EFI and JEC shall have performed all actions required to be performed by them thereunder on or prior to the Closing Date.

(j)	Delivery.  Purchaser and its legal counsel shall be satisfied that all
Purchased Assets shall have been duly delivered by or for Seller to Purchaser and SMIBV as required by this Agreement. All software included in the Purchased Assets and all other Purchased Assets that can be delivered electronically, will have been delivered to Purchaser electronically to Purchaser's facilities at the Fort Lauderdale Facility or the Melbourne Facility, at Purchaser's option, and all Purchased Assets that cannot be delivered electronically will have been delivered to Purchaser at the Fort Lauderdale Facility or the Melbourne Facility or at another location specified by Purchaser, at Purchaser's option, and in such manner as Purchaser directs, in each case at Seller's cost and expense.

(k)	Intellectual Property Assignments.  Purchaser shall have received from
Seller: (i) assignments substantially in the form of Exhibit K (the "Patent Assignment"), by which Seller shall assign to Purchaser and SMIBV all patents and patent applications (including any and all continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof, now existing or hereafter filed, issued or acquired and all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof) included in the Purchased Assets, executed on Seller's behalf by the Chief Executive Officer of Seller with his execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office and otherwise satisfactory in form and substance to Purchaser and SMIBV; and
(ii) assignments from Seller to Purchaser and SMIBV of all registered and unregistered copyrights, trademarks and service marks included in the Purchased Assets, duly executed on behalf of Seller by Seller's Chief Executive Officer and notarized, and in a form acceptable for recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and in substantially the form of Exhibit L attached hereto (the "Copyright Assignment") or Exhibit M attached hereto (the "Trademark Assignment"), as applicable.

(l)	Vehicle Certificates.  All certificates for the transfer of title to any vehicle included among the Purchased Assets that are required by applicable law shall have been obtained and delivered to Purchaser.

(m)	Opinion.  Purchaser and SMIBV will have received a favorable opinion of
Seller's counsel, Choate, Hall & Stewart, with respect to each of the matters set forth in Exhibit N attached hereto.

(n)	Solvency Certificate.  Seller shall have executed and delivered to
Purchaser a solvency certificate substantially in the form of Exhibit O.

(o)	Third Party Consents Obtained; Licenses Modified.  Seller shall have obtained all consents, waivers and approvals from third parties and governmental entities necessary to effect the assignment and transfer to Purchaser of all Assigned Contracts, Governmental Permits, Storage Products Licenses and Storage Products Leases and other Purchased Assets for which such consents, waivers and approvals are required to sell, assign or otherwise transfer such Purchased Assets to Purchaser as contemplated by this Agreement. The Software License Agreement dated December 1, 1993 between Fundamental Software and Encore and the Distribution Agreement dated August 6, 1988 between Encore and Japan Encore Computer, Inc. ("JECI"), certain third party support contracts and certain other Assigned Contracts identified by Purchaser to Seller prior to the Closing Date as requiring modification, shall have been modified in such manner as Purchaser, in its sole discretion, deems acceptable (including without limitation by the termination of JECI's exclusive Japanese distribution rights as to Storage Products).

(p)	Receipt.  A duly authorized officer of Seller shall have executed and delivered to Purchaser a written receipt for the Closing Payment and for any payment made under Section 2.03(g).

(q)	Due Diligence Satisfactory.  Purchaser shall, in its sole discretion, be satisfied with the results of its due diligence inquiry into Seller, Gould, the Purchased Assets and the agreements, assets, financial condition and other affairs of Seller, Seller's Subsidiaries and other affiliates of Seller and Gould.

(r)	Conduct of Seller's Business in Ordinary Course.  From the Effective
Date to the Closing Date, Seller will have conducted its business (including without limitation the Storage Products Business) only in the ordinary course, consistent with Seller's past practices, except for actions expressly permitted or contemplated by this Agreement, matters incident to carrying out this Agreement, or such further matters as may be consented to by Purchaser and SMIBV in writing, and Purchaser and SMIBV will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller.

(s)	Acceptance by Employees of Offers of Employment.  At least seventy-five percent (75%) of the Employees to whom Purchaser extends offers of employment in accordance with Section 6.01, and each of the Employees identified in a letter of Purchaser to Seller dated as of July 14, 1997 referencing this subsection 8.02(s) (which letter Purchaser can unilaterally modify at any time prior to Closing and which letter Seller shall not copy, and shall retain in confidence and shall not disclose the existence or contents thereof to anyone other than its addressee and to Gould's in-house counsel), shall have accepted Purchaser's offer of employment in a writing signed by them on the terms set forth in Article VI hereof.

(t)	Non-competition Agreements.  Non-competition Agreements providing for non-competition covenants for a term of three (3) years from the Closing Date and in the form of Exhibit E shall have been executed, in accordance with the requirements of Section 5.16 hereof by each of those Employees identified in a letter of Purchaser to Seller dated as of July 14, 1997 referencing this subsection 8.02(t) and delivered to Purchaser (which letter Purchaser can unilaterally modify at any time prior to the thirtieth day after the Effective Date and which letter Seller shall not copy, and shall retain in confidence and shall not disclose the existence or contents thereof to anyone other than its addressee and to Gould's in-house counsel).

(u)	No Insolvency Proceeding.  None of Seller, any Seller Subsidiary or any
other affiliate of Seller or Gould shall have: (i) become subject to any Insolvency Proceeding or (ii) taken or attempted to take, any Insolvency Action.

(v)	Proceedings and Documents Satisfactory.  All proceedings, corporate or other, to be provided or undertaken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel to Purchaser.

(w)	No Violations.  Consummation of the transactions contemplated by this
Agreement, the Ancillary Agreements and the Inducement Agreements will not breach any of the Intracompany Agreements (as that term is defined in the Inducement Agreements) and Gould, EFI and JEC shall have performed all of their respective obligations under the Inducement Agreements required to be performed by them thereunder prior to Closing, including assignment to Purchaser and SMIBV of the Gould License Agreements if Purchaser has so requested (as defined in the Inducement Agreements).

(x)	Real Property Purchase Conditions.  Each of the conditions precedent to
Purchaser's purchase from Seller of the Fort Lauderdale Facility and the Melbourne Facility and the Condominiums contained in the Real Property
Purchase Agreements shall have been satisfied in full or waived in writing by Purchaser. The Real Property Assets shall be free and clear of all Encumbrances whatsoever, including without limitation any mortgages.

(y)	Sales and Use Taxes.  Purchaser shall have received satisfactory evidence (including without limitation confirmation from the Florida Department of Revenue) of Seller's payment of all sales and use taxes due on or prior to the Closing.

(z)	Fairness Opinion.  Seller shall have received an opinion from Genesis that, as of the date of such opinion, the Cash Payment to be paid for the Storage Products Business is fair to Seller from a financial point of view (the "Genesis Opinion") and concurrently with the signing of this Agreement Seller shall have (i) delivered to Purchaser either a copy of the written Genesis Opinion or a draft thereof and (ii) confirmed that Genesis has delivered the Genesis Opinion to the Board of Directors of Seller in writing or orally (followed by delivery in writing promptly thereafter and in any event prior to Closing). Prior to the Closing, Purchaser shall have received a signed copy of the Genesis Opinion.

(aa)	Non-U.S. Assets.  The Offshore Tangible Asset Bills of Sale
substantially in the form of Exhibit C-2 hereof shall have been executed and delivered by Seller at the Closing, and all other obligations of Seller under
Section 2.10 hereof shall have been performed.

(bb)	Diagnostic, Test and QA  Software.  Purchaser shall be satisfied in its reasonable discretion that Purchaser shall have the right after Closing to lawfully use (without violating the Intellectual Property Rights of any third party) on any mainframe platform (including to test third party storage subsystems) all copies of mainframe diagnostic, test and QA software utilities and tools ("Test Software") currently used by Seller in Seller's business (including but not limited to Test Software used to test third party storage subsystems) or alternative Test Software that can be so lawfully used (without violating the Intellectual Property Rights of any third party) for the same purposes and with the same functional equivalency and efficiency (the "Noninfringing Test Software Use Right").

(cc)	Certified Tangible Asset Schedule.  Purchaser shall have received and shall be satisfied, in its sole discretion, with the Certified Tangible Asset Schedule and the report and evaluation of Coopers & Lybrand with respect thereto, including without limitation satisfied as to the details thereof and as to the location of the Purchased Assets and as to the correlation between said Schedule and the actual Tangible Assets delivered at Closing.

                            ARTICLE IX

                          INDEMNIFICATION

   SECTION 9.01. Loss Defined; Indemnitees. For purposes of this Article IX, the term "Loss" will mean and include any and all Liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, injury or amounts paid in settlement, including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto, together with interest accrued on each of the foregoing amounts from the date the same was incurred at the lower of (i) the prime rate charged from time to time by the Bank of America, N.T.&S.A. or
(ii) the highest rate of interest permitted under applicable law. As used in this Article IX, the term "Purchaser Indemnitees" means and includes Purchaser, SMIBV and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser or SMIBV and its or their respective successors and assigns.

   SECTION 9.02. Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 9.05 hereof), to indemnify Purchaser, SMIBV and each of the other Purchaser Indemnitees against, and to hold Purchaser, SMIBV and each of the other Purchaser Indemnitees harmless from, all Loss arising out of:

(a)	the failure of any representation or warranty of Seller contained in
Article III (as qualified by Seller's Disclosure Letter) or Article VII of this Agreement to be true and correct as of the Effective Date and as of the Closing Date;

(b)	the breach or violation by Seller of any covenant of Seller made herein;

(c)	any of the Excluded Assets or any of the Excluded Liabilities or any
other obligations or Liability of Seller not expressly assumed by Purchaser under this Agreement;

(d)	the operation or management of the Storage Products Business or the
Purchased Assets by Seller at any time or times on or prior to the Closing Date (including without limitation any and all Taxes arising out of, or payable with respect to, Seller's business operations through the Closing
Date);

(e)	Liability for (or any Liability applicable to Purchaser, SMIBV or any other Purchaser Indemnitee as a result of) noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated by this Agreement or any claim asserting that any transactions contemplated by this Agreement constitutes a fraudulent conveyance or any similar claim;

(f)	any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service that was sold, licensed or otherwise provided by Seller (either prior to, on or after the Closing);

(g)	any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by Seller or a shareholder or creditor of Seller or by Gould, EFI, or JEC or any affiliate thereof or by any other person or by any, receiver or trustee in bankruptcy of Seller or of the property or assets of Seller, asserting that the transfer of the Purchased Assets to Purchaser or SMIBV hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code;

(h)	any (A) Foreign Employee Liabilities; or (B) amount paid to or other
Liability incurred with respect to any Mandated Employee; or (C) demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Mandated Employee or any other employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller or any former employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller, that relates in any manner to any alleged, actual or constructive termination by Seller, any Seller Subsidiary or any affiliate of Seller of such person's employment or the services of such person, or that involves a claim of adverse employment action, relocation, promotion, demotion, unequal pay or any other matter relating to the employment of such person by Seller, any Seller Subsidiary or any affiliate of Seller;

(i)	termination by Seller, any Seller Subsidiary or any affiliate of Seller of the employment of any of the Employees at any time prior to, on or after the Closing Date, severance benefits related to any Employee's termination of employment with Seller, any Seller Subsidiary or any Seller affiliate, and any failure by Seller, any Seller Subsidiary or any Seller affiliate to pay or withhold any Taxes payable with respect to the employment by Seller any Seller Subsidiary or any Seller affiliate of any Employee or any failure by Purchaser to hire such Employee;

(j)	any Transaction Taxes payable on or with respect to the purchase, sale, transfer or delivery of the Purchased Assets hereunder; and

(k)	the failure of the closing condition set forth in Section 8.02(bb) to have been satisfied (whether or not such condition was waived by Purchaser), or any failure of Purchaser and SMIBV to have the Noninfringing Test Software Use Right from and after Closing or any claim by any party that Purchaser's or SMIBV'suse of the Test Software, or other exercise or attempted exercise of the Noninfringing Test Software Right, infringes any third party's Intellectual Property Rights or any Loss or Liabilities associated with acquiring the Noninfringing Test Software Use Right and related licenses from all parties whose Intellectual Property Rights might be infringed by Purchaser's use of the Test Software in connection with the Storage Products Business and, if such rights and licenses cannot be acquired, all Loss related to developing or having developed new, noninfringing Test Software for use in connection with the Storage Products Business in replacement of the Test Software used by Seller or related to hiring third parties to provide services equivalent to those Purchaser could provide itself if it had a Noninfringing Test Software Use Right.

(l)	any claim for fees or costs, or amounts payable pursuant to
indemnification obligations to, Genesis, including the $250,000 fee due
Genesis.

   SECTION 9.03.  Procedures for Indemnification.

(a)	As used herein, an "Indemnified Party"
means a Purchaser Indemnitee seeking indemnification pursuant to Section 9.02 hereof. The Indemnified Party agrees to give Seller prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article IX. No delay on the part of an Indemnified Party in giving Seller notice of a Third Party Claim shall relieve Seller from any obligation hereunder unless (and then solely to the extent) that Seller is prejudiced thereby.

(b)	Seller will have the right, at its sole cost and expense, to defend the
Indemnified Party against the Third Party Claim with counsel of Seller's choice that is reasonably satisfactory to the Indemnified Party so long as (i) Seller notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that Seller intends to undertake such defense, (ii) Seller provides each Indemnified Party with evidence reasonably acceptable to the Indemnified Party that Seller will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (v) Seller conducts the defense of the Third Party Claim actively and diligently; and
(vi) the counsel chosen by Seller does not have any conflict of interest in representing the interests of the Indemnified Party.

(c)	So long as Seller is conducting the defense of the Third Party Claim in accordance with Section 9.03(b) above, (i) the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own cost and expense (except as provided below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent no privilege is thereby waived, (ii) the Indemnified Party may participate in settlement negotiations with respect to the Third Party Claim, and (iii) Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (A) each affected Indemnified Party consents thereto in writing (which consent will not unreasonably be withheld) or (B) the settlement, compromise or consent includes an unconditional release from all liability with respect to the claim in favor of each affected Indemnified Party.

(d)	If Seller does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, or if Seller does so elect but any of the conditions in Section 9.03(b) above is or becomes unsatisfied, or if Seller ceases to any time to actively defend the Third Party Claim, then, (i) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, provided, however, that Seller (A) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents by Seller does not affect any attorney-client privilege relating to the Indemnified Party, and (B) may participate in settlement negotiations with respect to the Third Party Claim and the Indemnified Party shall not enter into any settlement without the prior written consent of the Seller (which consent shall not be unreasonably withheld), (ii) Seller will reimburse the Indemnified Party promptly and periodically for all costs and expenses incurred in defending against the Third Party Claim (including without limitation reasonable attorneys' and experts' fees and expenses and court and arbitration costs), and (iii) Seller will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Article IX.

   SECTION 9.04  Limitations on Indemnification.

(a)	No Limitation Except Basket and Cap.  Seller's liability to indemnify
Purchaser and other Indemnified Parties for Loss under this Article IX shall not be subject to any limitation except as set forth below in clauses (i) and
(ii) of this Section 9.04(a):

	(i)	Seller shall not be required to provide indemnification under this
Article IX unless and until the aggregate Loss for which one or more
Indemnified Parties seeks indemnification hereunder exceeds an aggregate of Five Hundred Thousand Dollars ($500,000) (the "Basket"), in which event Seller shall be liable to indemnify the Indemnified Parties for all Loss, including any Loss within the Basket.

	(ii)	The aggregate Loss recoverable by Indemnified Parties (considered together as a group) against Seller under this Article IX shall not exceed the Cash Payment (the "Cap").

	Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover any Loss arising from (i) fraud or willful misconduct on the part of Seller, (ii) the failure of any representation or warranty of Seller contained in Article VII to be true and correct as of the Closing or (iii) the rescission of or injunction against any transaction contemplated by this Agreement, in each case regardless of the Basket and/or the Cap provisions contained in this Section 9.04(a).

(b)	Time Limits.   Notwithstanding anything herein to the contrary, no claim
for indemnification under this Article IX may be brought after the expiration of the legal statute of limitations applicable to the subject matter of the claim underlying the claim for indemnification; provided, however, that with respect to the representations and warranties of Seller contained in Sections 3.07, 3.20, 3.21 and 3.26 of this Agreement, no claim for indemnification under this Article IX may be brought after the fourth anniversary of the Closing Date. To preserve a claim for indemnification under this Article IX, an Indemnified Party need only provide written notice in reasonable detail of such claim to Seller prior to the expiration of the applicable time limit (if any) described in the preceding sentence; and if an Indemnified Party provides such notice prior to the expiration of such time limit, such Indemnified Party may pursue such claim for indemnification after the expiration of such time limit.

   SECTION 9.05  Setoff Rights.  In addition to its foregoing rights under this
Article IX, Purchaser and SMIBV may offset the amount of any Loss for which Purchaser and SMIBV are entitled to indemnification under this Article IX as a credit against Purchaser's and SMIBV's obligations under Article II hereof to pay Seller the Second Payment of Thirty-Five Million Dollars ($35,000,000), and Purchaser and SMIBV may effect such offset by withholding payment to Seller of the applicable amount of the Second Payment. Purchaser and SMIBV may set off a Loss under the preceding sentence even if the Basket is not yet exceeded, except in that case the Basket shall be reset to $0 for purposes of
Section 9.04(a)(i). Purchaser shall give Seller written notice of its intent to withhold and set off any part of the Second Payment and an opportunity for thirty (30) days to object thereto in writing, provided that the basis of the objection is specified in detail (if the parties cannot resolve a dispute as to whether setoff is proper, then if and to the extent that the proposed setoff exceeds $500,000 the excess shall be placed in escrow for up to one year pending resolution of the dispute). To ensure that Purchaser and SMIBV will be able to exercise its rights under this Section 9.05, until July 1, 1998, Seller shall not, directly or indirectly, assign or transfer to any other person any right to receive any portion of the Second Payment; provided that Seller my assign such right to Gould provided that such assignment will not in any way diminish Purchaser's and SMIBV's setoff rights under this
Section 9.05 or diminish or adversely affect any other rights of Purchaser or SMIBV under this Agreement or give Gould any right to bring any claim against Purchaser or SMIBV with respect to the Second Payment or any exercise of setoff rights under this Section 9.05.

   SECTION 9.06	No Limitation on Other Rights.  The foregoing
indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedies that Purchaser, SMIBV or any other Indemnified Party may have.

                                 ARTICLE X

                    TERMINATION, AMENDMENT AND WAIVER

   SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Purchaser; or

(b)	by either Purchaser or Seller at any time prior to Closing, if the other commits a material breach of this Agreement that is not cured within thirty
(30) days after notice thereof.

(c)	by either Seller or Purchaser, if the Closing shall not have occurred prior to November 30, 1997; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(d)	by either Seller or Purchaser if there shall have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, or there shall be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prevent consummation of any of the transactions contemplated by this Agreement, the Ancillary Agreements or the Inducement Agreements, or seeking to prohibit or limit Purchaser or any of its subsidiaries from exercising all material rights and privileges pertaining to ownership of the Purchased Assets or the ownership or operation by Purchaser or any of its subsidiaries of all or a material portion of the Purchased Assets, or seeking to compel Purchaser or any of its subsidiaries to dispose of or hold separate all or any material portion of the Purchased Assets.

   SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve either party from liability for any willful breach hereof.

   SECTION 10.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                               ARTICLE XI

                          GENERAL PROVISIONS

   SECTION 11.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

   SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

	(a)	if to Seller:

              Encore Computer Corporation
              6901 W. Sunrise Boulevard
              Fort Lauderdale, FL 33313-4499
              Attention:	Kenneth G. Fisher, Chairman and CEO
              Telecopy:	(954) 797-5618

              with a copy to:

              Choate, Hall & Stewart
              Exchange Place
              53 State Street
              Boston, MA 02109-2891
              Attention:	Cameron Read, Esq.
              Telecopy:	(617) 248-4000

  	(b)	if to Purchaser or SMIBV:

              Sun Microsystems, Inc.
              901 San Antonio Road
              Palo Alto, CA 94303
              Attention:	General Counsel
              Telecopy:	(415) 786-7947

              with a copy to:

              Fenwick & West LLP
              Two Palo Alto Square, Suite 800
              Palo Alto, CA 94306
              Attention:	David W. Healy, Esq.
              Kenneth A. Linhares, Esq.
              Telecopy:	(415) 494-1417

   SECTION 11.03. Public Announcements. Except as may otherwise be required by law, Seller shall not make or cause to be made any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior written consent of Purchaser.

   SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 11.05.  Severability.

(a)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(b)	Notwithstanding Section 11.05(a) above, the scope and effect of the covenants contained in Section 5.07 hereof shall be as broad in time (but not beyond the applicable time periods set forth therein), geography, scope of business and in all other respects as is permitted by applicable law. The covenant contained in Section 5.07(a) hereof shall be construed as a series of separate covenants, one for each geographic area within the Restricted Area. Each such separate covenant shall be construed to be a separate, independent and concurrent covenant and obligation of Seller that is cumulative and in addition to, and not in lieu of or in conflict with, any other of such separate covenants, and the unenforceability of any such separate, independent and concurrent covenant or covenants shall have no effect on the enforceability of any other of such separate covenants. Should a court or other body of competent jurisdiction determine that any term or provision of the covenants contained in Section 5.07 is excessive in scope or duration or is unenforceable in any respect, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be enforceable, in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of the covenants contained in Section 5.07 shall remain valid and fully enforceable.

(c)	Notwithstanding any other provision in Section 5.14, to the extent that
Purchaser determines in good faith that any right or obligation under Section
5.14 would be contrary to the requirements of the HSR Act, such right or obligation shall not be enforceable unless and until such time as the requirements under the HSR Act have been satisfied.

   SECTION 11.06. Entire Agreement. This Agreement, the Ancillary Agreements and the Purchase Price Allocation Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. Upon the effectiveness of the Closing, the Existing Confidentiality Agreement shall terminate.

   SECTION 11.07. Assignment. This Agreement shall not be assigned by Purchaser or SMIBV or Seller without the prior written consent of the non-assigning parties; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries of Purchaser.

   SECTION 11.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 11.09. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser (which instrument will bind SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

   SECTION 11.10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State. Seller consents to submit to the jurisdiction of any federal or state court located in the State of California and agrees not to object to venue in the federal or state courts located in Santa Clara County, California.

   SECTION 11.11. Construction of "Seller". The term "Seller", wherever used in this Agreement, shall be deemed to refer to each, any and/or all of Encore, Encore Computer U.S., Inc. and Encore Computer International, Inc., except where Purchaser otherwise consents or unilaterally specifies in writing by written notice to Encore. Collective references to Seller will be construed as if all such entities are a single entity, so that, for example, verbs used therewith can be as if "Seller" referred to a single entity, even though it refers to multiple entities, and "Seller's" shall be construed to mean "each Seller's".

   SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of This Page Left Intentionally Blank]


IN WITNESS WHEREOF, Seller, SMIBV and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"SELLER"                           "PURCHASER"

ENCORE COMPUTER CORPORATION        SUN MICROSYSTEMS, INC.

By:                                By:
Name:                              Name:
Title:                             Title:

                                  	"SMIBV"

ENCORE COMPUTER INTERNATIONAL,INC.	SUN MICROSYSTEMS INTERNATIONAL, B.V.

By:                                By:
Name:                              Name:
Title:                             Title:


 ENCORE COMPUTER U.S., INC.

By:
Name:
Title:


[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


Exhibit A


                        TECHNOLOGY LICENSE AGREEMENT


	This Technology License Agreement (this "Agreement") is made and entered into effective as of ____________, 1997 (the "Effective Date") between Sun Microsystems, Inc., a Delaware corporation having its principal executive offices located at 2550 Garcia Avenue, Mountain View, California 94043-1100 ("Sun") and Encore Computer Corporation, a Delaware corporation having its principal executive offices located at 6901 West Sunrise Boulevard, Ft. Lauderdale, Florida 33313-4499 ("Encore").


                                  RECITALS

	A.	Concurrently herewith the parties hereto are consummating the sale from Encore to Sun and Sun Microsystems International, B.V. ("SMIBV") of certain assets of Encore pursuant to an Asset Purchase Agreement dated July
___, 1997. In order to continue to conduct certain aspects of its business related to real-time systems not being acquired by Sun and SMIBV under such Asset Purchase Agreement, Encore requires a limited license back from Sun to use, copy and modify certain intangible and intellectual property assets acquired by Sun and SMIBV for certain limited purposes, subject to the terms, conditions and restrictions contained herein.

	B.	It is a condition to Encore's obligation to consummate the sale of the foregoing assets to Sun under the Asset Purchase Agreement that Sun enter into this Agreement.

	NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

	As used in this Agreement, the following terms will have the following meanings:

	1.1	"Asset Purchase Agreement" means the Asset Purchase Agreement dated July ___, 1997 being executed among Sun, SMIBV, and Encore.

	1.2	"Change of Control" means (a) a merger or consolidation of Encore with or into any other corporation or entity; or (b) any other transaction in which the shareholders of Encore immediately prior to such transaction cease to own a majority of the voting power of Encore or of the surviving or acquiring corporation or entity immediately after such transaction; or (c) a sale, transfer or lease of all or substantially all of Encore's assets (other than any of the foregoing effected with or to Sun or any of Sun's affiliates).
A Change of Control will be deemed to have occurred at such time as Encore enters into any agreement with any person or entity requiring Encore to take any steps to consummate or seek the consummation of a Change of Control.

	1.3	"Confidential Information" means (a) the Licensed Materials, (b)
any and all information that is disclosed by Sun to Encore orally, electronically, visually or in a document or other tangible form, which is either identified as or should be reasonably understood to be confidential and/or proprietary information of Sun or its licensors, (c) any notes, extracts, analyses, or materials prepared by Encore that are copies of or derived from the Confidential Information or from which the substance of the Confidential Information can be inferred or otherwise perceived or understood; provided however, that "Confidential Information" does not include information Encore received from Sun that Encore can clearly establish by written evidence
(i) is or becomes known by Encore without any obligation to maintain its confidentiality (except that no Licensed Materials shall be excluded from the definition of Confidential Information by virtue of any of Encore's pre-existing knowledge of such Licensed Materials that was gained prior to the Effective Date of this Agreement); (ii) is or becomes generally known to the public through no act or omission of Encore or of any person, firm or corporation having authority to act for Encore or for any customer of Encore;
or (iii) is independently developed by Encore without use of or reference to any Confidential Information.

	1.4	"Derivative Work" means:  (a) for copyrightable or copyrighted material (including materials subject to mask work rights), a work which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (b) for patentable or patented materials, any adaptation, addition, improvement, or combination thereof; and (c) for material subject to trade secret protection, any new material, information or data relating to and derived from such existing trade secret material, including new material which may be protectable by copyright, patent or other proprietary rights.

	1.5	"Encore Derivative Works" means Derivative Works based upon the
Licensed Materials created by or on behalf of Encore and which are owned by or licensable by Encore.

	1.6	"Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, mask work rights, mask work applications and mask work registrations; (iii) rights in trade secrets (including without limitation rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same; and and
(iv) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, trade dress, and trade names.

	1.7	"Licensed Materials" means, collectively, any and all of the following items associated with, related to or used in connection with Encore's Storage Products Business which were sold, assigned, transfered, conveyed and delivered to Sun and SMIBV pursuant to the Asset Purchase Agreement as of the Effective Date: software (in both source code and binary code form), designs, plans, schematics, drawings, blueprints, technical information, specifications, manufacturing plans or instructions, ideas, concepts, inventions, discoveries, processes, procedures, methodologies, and know-how. Licensed Materials does not include any Derivative Works created by or on behalf of Sun after the Effective Date of this Agreement.

	1.8	"Real Time Products" means, collectively, Real Time Systems and any software, hardware, or components which comprise or are designed for use in or for the design and/or testing of Real Time Systems. Real Time Products specifically excludes any Storage Products.

	1.9	"Real Time Systems" means computer systems, which may include an incidental amount of storage capacity, in which the computer is required to perform its tasks within the time constraints of some process, or simultaneously with a system it is assisting, so as to be capable of intervening appropriately and in real time in such process or with respect to the assisted system.

	1.10	"Storage Products" means (i) mechanisms, devices or functional units into which data can be placed and retained and from which data can be retrieved, and (ii) any software, hardware or components which comprise or are designed for use in or in conjunction with the operation of any of the items listed in the preceding clause (i).

	1.11	"Storage Products Business" means Sun's business of developing, manufacturing, marketing, licensing, distributing, using, operating, servicing or otherwise using or commercially exploiting all or any aspect of any or all of the Storage Products.

	1.12	"Sublicensee" means any third party customer of Encore who is the recipient of a sublicense granted by Encore pursuant to the provisions of clauses (i) or (ii) in Section 3.1(b) below.

	1.13	"Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Sun products and services.


                                  ARTICLE II

                                  OWNERSHIP

	2.1	Ownership of Confidential Information.  Encore acknowledges and agrees that Sun is the sole and exclusive owner of all right, title and interest in and to the Confidential Information and all associated
Intellectual Property Rights. Encore agrees that it will acquire no interests under this Agreement in or to any Confidential Information or any Intellectual Property Rights therein, other than the limited license interests specifically granted to Encore under this Agreement.

	2.2	No Limitations on Sun Use.  Nothing in this Agreement shall be construed to limit or restrict, in any way or manner, any right of Sun to encumber, transfer, license, sublicense, assign, transfer, access, reference, market, distribute, use, sell, commercially exploit or otherwise practice all or any part of the Confidential Information in any way or for any purpose whatsoever, including without limitation the use, licensing, and/or registration of the Confidential Information anywhere in the world for any purpose or use in connection with the development, manufacture, distribution, marketing, promotion and/or sale of any product or service.


                               ARTICLE III

                            GRANT OF LICENSES

	3.1	License Grant to Encore.  Subject to all of the terms, limitations and conditions of this Agreement, Sun hereby grants to Encore a non-exclusive, non-transferable (except as otherwise permitted under Section 9.11 below), royalty-free, paid-up license under any Intellectual Property Rights in the Licensed Materials:

		(a)	To internally use, modify, copy, and create Encore
Derivative Works based upon the Licensed Materials solely for the purpose of the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Real Time Products of Encore and for no other purpose; and

		(b)	To sublicense Sublicensees of Encore (i) to manufacture,
market, distribute, sell, license, install, support, repair, and maintain Real Time Products of Encore created within the scope of the license rights set forth in Section 3.1(a) above, under either Encore's brand name(s) or under the brand name(s) of such Sublicensees; (ii) to incorporate such Real Time Products of Encore in unmodified form only into Real Time Products of such Sublicensees ("Sublicensee Real Time Products"), and to manufacture, market, distribute, sell, license, install, support, repair, and maintain such Sublicensee Real Time Products under the brand name(s) of such Sublicensees; and/or (iii) to further sublicense customers of such Sublicensees to do any of the activities set forth in the preceding clauses (i) and (ii), provided, however, that no such further sublicense shall grant any rights to use any source code for any of the Licensed Materials, nor shall any Sublicensee disclose such source code to any further sublicensee, without the advance written permission of Sun, which Sun shall be free to grant or deny in its sole discretion. Except as expressly set forth in clause (iii) of the preceding sentence, Sublicensees of Encore shall have no right to further sublicense any of the rights sublicensed to them pursuant to this Section 3.1(b), to create Derivative Works based upon the Licensed Materials or upon any Real Time Products of Encore, or to sublicense others to create such Derivative Works. As a condition to the right to grant sublicenses set forth in this Section 3.1(b), Encore shall give Sun prompt written notice of any such sublicense granted by Encore, identifying the name of the recipient of such sublicense and summarizing the nature and scope of the sublicense granted.

	3.2	Restrictions on Licenses to Encore.  Encore acknowledges and agrees that it may not disclose any of the Licensed Materials to anyone except to the extent necessary to exercise Encore's license rights hereunder. Encore may not use the Licensed Materials or any portion thereof in any manner not expressly authorized by this Agreement, including but not limited to use in the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Storage Products or use in any way competitive with Sun's Storage Products Business as it may exist as of the Effective Date or at any time in the future.

	3.3	No Other Rights to Encore.  Encore acknowledges and agrees that
Sun and its licensors reserve and retain all rights in the Licensed Materials and other Confidential Information not expressly granted to Encore under this Agreement. Other than the limited license rights granted in this Agreement, Encore acquires no right, title, interest or other right in or to any of the Licensed Materials or any other Confidential Information.

	3.4	Licenses Back to Sun for Derivative Works.

		(a)	License from Encore and Supply of Encore Derivative Works.
Encore hereby grants and agrees to grant to Sun a non-exclusive, non-terminable, royalty-free, paid-up license under any Intellectual Property Rights in any Encore Derivative Works to use, modify, copy, and create
Derivative Works based upon the Encore Derivative Works for any purpose whatsoever other than the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Real Time
Products.  Encore agrees to supply to Sun one (1) copy of each Encore
Derivative Work promptly upon its creation, together with accompanying documentation for the same (including but not limited to commented source code) sufficient to enable Sun to exercise the rights with respect to such Encore Derivative Work set forth in the preceding sentence.

		(b)	Removal of Restrictions With Respect to Real Time Products.
In the event that this Agreement is terminated by Sun for breach or in the event that Encore transfers ownership of any Encore Derivative Works to any third party, then the restrictions on Sun's license rights set forth in
Sections 3.4(a) above shall automatically become null and void and Sun shall be entitled to exercise such license rights without restriction of any kind.

	3.5	No Obligation to Supply Enhancements or Support.  Neither Sun,
SVIB, nor any of their licensors will have any obligation whatsoever to provide any updates, upgrades, enhancements, or improvements to any of the Licensed Materials, or to provide support or maintenance, including bug fixes and training, with respect to any of the Licensed Materials. Encore will have no obligation whatsoever to provide any support or maintenance, including bug fixes and training, with respect to any Encore Derivative Works.


                                ARTICLE IV

                              CONFIDENTIALITY

	4.1	Confidentiality Obligations.  Encore agrees that it shall, and it shall cause each Sublicensee to agree to, hold the Licensed Materials and any other Confidential Information in confidence and not to use the Licensed Materials except as expressly permitted under this Agreement. Encore and its Sublicensees shall not disclose any Confidential Information to any third party and shall protect and treat all Confidential Information so as to maintain its confidential status with the same degree of care as each uses to protect its own confidential information of like importance, but in no event less than reasonable care. Except as expressly permitted in Article III or for backup or archival purposes, Encore agrees, and shall cause its Sublicensees to agree, not to use, make or have made any copies of Confidential Information, in whole or in part, without the prior written authorization of Sun. Encore agrees, and shall cause its Sublicensees to agree, to disclose Confidential Information only to their respective employees who require access to the same for purposes of exercising the license rights granted under Article III of this Agreement. Encore agrees, and shall cause its Sublicensees to agree, to notify and inform such employees of the limitations, duties and obligations regarding use, access to and nondisclosure of Confidential Information and to obtain or have obtained their employees' agreements to comply with such limitations, duties and obligations. Encore agrees, and shall cause its Sublicensees to agree, to provide notice to Sun immediately after learning of or having reason to suspect a breach of any of the proprietary restrictions set forth in this Article IV. In the event that Encore or one of its Sublicensees is required to disclose any Confidential Information pursuant to law, Encore agrees, and shall cause its Sublicensees to agree, to first notify Sun of the required disclosure with sufficient time to seek relief, to cooperate with Sun in taking appropriate protective measures, and to make such disclosure in a fashion that maximizes protection and minimizes disclosure of Confidential Information. This Article IV will not affect any other confidential disclosure agreement between the parties.

	4.2	Injunctive Relief.  Encore acknowledges and agrees that the
Confidential Information constitutes a unique and proprietary asset of Sun and Encore acknowledges that the unauthorized use or disclosure of the Confidential Information would cause substantial harm and injury to Sun, the extent of which cannot be readily ascertained and which cannot be remedied by the payment of monetary damages alone. Accordingly, Encore agrees that Sun will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Article IV or any other breach by Encore of this Agreement.


                               ARTICLE V

                         TERM AND TERMINATION

	5.1	Term.  The licenses to the Licensed Materials granted herein shall continue in effect until this Agreement is terminated in accordance with this
Article V.

	5.2	Termination by Sun.  Sun may immediately terminate this Agreement and all licenses and rights granted to Encore hereunder in the event that: (a) Encore or any of its Sublicensees materially breaches any of the obligations or restrictions contained in this Agreement and fails to cure such breach within thirty (30) days after Sun gives Encore or such Sublicensee written notice of such breach; (b) Encore or any of its Sublicensees takes any action in derogation of the rights of Sun to the Licensed Materials, (c) the Licensed Materials, or any portion thereof, becomes, or in Sun's reasonable opinion is likely to become, the subject of a claim of infringement of a patent, trade secret, copyright, mask right or other Intellectual Property Right, or (d)
Encore undergoes or suffers a Change of Control (except in the case in which Sun elects to permit assignment of this Agreement in connection with such Change of Control pursuant to Section 9.11 below).

	5.3	Insolvency.  In the event that Encore becomes insolvent or the subject of a voluntary or involuntary bankruptcy case or proceeding, then Sun may at its sole option and in its sole discretion terminate the licenses granted under Article III, and terminate this Agreement immediately upon written notice to Encore.

	5.4	Obligations on Termination.  Upon termination of Encore's licenses or this Agreement, Encore shall immediately discontinue all use of the Licensed Materials and the licenses and rights granted hereunder shall terminate. Within thirty (30) days after such termination, Encore shall deliver and return to Sun, and shall cause all of its Sublicensees to deliver and return to Sun, F.O.B. Sun's facilities, all Licensed Materials and all Derivative Works based thereon, including any and all copies of any of the foregoing.

	5.5	Survival.  The provisions of Article II, Article IV, Article V,
Article VI, Article VIII, Article IX, and Sections 3.4 and 3.5 hereof shall survive termination of this Agreement for any reason.


                               ARTICLE VI

                  DISCLAIMER OF ALL WARRANTIES AND SUPPORT OBLIGATIONS

	6.1	Disclaimer of All Warranties.  ENCORE ACKNOWLEDGES AND AGREES THAT
ALL LICENSED MATERIALS LICENSED BY SUN UNDER THIS AGREEMENT ARE PROVIDED BY
SUN "AS IS" AND WITHOUT WARRANTY OF ANY KIND. SUN HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY LICENSED
MATERIALS, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF DESIGN,
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. IN PARTICULAR, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ANY WARRANTY OR REPRESENTATION BY SUN THAT THE LICENSED MATERIALS WILL BE ERROR-FREE OR WILL
NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. SUN HEREBY EXPRESSLY DISCLAIMS AND SHALL NOT BE RESPONSIBLE FOR ANY LIABILITY ARISING AS
A RESULT OF OR IN CONNECTION WITH ANY CLAIM, SUIT OR PROCEEDING ALLEGING: (A) THAT THE LICENSED MATERIALS CONTAIN ANY BUGS OR ERRORS OF ANY KIND; OR (B)
THAT THE USE OF ANY LICENSED MATERIALS INFRINGES THE INTELLECTUAL PROPERTY
RIGHTS OF ANY THIRD PARTY.   No agent of Sun is authorized to make or incur
any warranty obligations on behalf of Sun or to modify the limitations and disclaimers set forth in this Section 6.1.

	6.2	Restriction on Aircraft, Nuclear and Other Applications.  None of
the Licensed Materials is designed or intended for use in the control of aircraft or other aeronautic craft (including space flight), air traffic control, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. Without limiting or modifying the foregoing disclaimers of warranties, Sun disclaims any express or implied warranty of fitness for such uses. As a condition of being granted the license rights granted to it hereunder, Encore agrees and represents that it will not use any Licensed Materials for any of the purposes described in this Section.

	6.3	Responsibility for Backup.  Encore and its Sublicensees shall have the sole responsibility for taking steps to protect and backup or archive their data and/or equipment used with any of the Licensed Materials and Encore agrees, and shall cause its Sublicensees to agree, not to make any claim of any kind against Sun for lost data, re-run time, inaccurate output, work delays, or lost profits resulting from the use of any of the Licensed
Materials or any portion thereof.


                               ARTICLE VII

                    COPYRIGHT AND PROPRIETARY NOTICES

	7.1	Included Notices.  In the exercise of the rights and licenses granted in this Agreement Encore agrees, and shall cause its Sublicensees to agree, to retain, reproduce and apply any copyright notices and/or other proprietary rights notices included on or embedded in the Licensed Materials by Sun on all copies, in whole or in part, in any form of the Licensed Materials and in any Encore Derivative Works. In addition, Encore shall comply, and shall cause its Sublicensees to comply, with all reasonable requests by Sun to include copyright and/or other proprietary rights notices on any part of the Licensed Materials.

	7.2	Trademarks, Logos and Product Designs.  Neither Encore nor any of
its Sublicensees is granted any right, title or license to, or interest in, any Sun Trademarks. Encore acknowledges Sun's rights in Sun Trademarks and acknowledges and agrees Encore is not being granted any license or other right or interest in or to any Sun Trademark under this Agreement. Encore agrees, and will cause its Sublicensees to agree, not to (a) challenge Sun's ownership or use of, (b) register, or (c) infringe, any Sun Trademarks, nor shall Encore incorporate any Sun Trademarks into Encore's trademarks, service marks, company names, internet addresses, domain names, brand names or similar designations. If Encore or any of its Sublicensees acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately and at no expense to Sun assign, and cause its Sublicensees to assign, all such rights to Sun along with any associated goodwill, applications and/or registrations.


                              ARTICLE  VIII

                   LIMITATION OF LIABILITY; INDEMNITY

	8.1	Limitation of Liability.  INASMUCH AS ENCORE IS NOT BEING CHARGED
ANY LICENSE FEES FOR THE LICENSES AND OTHER RIGHTS GRANTED UNDER THIS
AGREEMENT, AND GIVEN ENCORE'S PRIOR FAMILIARITY WITH THE LICENSED MATERIALS, ENCORE AGREES THAT SUN SHALL HAVE NO LIABILITY TO ENCORE WHATSOEVER UNDER THIS AGREEMENT. IN NO EVENT SHALL SUN BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC BENEFIT OR ADVANTAGE), HOWEVER ARISING, WHETHER FOR BREACH OF THIS CONTRACT OR
IN TORT (INCLUDING NEGLIGENCE), EVEN IF SUN HAS PREVIOUSLY BEEN ADVISED OF
THE POSSIBILITY OF SUCH DAMAGE.  THE FOREGOING LIMITATION OF LIABILITY SHALL
BE EFFECTIVE AND SUCH DAMAGES SHALL BE EXCLUDED, EVEN IF ANY REMEDY PROVIDED
FOR HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

	8.2	Indemnity by Encore.  Inasmuch as Encore is not being charged any license fees for the licenses and other rights granted to it under this Agreement, and given Encore's prior familiarity with the Licensed Materials, Sun is unwilling to incur any liability with respect to any actions taken by Encore or its Sublicensees pursuant to this Agreement or in connection with the Licensed Materials. Accordingly, as a material inducement and consideration for Sun to enter into this Agreement, Encore hereby agrees to indemnify and hold Sun and all of its past, present or future affiliates, subsidiaries, parents, officers, directors, shareholders, employees and agents harmless from and against any and all loss, liabilities, damages, costs and expenses whatsoever (including without limitation reasonable attorneys' fees) arising in any manner and at any time from any use, modification or reproduction by Encore and/or any of its affiliates, licensees or Sublicensees of any Licensed Materials, whether or not such use, modification or reproduction is authorized by this Agreement.


                                 ARTICLE IX

                                GENERAL TERMS

	9.1	Governing Law and Jurisdiction.  This Agreement shall be governed by the internal laws of the State of California without regard to or application of choice of law rules or principles. Any disputes arising under this Agreement will be brought in the federal or state courts of the Northern District of California. Encore agrees to be subject to the jurisdiction and venue of such courts.

	9.2	Relationship of the Parties.  The relationship of the parties to this Agreement is solely that of independent contractors, and the parties hereto are not partners, joint venturers or agents of the other.

	9.3	Notices.  All notices, requests, claims, demands and other
communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the addresses listed in Exhibit A (or at such other address for a party as shall be specified by like notice).

	9.4	Waiver; Modification.  This Agreement may not be changed, amended or modified in any manner without the written consent of each party hereto.
No party shall be deemed to have waived any of its rights under this Agreement unless its waiver is signed by such party in writing. The waiver by any party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

	9.5	Compliance with Law.  Encore agrees to comply fully with all relevant laws in its exercise of any rights granted to it herein.

	9.6	Government Rights.  If Encore or any of its Sublicensees ever provides any Licensed Materials in the form of software to the U.S. Government, Encore will ensure that the U.S. Government's use, duplication or disclosure of such software will be subject to restrictions of FAR 12.212(a)(1995), FAR 52.227-14 (ALT III) and FAR 52.227-19, or DFARS
252.227-7013(c)(1)(ii) (OCT 1988) and DFARS 227.7202-1(a) and 227.7202-3(a)
(1995), as applicable.

	9.7	Third Party Beneficiaries.  SMIBV shall be a third party
beneficiary of this Agreement and have the right to enforce this Agreement to protect its rights in the Licensed Materials. Except as expressly stated herein, this Agreement is made for the benefit of the parties hereto, and not for the benefit of any third parties.

	9.8	Headings.  The headings used herein are for reference only and shall not be considered as substantive parts of this Agreement.

	9.9	Construction.  This Agreement has been negotiated by the parties, each of which has been represented by counsel. This Agreement will be fairly interpreted in accordance with its terms, without any strict construction in favor of or against either party.

	9.10	Provisions Found Invalid.  If any term or provision of this
Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be enforced to the greatest extent possible.

	9.11	Restriction on Assignment. The parties agree that Encore may not assign this Agreement or any of the licenses granted to it under Article III hereof, whether expressly, by operation of law or otherwise, without the express advance written consent of Sun, and any attempt to assign this Agreement or any of the rights or licenses hereunder without such advance written consent shall be void; provided, however, that Sun will not unreasonably withhold consent to the assignment of this Agreement by Encore to a successor to Encore that succeeds to all of the business of Encore, by merger, operation of law, assignment, purchase or otherwise. For purposes of the preceding sentence, Sun shall not be deemed to have acted unreasonably in withholding its consent to an assignment where Sun determines in its sole discretion that the successor to whom Encore proposes to assign this Agreement is a competitor or potential competitor of Sun.

	9.12	Entire Agreement.  This Agreement, together with its exhibits, constitutes the complete agreement and understanding between the parties regarding the subject matter hereof.

	9.13	Taxes and Duties.  Any tariffs, duties and/or local, state or federal sales, excise, personal property or use tax, or any other similar tax or duties imposed by any government shall be assumed and paid by Encore. Each of Encore and Sun shall assume and be responsible for any tax or duty payable with respect to its income. Encore or any Sublicensee shall assume and pay any such taxes imposed in connection with any sublicense from Encore to a Sublicensee.

	9.14	Compliance with Export Regulations.  Encore agrees that it will not export or re-export, and that it shall cause its Sublicensees not to export or re-export, the Licensed Materials and Encore Derivative Works, in contravention of the Export Administration Act of 1979, as amended, of the United States and any other statute or regulation promulgated by the United States government or the government of any state regarding export and re-export of products now in effect or hereafter adopted. Encore further agrees that it will obtain, and it will cause its Sublicensees to obtain, all export licenses required by said Act or laws and regulations, prior to such export or re-export. Encore shall cooperate fully with any Sublicensees to permit their compliance with the foregoing laws and regulations.

	IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties effective as of the Effective Date of this Agreement.


Sun Microsystems, Inc.          Encore Computer Corporation


By:                             By:
Printed Name:                   Printed Name:
Title:                          Title:


Attachments:
Exhibit A:	Addresses for Notice


                                     EXHIBIT A
                              Addresses for Notice

(a)	Encore:

	Encore Corporation
	6901 W. Sunrise Boulevard
	Fort Lauderdale, FL  33313-4499
	Attention:  Kenneth G. Fischer, Chairman and CEO
	Telecopy:  (954) 797-5618

	with a copy to:

	Choate, Hall & Stewart
	Exchange Place
	53 State Street
	Boston, MA  02109-2891
	Attention:  Cameron Read, Esq.
	Telecopy:  (617) 248-4000

(b)	Sun:

	Sun Microsystems, Inc.
	2550 Garcia Avenue
	MS: MPK10-212
	Mountain View, CA 94043-1100
	Attention: ________________
	Telecopy: ________________

	with a copy to:

	Fenwick & West LLP
	Two Palo Alto Square
	Palo Alto, CA  94306
	Attention:  David L. Hayes, Esq.
	Telecopy:  (415) 857-0361













Exhibit A


                      GOULD/EFI INDUCEMENT AGREEMENT


This Gould/EFI Inducement Agreement (this "Agreement") is made and entered into effective as of July 17, 1997 (the "Effective Date") by and between Gould Electronics Inc., an Ohio corporation ("Gould") and EFI International, Inc., a Delaware corporation ("EFI"), on the one hand, and Sun Microsystems, Inc., a Delaware corporation ("Purchaser") and Sun Microsystems International, B.V., a Netherlands corporation ("SMIBV"), on the other hand. Purchaser and SMIBV are hereinafter sometimes collectively referred to as "Purchaser Parties". Gould, Japan Energy Corporation, a Japanese corporation ("JEC") and EFI, a wholly owned subsidiary of JEC, are hereinafter sometimes collectively referred to as "Seller Parties". The term "Affiliates" shall mean any and all "Affiliates" (as defined for purposes of U.S. federal securities laws) of any of Seller Parties, and all successors and assigns of any of the Seller Parties or any of their respective Affiliates.

                          R E C I T A L S

A.	Purchaser and SMIBV have, concurrently herewith, entered into a certain
Asset Purchase Agreement dated as of July 16, 1997 (the "Asset Purchase Agreement") with Seller (as that term is defined in the Asset Purchase Agreement) pursuant to which Seller has agreed to sell to Purchaser Parties, and Purchaser Parties have agreed to purchase, certain assets associated with Seller's Storage Products Business. Seller Parties have each reviewed, and understand, the provisions of the Asset Purchase Agreement. All terms
(whether in upper or lower case text or any combination thereof) defined in the Asset Purchase Agreement will have the same meanings assigned to such terms in the Asset Purchase Agreement, except as otherwise expressly defined herein; provided, however, that for purposes of this Agreement the term "material", when used herein with reference to any of Seller Parties or any Affiliate, shall mean any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting any of Seller Parties or any Affiliate that: (i) involves in excess of $350,000 or that results or is reasonably likely to result in a financial loss of at least $350,000, (ii) involves any of the Purchased Assets or any Encumbrance on any of the Purchased Assets or (iii) is otherwise material.

B.	Gould and EFI are principal stockholders and/or debt holders of Seller as of the Effective Date and no other Affiliate is a stockholder or debt holder of Seller.

C.	As a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement and to pay the Purchase Price provided for therein, and as a material condition precedent to Purchaser Parties' obligations to consummate the transactions contemplated by the Asset Purchase Agreement, Gould and EFI have agreed to enter into and to perform their respective obligations under this Agreement and to be bound by the terms of this Agreement.

NOW THEREFORE, as a material inducement to Purchaser Parties to enter into, to consummate the transactions contemplated by, the Asset Purchase Agreement, and in consideration of the mutual agreements and promises made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                              ARTICLE I

1.0	Representations and Warranties.  Gould hereby represents and warrants to
Purchaser Parties that all statements in the following subparagraphs of this
Section 1.0 are true and correct:

	1.01	Organization and Good Standing.  Gould is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Gould is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a material adverse effect on Gould's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects. Gould is not in default under or in violation of any provision of its certificate of incorporation or bylaws, both as amended to date.

	1.02	Authorization and Validity.  Seller Parties have all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to perform all of their respective covenants, agreements and obligations under this Agreement. This Agreement has been duly executed and delivered by Seller Parties and will constitute a legal, valid and binding obligation of Seller Parties enforceable against Seller Parties in accordance with its terms. The execution, delivery and performance by each of Seller Parties of this Agreement have been duly and validly approved and authorized by all necessary corporate action on the part of each of Seller Parties, respectively.

	1.03	No Conflict.  The execution and delivery of this Agreement by
Seller Parties and the performance of this Agreement by Seller Parties and the Affiliates do not and will not (a) breach, violate or conflict with the respective certificates of incorporation or bylaws or other charter documents of any of Seller Parties, in each case as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller Parties or, to Seller Parties' knowledge, to any of the Purchased Assets, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of Seller Parties or any Affiliate is a party or is bound or by which any Purchased Assets are bound or affected or (d) result in the creation of any Encumbrance on any of the Purchased Assets in favor of any of Seller Parties or their respective Affiliates or, to Seller Parties' knowledge, in favor of any other party or person. As of the Effective Date and as of the Closing, no Affiliate, other than Gould and EFI, is or will be a stockholder and/or debt holder of Seller or has or will have any other rights against Seller or any of the Purchased Assets.

	1.04	Consents and Approvals.  The execution and delivery of this
Agreement by Seller Parties do not, and the performance of this Agreement by Seller Parties and the Affiliates will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority or any other third party (except notice to, and the possible need to obtain the consent of, the United States Defense Investigative Service with respect to the transfer of the Purchased Assets by Seller to Purchaser Parties).

	1.05	Financial Statements.  Gould has delivered to Purchaser: (i)
Gould's audited balance sheet as of December 31, 1996 and audited statement of operations, statement of cash flows and statement of shareholder's equity for the year ended December 31, 1996; (ii) Gould's unaudited balance sheet as of March 31, 1997 (the "Gould Balance Sheet"), and (iii) Gould's unaudited statement of operations for the three (3) month period ended March 31, 1997 (all such financial statements of Gould are hereinafter collectively referred to as the "Gould Financial Statements"). The Gould Financial Statements (a) are in accordance with the books and records of Gould, (b) fairly present the financial condition of Gould at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a consistent basis with prior periods. Gould has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for: (i) those reflected in the Gould Financial Statements or described in accordance with GAAP in the notes thereto; (ii) those that may have been incurred after March 31, 1997, the date of the Gould Balance Sheet (the "Balance Sheet Date") in the ordinary course of Gould's business consistent with past practice; and (iii) those not required by GAAP to be reflected on the Gould Balance Sheet. All reserves established by Gould and reflected in the Gould Balance Sheet are reasonably adequate. At the Gould Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Gould Balance Sheet as required by said Statement No. 5. Since the Balance Sheet Date, there has been no material adverse change in Gould's assets, liabilities, financial condition or results of operations, except for any write offs by Gould with respect to Gould's investment in Seller and Seller payables to Gould and financial obligations of Seller to Gould on Gould's books and/or the taking of related reserves.

	1.06	Solvency.  Gould is Solvent and Gould presently believes, based on recent due inquiry and reasonable assumptions, that it will continue to be Solvent for at least four (4) years after the Closing Date notwithstanding its performance of this Agreement and the consummation by Seller of the transactions contemplated by the Asset Purchase Agreement. During the four
(4) year period ending on the Closing Date, none of Seller, any Seller
Subsidiary, any other affiliate of Seller or any Seller Party has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action or Insolvency Proceeding and no assets or properties of Seller, any Seller Subsidiary or any other affiliate of Seller or of any Seller Party are subject to any Insolvency Proceeding or Insolvency Action; provided, however, that prior to or after Closing, EFI may be liquidated (but if EFI is so liquidated, EFI and Gould covenant that no Insolvency Proceeding will be involved in connection with such liquidation and that in connection with such liquidation Gould shall succeed to, assume and be bound by all assets, rights, liabilities and obligations of EFI, including without limitation those relating to, arising under or created by this Agreement and any and all Seller stock and debt and related rights and obligations with respect to Seller held by or binding upon EFI). No writ of attachment, execution or similar process has been ordered, executed or filed against any Seller Party or any Seller
Party's assets or properties that has not been satisfied or, to the best knowledge of Seller Parties, against Seller or any of its assets or properties that has not been satisfied. Gould has no reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and Gould is not aware of any grounds for any of the aforementioned actions or any like action. Neither Gould, nor to Gould's knowledge (except as noted above regarding EFI's possible liquidation not involving an Insolvency Proceeding), any of Seller, any other Seller Party, or any Affiliate, intends to become the subject of any Insolvency Proceeding or Insolvency Action or otherwise to file for protection under any bankruptcy or insolvency law.
Without limiting the effect of the last sentence of Recital A above, for purposes of this Article I, the terms "Solvent", "Insolvency Proceeding" and "Insolvency Action" shall have the same respective meanings given to such terms in the Asset Purchase Agreement.

	1.07	No Bankruptcy Proceedings.  None of Seller Parties is presently the subject of any Insolvency Action or Insolvency Proceeding; no decree or order for relief has been entered in respect of any Seller Party, voluntarily or involuntarily, under any bankruptcy or insolvency law; and, no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to any Seller Party or any Seller Party's assets and liabilities pursuant to any bankruptcy or insolvency law. No Seller Party has made arrangements for any composition of its indebtedness nor made any assignment for the benefit of creditors, and Gould has no reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken.

	1.08	Intracompany Agreements; Absence of Unwaived Breach.  The Seller's
Disclosure Letter contains an accurate and complete list and description of each Seller Contract between, among or involving Seller on the one hand and any Seller Party or any Affiliate on the other hand, or otherwise involving, or which may upon default involve, any of the Purchased Assets, including in each case without limitation, any (oral or written) security agreement, deed of trust, mortgage, indenture, lien, UCC-1 Financing Statement, guarantee, indemnity agreement, loan agreement, credit facility, loan commitment, debt instrument or promissory note between or among any of such parties
(collectively, "Intracompany Agreements"). A true and complete copy of each of the Intracompany Agreements, as amended to date, has been delivered to Purchaser by Gould or Seller. The Purchased Assets are, or as of immediately prior to the Closing the Purchased Assets will be, free of any and all Encumbrances created by any of the Intracompany Agreements or otherwise arising in favor of any of Seller Parties or any of their respective
Affiliates. Except for any rights assigned under Section 3.06 hereof, upon Closing no event or right will exist that gives or would give any Seller Party or any Affiliate any right as to any of the Purchased Assets (except for rights that will have been either waived, released or terminated effective as of the Closing). The sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement will not violate, breach or cause any default, event of default, or event which with the passage of time would constitute a default, under any of the Intracompany Agreements. Except for breaches, defaults or events of default that will be waived, released or terminated effective as of the Closing expressly to permit the sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement, and except as to continuing rights or claims of any of the Seller Parties or any Affiliates ("Continuing Gould Claims") none of which will in any way cause any Loss to or result in any Liability or obligation of either of Purchaser Parties or in any way restrict Purchaser Parties' use of, or apply to, any of the Purchased Assets, neither Seller nor any Seller Party nor any Affiliate is in breach of any of the Intracompany Agreements and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Seller, any Seller Party or any Affiliate as to, or of, any of the Intracompany Agreements.

	1.09	Accuracy of Seller Representations.  To Gould's knowledge, all of
Seller's representations and warranties contained in Article III (as qualified by Seller's Disclosure Letter) and in Article VII of the Asset Purchase
Agreement are true and correct as of the date of the Asset Purchase Agreement and will be true and correct as of the Closing Date. Without limiting the preceding sentence (and except as qualified by Seller's Disclosure Letter), all of Seller's representations and warranties contained in Sections 3.05(a) and (d) (No Conflicts) and Section 3.29 (Fair Consideration) of the Asset Purchase Agreement, and all of Seller's representations and warranties in the Asset Purchase Agreement to the extent they relate or apply to any Seller
Parties or any right of or obligation to any Seller Party or to any Intracompany Agreement, will be true and correct as of immediately preceding the Closing.

                             ARTICLE II

2.0	Indemnification

	2.01	Definitions.  Without limiting the last sentence in Recital A, for purposes of this Article II, the terms "Loss" and "Purchaser Indemnities" shall have the respective meanings given to such terms in Section 9.01 of the Asset Purchase Agreement.

	2.02	Indemnification by Gould.  Gould agrees, pursuant to the terms and conditions of this Article II, to indemnify Purchaser, SMIBV and each of the other Purchaser Indemnitees against, and to hold Purchaser, SMIBV and each of the other Purchaser Indemnitees harmless from, any and all Loss arising out of:

		(a)	the failure of any representation or warranty of Gould
contained in this Agreement to be true and correct, or any fraud or willful misconduct on the part of Gould;

		(b)	any breach, violation of, or other failure by Gould or EFI
to perform any of their respective covenants or obligations under this Agreement or any breach, violation of, or other failure by JEC to honor the JEC Inducement Agreement between Purchaser Parties and JEC entered into concurrently herewith;

		(c)	the failure of any representation or warranty of Seller in
Article III (as qualified by Seller's Disclosure Letter) or Article VII of the Asset Purchase Agreement to be true and correct as of the date of the Asset Purchase Agreement and as of the Closing Date;

		(d)	the breach or violation by Seller of any covenant of Seller
under the Asset Purchase Agreement;

		(e)	any of the Excluded Assets or any of the Excluded
Liabilities or any other obligation or Liability of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement;

		(f)	the operation or management of the Storage Products Business or the Purchased Assets by Seller at any time or times on or prior to the
Closing Date (including without limitation any and all Taxes arising out of, or payable with respect to, Seller's business operations through the Closing
Date);

		(g)	Liability for (or any Liability applicable to Purchaser,
SMIBV or any other Purchaser Indemnitee as a result of) noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated by the Asset Purchase Agreement;

		(h)	any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by Seller or by a shareholder or creditor of Seller or by any of Seller Parties or by any
Affiliate or by any other person or by any receiver or trustee in bankruptcy of Seller or of the property or assets of Seller, asserting that the transfer of the Purchased Assets to Purchaser under the Asset Purchase Agreement constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including, but not limited to, the United
States Bankruptcy Code;

		(i)	any (A) Foreign Employee Liabilities; or (B) any amount paid to or other Liability incurred with respect to any Mandated Employee; or (C)
any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Mandated Employee or any other employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller or any former employee or independent contractor of
Seller, any Seller Subsidiary or any affiliate of Seller, that relates in any manner to any alleged, actual or constructive termination by Seller, any
Seller Subsidiary or any affiliate of Seller of such person's employment or the services of such person, or that involves a claim of adverse employment action, relocation, promotion, demotion, unequal pay or any other matter relating to the employment of such person by Seller, any Seller Subsidiary or any affiliate of Seller;

		(j) 	any Continuing Gould Claims or any pursuit, collection or
enforcement thereof by any of Seller Parties; and/or

		(k)	termination by Seller, any Seller Subsidiary or any
affiliate of Seller of the employment of any of the Employees at any time prior to, on or after the Closing Date, severance benefits related to any Employee's termination of employment with Seller, any Seller Subsidiary or any Seller affiliate, and any failure by Seller, any Seller Subsidiary or any Seller affiliate to pay or withhold any Taxes payable with respect to the employment by Seller, any Seller Subsidiary or any Seller affiliate of any Employee or any failure by Purchaser to hire such Employee.

		(l)	the failure of the closing condition set forth in Section
8.02(bb) of the Asset Purchase Agreement to have been satisfied (whether or not such condition was waived by Purchaser), or any failure of Purchaser and SMIBV to have the Noninfringing Test Software Use Right from and after Closing or any claim by any party that Purchaser's or SMIBV's use of the Test
Software, or other exercise or attempted exercise of the Noninfringing Test Software Right, infringes any third party's Intellectual Property Rights or any Loss or Liabilities associated with acquiring the Noninfringing Test
Software Use Right and related licenses from all parties whose Intellectual Property Rights might be infringed by Purchaser's use of the Test Software in connection with the Storage Products Business and, if such rights and licenses cannot be acquired, all Loss related to developing or having developed new, noninfringing Test Software for use in connection with the Storage Product Business in replacement of the Test Software used by Seller or related to hiring third parties to provide services equivalent to those Purchaser could provide itself if it had a Noninfringing Test Software Use Right.

		(m)	any claim for fees or costs of, or amounts payable pursuant
to indemnification obligations to, Genesis, including without limitation the
$250,000 fee Seller owes to Genesis.

	2.03	Procedures for Indemnification

		(a)	As used herein, an "Indemnified Party" means a Purchaser
Indemnitee seeking indemnification pursuant to Section 2.02 hereof. The Indemnified Party agrees to give Gould prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article II. No delay on the part of an Indemnified Party in giving Gould notice of a Third Party Claim shall relieve Gould from any obligation hereunder unless (and then solely to the extent) that Gould is materially prejudiced thereby.

		(b)	Gould will have the right, at its sole cost and expense, to
defend the Indemnified Party against the Third Party Claim with counsel of
Gould's choice that is reasonably satisfactory to the Indemnified Party so long as:  (i)  Gould notifies the Indemnified Party in writing within ten (10)
days after the Indemnified Party has given notice of the Third Party Claim that Gould intends to undertake such defense; (ii) Gould provides each
Indemnified Party with evidence reasonably acceptable to the Indemnified Party that Gould will have the financial resources required to defend against the
Third Party Claim and fulfill its indemnification obligations hereunder; (iii)
the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (provided, however, that Gould will have the right, at its sole cost and expense, to defend the Indemnified Party against any such Third Party Claim seeking both money damages and an injunction with counsel of Gould's choice that is reasonably satisfactory to the Indemnified Party so long as the Indemnified Party has the right through its own counsel and at Gould's expense to participate in the injunction portion of any such proceeding and has the right, directly or through its counsel, to control all tactical decisions in opposing any such application for an injunction); (iv) Gould conducts the defense of the Third Party Claim actively and diligently; and (v) the counsel chosen by Gould does not have any conflict of interest in representing the interests of the Indemnified Party.

		(c)	So long as Gould is conducting the defense of the Third
Party Claim in accordance with Section 2.03(b) above, (i) the Indemnified
Party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own cost and expense (except as provided in Section 2.03(d) below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent no attorney-client privilege is thereby waived, (ii) the Indemnified Party may participate in settlement negotiations with respect to the Third Party Claim, and (iii) Gould will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (A) the affected Indemnified Party consents thereto in writing (which consent will not unreasonably be withheld) or (B) the settlement, compromise or consent includes an unconditional release of the affected Indemnified Party from all liability with respect to the claim.

		(d)	If Gould does not elect to assume control of or otherwise
participate in the defense or settlement of any Third Party Claim, or if Gould does so elect but any of the conditions in Section 2.03(b) above is or becomes unsatisfied, or if Gould ceases at any time to actively defend the Third Party Claim, then, (i) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, provided, however, that Gould (A) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents by Gould does not affect any attorney-client privilege relating to the Indemnified Party, and (B) may participate in settlement negotiations with respect to the Third Party Claim and the Indemnified Party shall not enter into any settlement of the Third-Party Claim without the prior written consent of Gould (which consent shall not be unreasonably withheld), (ii) Gould will reimburse the Indemnified Party promptly and periodically for all costs and expenses incurred in defending against the Third Party Claim (including without limitation reasonable attorneys' and experts fees and expenses and court and arbitration costs), and (iii) Gould will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Article II.

	2.04  No Limitation Except Applicable Cap and Gould Basket.

		(a)	Gould's liability to indemnify Purchaser Parties and other
Indemnified Parties for Loss under this Article II shall not be subject to any limitation except for the Gould Basket (as defined and described below) and except for the Applicable Cap limitation (as defined and described below).

		(b)	The aggregate Loss recoverable by Indemnified Parties
(considered together as a group) against Gould under this Article II shall not exceed: (i) $185,000,000 in the aggregate; (ii) $185,000,000 as to claims arising in the First Contract Year; or (iii) $110,000,000 as to claims arising in the Second Contract Year (collectively, the "Applicable Cap"). The "First Contract Year" and the "Second Contract Year" are the two successive annual periods ending on the first and on the second anniversaries of the Closing Date, respectively. A claim shall be deemed to arise in a Contract Year if any of the material facts giving rise to such claim, or any Loss resulting from facts asserted in such claim, first occurred or were first suffered in that Contract Year. Gould shall have no liability under this Article II for any claims for indemnification hereunder first asserted at any time after the fourth (4th) anniversary of the Closing Date (with respect to claims or Loss relating to or arising from any fraud or willful misconduct on the part of Gould) or first asserted at any time after the third (3rd) anniversary of the Closing Date (as to any claims or Loss not relating to or arising from any fraud or willful misconduct on the part of Gould) or for any claims not deemed to arise (as defined above) in the First Contract Year or in the Second Contract Year.

		(c)	Notwithstanding the foregoing provisions of this Section
2.04, the Applicable Cap shall not limit the amount of Gould's indemnity liability for, and Purchaser and any other Indemnified Party shall be entitled to recover from Gould, any and all Loss arising from: (i) fraud or willful misconduct on the part of Gould; (ii) any Loss resulting from any Seller
Parties and/or any of their respective Affiliates (and/or any successors or assigns of any thereof to the extent such successors or assigns take any action whatsoever with respect to or in relation to any claim of any of the Seller Parties against Seller ("Assigns")), instituting or causing to be instituted any Insolvency Action or any Insolvency Proceeding relating to Seller or any of Seller's assets at any time prior to the end of the Second Contract Year; (iii) any rescission of or injunction against the purchase by Purchaser Parties of the Purchased Assets pursuant to the Asset Purchase Agreement occurring in the First Contract Year; or (iv) any Continuing Gould Claims or the pursuit, collection or enforcement thereof by any Seller Party and/or any of its Affiliates or any Assigns; provided, however, that in no event will Losses in excess of the Applicable Cap for which Purchaser Parties may be indemnified hereunder include special or consequential damages or lost profits (but this proviso will not apply to limit the types of Loss recoverable by any Purchaser Parties below the Applicable Cap).

		(d)	For purposes of this paragraph (d), the term "Encore Loss"
shall mean any Loss arising solely out of the matters described in Sections 2.02(c), (d), (e), (f), (g), (i), (k), (l) or (m) hereof or solely as a result of a breach of Section 1.09 hereof. Gould shall not be required to provide indemnification for any Encore Loss to Purchaser Parties and other Indemnified Parties under this Article II unless and until the aggregate Encore Loss for which one or more Indemnified Parties seeks indemnification hereunder exceeds an aggregate of Five Hundred Thousand Dollars ($500,000) (the "Gould Basket"), in which event Gould shall be liable to indemnify the Purchaser Parties and the Indemnified Parties for all Encore Loss, including any Encore Loss within the Gould Basket. There shall be no Gould Basket or other "basket" of any amount with respect to any Loss other than an Encore Loss. Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover from Gould any Loss, regardless of the Gould Basket, arising from any of the matters described in clauses (i), (ii), (iii) or (iv) of Section
2.04(c) above or arising from the failure of any representation or warranty of Seller contained in Article VII of the Asset Purchase Agreement to be true and correct as of the Closing or arising from the fraud or willful misconduct on the part of Seller.

                              ARTICLE III

3.0	Covenants

	3.01	Covenant Not to Compete.
		(a)	Non-Competition Covenant.  Subject to the following
provisions of this Section 3.01, as a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), Gould will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, limited liability company, business, corporation or other entity or enterprise that competes, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, at any time carries on or engages in business. During the Restricted Period, Gould further agrees not to interfere with, disrupt or attempt to disrupt or otherwise adversely affect the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

		(b)	Non-Solicitation.  For a period of three (3) years after the
Closing Date, Gould shall not, directly or indirectly, solicit any Employee hired by Purchaser or any affiliate of Purchaser to (i) become employed by
Gould or any Affiliate or (ii) terminate such Employee's employment with or services to Purchaser or any affiliate of Purchaser.

		(c)	Injunctive Relief; Interpretation.  In the event of a breach of any of the covenants set forth in this Section 3.01, Purchaser and SMIBV will each be entitled to an injunction against Gould restraining such breach in addition to any other remedies available at law or in equity.  In the event that any covenant in this Section 3.01 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority in any respect, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon Gould's activities no greater than allowable under then applicable law.

		(d)	Gould.  As used in this Section 3.01, the term "Gould"
includes, in addition to Gould itself, each person (as defined in the Asset Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by Gould (within the meaning of the Securities Act) or that is otherwise controlled by Gould (each a "Gould Subsidiary") and all directors, officers, employees, stockholders, agents, subsidiaries and Affiliates of Gould or any Gould Subsidiary or any other Seller Party acting on behalf of, or at the direction of or with the direct or indirect assistance of Gould, any Gould Subsidiary or any other Seller Party.

	3.02	Further Actions to Avoid Breach of Intracompany Agreements.
Seller Parties will take all actions required on their part or on the part of any Affiliate (including without limitation the filing of termination statements with respect to all UCC-1 Financing Statements, and the termination of any security agreements, describing or with respect to any of the Purchased Assets), and will cause Seller to take all actions on its part required, to ensure that: (i) no breach or default under any of the Intracompany Agreements will result from execution or performance of the Asset Purchase Agreement or any of the transactions contemplated thereby; (ii) as of the Closing, none of the Purchased Assets shall be encumbered by any Encumbrance arising under any of the Intracompany Agreements or be subject to any other interest or right of any Seller Party (or of any Affiliate) created by any of the Intracompany Agreements or otherwise; and (iii) title to all the Purchased Assets shall, when transferred from Seller to Purchaser Parties at the Closing, be free and clear of any right or interest of any Seller Party or of any Affiliate or any Gould Subsidiary.

	3.03	Further Assurances as to Continued Seller Solvency.  Gould shall, except as otherwise consented to in writing by Purchaser:
		(i) take all actions (including without limitation making continued capital infusions in Seller, defending, discharging or seeking dismissal of third party claims or suits against Seller or the Purchased
Assets, forgiving or restructuring indebtedness owed by Seller to any Seller Party or Gould Subsidiary, terminating or modifying (or causing to be terminated or modified) any Intracompany Agreements and releasing or terminating any Encumbrances on any of the Purchased Assets created by any of the Intracompany Agreements or otherwise), and

		(ii) forbear (and cause EFI to forbear) from causing Seller, any successors or assigns of Seller, or any of the Purchased Assets from becoming involved in or subject to any Insolvency Action or Insolvency Proceeding and from otherwise taking any actions to enforce any rights or remedies of Seller Parties with respect to any claims any Seller Party or any Affiliate may have against Seller or against or with respect to the Purchased Assets, in each case (i) and (ii) as required to ensure that (a) Seller is Solvent as of the Effective Date and at the Closing Date; and (b) Seller (1) remains Solvent and (2) does not become the subject of any Insolvency Action or any Insolvency Proceeding, in each case (b)(1) and (b)(2) for a period of one (1) year after the Closing Date. Without limiting the foregoing in any way, Gould and EFI shall not, except as otherwise consented to in writing by Purchaser (which consent will not unreasonably be withheld), for a period of one (1) year after the Closing Date, institute or cause Seller to become involved in any Insolvency Action or any Insolvency Proceeding, including without limitation by institution of an involuntary proceeding in bankruptcy or by voting as a stockholder, or causing any representatives of Gould on Seller's Board of Directors to vote as a director, in favor of any proposal to liquidate, wind up or dissolve Seller.

	3.04. Fairness of Consideration. Gould represents, and each of Seller Parties hereby acknowledges and stipulates, for itself and its respective Affiliates, as follows and agrees never to assert to the contrary at any time or in any circumstances: (i) the consideration paid and agreements made by Purchaser Parties under the Asset Purchase Agreement for the Purchased Assets represent fair and reasonably equivalent consideration for the Purchased
Assets and all other assignments and agreements made by Seller under the Asset Purchase Agreement and the Ancillary Agreements, (ii) Seller is not entering into the Asset Purchase Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements will not have any such effect; and (iii) the transactions contemplated in the Asset Purchase Agreement or any Ancillary Agreements will not give rise to any right or ability of any Seller Party, any Gould
Subsidiary or any Affiliate, or to Gould's knowledge, of any other creditor or shareholder of Seller, to assert any claim whatsoever against any Purchaser Party or any of the Purchased Assets in the hands of any Purchaser Party or any Purchaser Party's successors and assigns following the Closing or to in any way challenge the sale of the Purchased Assets to Purchaser Parties under the Asset Purchase Agreement.

3.05	Opinion of Counsel.  At the Closing, counsel to Seller Parties will provide a legal opinion as to the truth of the statements in Sections 1.02,
1.03 and 1.04 as respects each of the Seller Parties and as to the enforceability of all provisions of this Agreement against Gould and EFI (except Section 4.02 and Section 4.05 hereof, the enforceability of which can be excluded from any such opinion, and except for standard exceptions as to statutory or public policy limitations applicable to the extent the scope of the Restricted Business exceeds, or the duration of the Non-Competition Covenant in Section 3.01(a) is in excess of, such scope or duration as are deemed reasonably necessary to protect Purchaser Parties' reasonable interests).

3.06	Assignment of Gould License Agreement.  Gould hereby represents and warrants to Purchaser Parties that Gould is the permitted successor or assign of all rights of Gould, Inc., a Delaware corporation, under that certain Intellectual Property License Agreement among Gould, Inc., Seller and Encore Computer U.S., Inc. and that certain Escrow, Access and Training Agreement among the same parties, each dated as of January 28, 1991, as amended through Closing (collectively, the "Gould License Agreements"). Gould further represents that no sublicenses have been granted nor have any items, derivatives or works protectible by Intellectual Property Rights been created, pursuant to any rights granted under the Gould License Agreements. Gould shall, upon receipt of written request from Purchaser, assign to Purchaser Parties, effective as of the Closing Date, all right, title and interest of Gould (but none of Gould's obligations or Liabilities, if any) arising under, relating to or granted or imposed by the Gould License Agreements, including without limitation in or to any of the Purchased Assets. Gould shall, upon receipt of written request from Purchaser, take all further actions required to cause Gould's non-exclusive technology license rights, rights to obtain source code, rights to access and training and other rights arising under, relating to or granted by the Gould License Agreements to be assigned to Purchaser Parties effective as of the Closing Date, such that Purchaser Parties shall be able to exercise all rights Gould was entitled to exercise under or as a result of its entry into the Gould License Agreements as if Purchaser Parties were the original parties thereto. A true and complete copy of the Gould License Agreements are attached hereto as Appendix A.

                                ARTICLE IV

4.0	General Release; Covenant Not to Sue; Waiver of Defenses.

		4.01	General Release by Seller Parties.  Each of Seller Parties
does hereby, for itself and its respective Affiliates, officers, directors, stockholders, employees, agents, legal successors and assigns (collectively, the "Releasing Parties"), release and absolutely and forever discharge each of Purchaser Parties and all affiliates (as defined under the Securities Act but excluding shareholders of Purchaser) thereof and each of the respective shareholders, officers, directors, employees, agents, attorneys, legal successors and assigns of any of Purchaser Parties or any affiliate (as defined immediately above) thereof (collectively, the "Released Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which the Releasing Parties now have, own or hold or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the Released Parties (or any of them) based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, or arising on or after the date hereof, in connection with the facts, circumstances and events relating to the Purchased Assets or to any of the transactions contemplated by the Asset Purchase Agreement or any of the Ancillary
Agreements or any of the Intracompany Agreements or any Liability or obligation thereunder or any of the Continuing Gould Claims or any pursuit, collection or enforcement thereof by any of Seller Parties (collectively, together with the enumerated examples below, the "Released Matters"), including without limitation any claim or allegation by any of the Releasing Parties or any other party that: (i) any of the Released Parties is on any theory liable for any of the debts or obligations or Liabilities of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement (including without limitation any Liability arising under any of the Intracompany
Agreements or any of the Continuing Gould Claims); (ii) any of the Released Parties is on any theory liable to any of the Releasing Parties for any claim, cause of action, loss, damages or other amount whatsoever, as a result of Purchaser Parties' purchase of the Purchased Assets; (iii) any of the Releasing Parties has any right in, claim as to or Encumbrance on or with respect to, any of the Purchased Assets; or (iv) the purchase of the Purchased Assets under the Asset Purchase Agreement constituted a fraudulent conveyance, a fraudulent transfer, or a preference or was otherwise improper, unlawful or violative of any rights of any of the Releasing Parties under the Intracompany Agreements or otherwise (all of which foregoing matters are hereinafter referred to as and included within the "Released Matters"). It is the intention of Seller Parties that the release set forth above in this Section
4.01 shall be effective as a full and final accord and satisfaction and general release by each of the Releasing Parties of and from all claims now existing or hereafter arising against any of the Released Parties relating to any of the Released Matters.

	4.02	Waiver of Unknown Claims.  In furtherance of the intentions set forth herein, each of Seller Parties acknowledges, for itself and each of the other Releasing Parties, that it is familiar with Section 1542 of the Civil Code of the State of California (and similar laws of the States of Ohio and Florida and of Japan), which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of Seller Parties, for itself and each of the other Releasing Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction (including without limitation the States of Ohio and Florida and of Japan), to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each of Seller Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or of the Asset Purchase Agreement or the Released Parties, but that it is its intention hereby fully, finally and forever to settle and release, for itself and each of the other Releasing Parties, all of the Released Matters which now exist, may exist or heretofore have existed or which arise on or after the date hereof as to all of the Released Parties. In furtherance of this intention, the release herein given by Seller Parties for themselves and each of the other Releasing Parties shall be and remain in full force and effect as a full and complete release, and operate as a full release of claims hereafter arising, notwithstanding the discovery or existence of any such additional or different claims or facts.

	4.03	Authorized Release.  Each of Seller Parties warrants and
represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters as to which it is the Releasing Party and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred (or purported to assign or transfer) to any person whomsoever any Released Matter or any part or portion thereof of any claim, demand or right against any Released Party. Seller Parties shall indemnify and hold harmless the Released Parties from and against any Loss based on, or arising in connection with or out of any such assignment or transfer (or purported or claimed assignment or transfer).

	4.04	Covenant Not to Sue.  Each of Seller Parties hereby agrees not to sue or otherwise bring any claim against any of the Released Parties on or with respect to any of the Released Matters or against or with respect to any of the Purchased Assets, in each case whether by way of complaint, cross-complaint, cross claim, set off, defense or by any other means or manner in any court, other tribunal or otherwise. Each of Seller Parties hereby further agrees not to take any action against or with respect to any of the Purchased Assets utilizing any of Seller Parties' rights as a creditor, secured creditor or stockholder, including without limitation any foreclosure action or any action permitted to be taken by a secured party under the Uniform Commercial Code as adopted in any jurisdiction or any action permitted to be taken by a lienholder or judgment creditor under applicable state laws (including without limitation, attachment and garnishment actions and imposition of or execution upon any lien).

	4.05	KNOWING AND EXPLICIT WAIVERS.  THE SELLER PARTIES ACKNOWLEDGE THAT
PURCHASER PARTIES ARE RELYING ON THIS AGREEMENT IN ENTERING INTO THE ASSET PURCHASE AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS
CONTEMPLATED THEREBY. SELLER PARTIES AND/OR THEIR RESPECTIVE AFFILIATES ARE PRINCIPAL STOCKHOLDERS AND/OR DEBT HOLDERS OF SELLER AND ACCORDINGLY SELLER PARTIES REPRESENT THAT THEY FULLY UNDERSTAND THE BUSINESS, PROSPECTS, CASH POSITION, LIABILITIES, OPERATING RESULTS AND FINANCIAL CONDITION OF SELLER AND
THE PROVISIONS OF THE ASSET PURCHASE AGREEMENT AND THE ANCILLARY AGREEMENTS. SELLER PARTIES HAVE ENTERED INTO THIS AGREEMENT BASED SOLELY ON THEIR
INDEPENDENT KNOWLEDGE OF THESE FACTS RELATING TO SELLER AND SELLER PARTIES ACCORDINGLY ASSUME FULL RESPONSIBILITY FOR OBTAINING ANY FURTHER INFORMATION
WITH RESPECT TO SELLER OR THE CONDUCT OF SELLER'S BUSINESS. SELLER PARTIES REPRESENT THAT, AS BETWEEN SELLER PARTIES AND PURCHASER PARTIES, SELLER
PARTIES ARE NOW AND WILL FOREVER REMAIN RESPONSIBLE FOR ASCERTAINING THE
FINANCIAL CONDITION OF SELLER.  EACH OF SELLER PARTIES WAIVES ANY DUTY ON THE
PART OF ANY OF THE RELEASED PARTIES TO DISCLOSE TO IT, AND AGREES THAT IT IS
NOT RELYING ON OR EXPECTING ANY OF THE RELEASED PARTIES TO DISCLOSE TO IT, ANY FACT NOW OR HEREAFTER KNOWN BY ANY OF THE RELEASED PARTIES RELATING TO THE OPERATION OR CONDITION OF SELLER. SELLER PARTIES WAIVE ANY RIGHT TO ASSERT AGAINST ANY PURCHASER PARTIES ANY DEFENSES OR SET-OFF RIGHTS SELLER HAS OR MAY ACQUIRE AGAINST ANY OF PURCHASER PARTIES. SELLER PARTIES HEREBY WAIVE, FOR THEMSELVES AND EACH AFFILIATE, ANY AND ALL DEFENSES BASED UPON OR ARISING BY REASON OF (A) ANY DISABILITY OR OTHER DEFENSE OF SELLER OR ANY OTHER PERSON,
(B) THE CESSATION, OR ANY LIMITATION, FROM ANY CAUSE WHATSOEVER, OF ANY
LIABILITY OF SELLER OR ANY PORTION THEREOF, (C) ANY LACK OF AUTHORITY OF ANY
AGENT OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, (D) ANY DEFECT IN THE FORMATION OR OTHER CORPORATE FORMALITIES OF SELLER, (E) THE APPLICATION BY SELLER OF THE PURCHASE PRICE OR ANY PORTION THEREOF FOR
PURPOSES OTHER THAN THE PURPOSES REPRESENTED TO, OR INTENDED OR UNDERSTOOD BY SELLER PARTIES OR ANY AFFILIATE, INCLUDING WITHOUT LIMITATION THE DISTRIBUTION
BY SELLER OF ANY PORTION OF THE PURCHASE PRICE TO ANY CREDITOR OR SHAREHOLDER OTHER THAN SELLER PARTIES; (F) ANY ACT OR OMISSION BY SELLER OR PURCHASER
PARTIES THAT DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW OR OTHERWISE, RESULTS
IN OR AIDS THE DISCHARGE OF SELLER, ANY LIABILITIES OF SELLER OR ANY CLAIM OR ENCUMBRANCE ON OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS; (G) ANY MODIFICATION OF SELLER'S OBLIGATIONS TO ANY PURCHASER PARTY OR ANY PURCHASER INDEMNITEE IN ANY FORM WHATSOEVER, INCLUDING BY AMENDMENT TO THE ASSET
PURCHASE AGREEMENT OR ANY ANCILLARY AGREEMENT OR ASSERTION, PAYMENT OR
SETTLEMENT OF ANY CLAIM FOR INDEMNIFICATION BROUGHT THEREUNDER OR ANY OTHER RENEWAL, EXTENSION, ACCELERATION, INCREASE, MODIFICATION, OR OTHER CHANGE IN
TIME FOR PAYMENT OF SELLER'S OBLIGATIONS OR LIABILITIES TO EITHER OF THE
PURCHASER PARTIES UNDER THE ASSET PURCHASE AGREEMENT OR OTHERWISE OR (H) AN ELECTION OF REMEDIES BY ANY OF THE RELEASED PARTIES, EVEN THOUGH THAT ELECTION
OF REMEDIES HAS TERMINATED SELLER PARTIES' SECURITY INTEREST IN OR OTHER
RIGHTS WITH RESPECT TO THE PURCHASED ASSETS OR OTHER RIGHTS. EACH OF SELLER PARTIES REPRESENTS AND WARRANTS THAT IT IS FULLY AWARE OF THE SPECIFIC
PROVISIONS OF DIVISION THREE, PART 4, TITLE 13 OF THE CALIFORNIA CIVIL CODE ("CCC"), INCLUDING SECTIONS 2787 THROUGH 2856 THEREOF, AND OF SECTIONS 580a,
580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE ("CCP") AND
SIMILAR PROVISIONS UNDER FLORIDA, OHIO AND OTHER STATES' LAWS; EACH OF SELLER PARTIES NEVERTHELESS WAIVES, FOR ITSELF AND EACH AFFILIATE, AND ANY ALL
DEFENSES ARISING UNDER ANY OF SUCH STATUES OR ANY OTHER DEFENSES THAT ARE OR
MAY BE AVAILABLE TO GUARANTORS OR SECURED PARTIES UNDER ANY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION THOSE ARISING BY VIRTUE OF ANY ACT OR OMISSION OF SELLER OR ANY RELEASED PARTY OR OTHER PERSON INCLUDING WITHOUT LIMITATION
THOSE LISTED IN THE ABOVE SECTIONS OF THE CCC AND CCP. EACH OF SELLER PARTIES FURTHER REPRESENTS AND WARRANTS THAT (A) ITS WAIVERS HEREIN OF ALL RIGHTS, BENEFITS, PROTECTIONS AND DEFENSES THAT MAY BE AVAILABLE UNDER OR BY VIRTUE OF
THE ABOVE LISTED SECTIONS OF THE CCC AND CCP AND ALL OTHER WAIVERS HEREIN ARE EXPLICIT, KNOWING WAIVERS, (B) IT HAS EITHER OBTAINED THE ADVICE OF COUNSEL OR
HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS AGREEMENT, (C) BY EXECUTING THIS AGREEMENT, IT IS WAIVING CERTAIN RIGHTS AS OTHERWISE SET FORTH HEREIN TO WHICH IT MAY OTHERWISE BE
ENTITLED BY LAW, AND (D) IT IS NOT RELYING UPON ANY STATEMENTS OR
REPRESENTATIONS OF ANY OF THE RELEASED PARTIES OR OF SELLER AND THAT SUCH STATEMENTS OR REPRESENTATIONS, IF ANY, ARE OF NO FORCE OR EFFECT AND ARE FULLY SUPERSEDED BY THIS AGREEMENT. EACH OF THE RELEASING PARTIES FURTHER WAIVES
ALL RIGHTS AND DEFENSES THAT SUCH RELEASING PARTY MAY HAVE BECAUSE THE
SELLER'S OBLIGATIONS ARE SECURED BY REAL PROPERTY.  THIS MEANS, AMONG OTHER
THINGS:  (A) PURCHASER PARTIES MAY COLLECT FROM ANY OF SELLER PARTIES ANY
AMOUNTS DUE UNDER OR WHICH ARE RECOVERABLE BECAUSE OF A BREACH OF THIS
AGREEMENT WITHOUT FIRST FORECLOSING ON ANY REAL OR PERSONAL PROPERTY
COLLATERAL OF SELLER; (B) IF THE PURCHASER PARTIES FORECLOSE ON ANY REAL
PROPERTY COLLATERAL PLEDGED BY THE SELLER: (i) THE AMOUNT OF THE OBLIGATIONS
MAY BE REDUCED ONLY BY THE PRICE FOR WHICH THAT COLLATERAL IS SOLD AT THE FORECLOSURE SALE, EVEN IF THE COLLATERAL IS WORTH MORE THAN THE SALE PRICE;
(ii) PURCHASER PARTIES MAY COLLECT SUCH AMOUNTS FROM THE SELLER PARTIES EVEN
IF PURCHASER PARTIES, BY FORECLOSING ON REAL PROPERTY COLLATERAL, HAVE
DESTROYED ANY RIGHT SELLER PARTIES MAY HAVE TO COLLECT FROM PURCHASER PARTIES
OR SELLER. THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES SELLER PARTIES MAY HAVE BECAUSE SELLER'S OBLIGATIONS ARE SECURED BY
REAL PROPERTY, INCLUDING WITHOUT LIMITATION ANY RIGHTS OR DEFENSES BASED UPON
SECTION 580a, 580b, 580d, OR 726 OF THE CCP.

                                ARTICLE V

5.0	General Provisions

	5.01 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	5.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

	5.03 Entire Agreement. This Agreement, along with the defined terms in the Asset Purchase Agreement used herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

	5.04 Assignment. This Agreement shall not be assigned or delegated by Seller Parties without the prior written consent of Purchaser Parties. Purchaser Parties shall be free to assign their rights hereunder and such rights will inure to all of the Released Parties and to the respective successors, assigns and affiliates of any of the Released Parties.

	5.05 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Gould and Purchaser (which instrument will bind EFI and SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

	5.06 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State, without reference to the conflict of laws provisions thereof. As to matters arising out of or relating to this Agreement, Gould and EFI consent to submit to the jurisdiction of any federal or state court located in the State of California and agree not to object to venue in the federal or state courts located in Santa Clara County, California.

	5.07 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

	5.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to each party at the addresses indicated for such party on the signature page hereof (or at such other address for a party as shall be specified by like notice).

	5.09	Termination.  In the event that the Asset Purchase Agreement is terminated by Purchaser in accordance with its terms, this Agreement shall then terminate concurrently.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOULD ELECTRONICS INC.                   SUN MICROSYSTEMS, INC.

By:                                      By:
Name:                                    Name:
Title:                                   Title:

Address for Notice:                      Address for Notice:
___________________________              __________________________
___________________________              __________________________
___________________________              __________________________


EFI INTERNATIONAL, INC.                  SUN MICROSYSTEMS INTERNATIONAL, B.V.
By:                                      By:
Name:                                    Name:
Title:                                   Title:
Address for Notice:                      Address for Notice:
___________________________              __________________________
___________________________              __________________________
___________________________              __________________________


[GOULD/EFI INDUCEMENT AGREEMENT SIGNATURE PAGE]

APPENDIX A

Copy of
Gould License Agreements
dated January 28, 1991


















	-20-




Exhibit A


                       JEC INDUCEMENT AGREEMENT


This JEC Inducement Agreement (this "Agreement") is made and entered into effective as of August __, 1997 (the "Effective Date") by and between Japan Energy Corporation, a Japanese corporation ("JEC"), on the one hand, and Sun Microsystems, Inc., a Delaware corporation ("Purchaser") and Sun Microsystems International, B.V., a Netherlands corporation ("SMIBV"), on the other hand. Purchaser and SMIBV are hereinafter sometimes collectively referred to as "Purchaser Parties". JEC, EFI International, Inc., a Delaware corporation ("EFI"), and Gould Electronics Inc., an Ohio corporation ("Gould") are hereinafter sometimes collectively referred to as "Seller Parties". The term "Affiliates" shall mean any and all "Affiliates" (as defined for purposes of U.S. federal securities laws) of any of Seller Parties, and all successors and assigns of any of the Seller Parties or any of their respective Affiliates.

                          R E C I T A L S

A.	Purchaser, SMIBV and Encore Computer Corporation, a Delaware corporation
("Seller") have, concurrently herewith, entered into a certain Asset Purchase Agreement dated as of July 16, 1997 (the "Asset Purchase Agreement") pursuant to which Seller has agreed to sell to Purchaser Parties, and Purchaser Parties have agreed to purchase, certain assets associated with Seller's Storage Products Business. JEC has reviewed, and understands, the provisions of the Asset Purchase Agreement. All terms (whether in upper or lower case text or any combination thereof) defined in the Asset Purchase Agreement will have the same meanings assigned to such terms in the Asset Purchase Agreement, except as otherwise expressly defined herein; provided, however, that for purposes of this Agreement the term "material", when used herein with reference to any of Seller Parties or any Affiliate, shall mean any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting any of Seller Parties or any Affiliate that: (i) involves in excess of $350,000 or that results or is reasonably likely to result in a financial loss of at least $350,000, (ii) involves any of the Purchased Assets or any Encumbrance on any of the Purchased Assets or (iii) is otherwise material.

B.	JEC's subsidiaries, Gould and EFI, are principal stockholders and/or debt holders of Seller as of the Effective Date and no other Affiliate is a stockholder or debt holder of Seller.

C.	As a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement and to pay the Purchase Price provided for therein, and as a material condition precedent to Purchaser Parties' obligations to consummate the transactions contemplated by the Asset Purchase Agreement, JEC has agreed to enter into and to perform its obligations under this Agreement and to be bound by the terms of this Agreement.

NOW THEREFORE, as a material inducement to Purchaser Parties to enter into, to consummate the transactions contemplated by, the Asset Purchase Agreement, and in consideration of the mutual agreements and promises made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                              ARTICLE I

1.0	Representations and Warranties.  JEC hereby represents and warrants to purchaser Parties that all statements in the following subparagraphs of this
Section 1.0 are true and correct:

	1.01	Organization and Good Standing.  JEC is a corporation duly
organized, validly existing and in good standing under the laws of Japan and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

	1.02	Authorization and Validity.  JEC has all necessary right,
corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to perform all of its covenants, agreements and obligations under this Agreement. This Agreement has been duly executed and delivered by JEC and will constitute a legal, valid and binding obligation of JEC enforceable against it in accordance with its terms. The execution, delivery and performance by JEC of this Agreement has been duly and validly approved and authorized by all necessary corporate action on the part of JEC.

	1.03	No Conflict.  The execution and delivery of this Agreement by JEC and the performance of this Agreement by JEC do not and will not (a) breach, violate or conflict with the certificate of incorporation or bylaws or other applicable charter documents of JEC, in each case as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to JEC, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to JEC or others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which JEC is a party or is bound or by which any Purchased
Assets are bound or affected or (d) result in the creation of any Encumbrance on any of the Purchased Assets in favor of JEC. As of the Effective Date and as of the Closing, no Affiliate, other than Gould and EFI, is or will be a stockholder and/or debt holder of Seller or has or will have any other rights against Seller or any of the Purchased Assets.

	1.04	Consents and Approvals.  The execution and delivery of this
agreement by JEC do not, and the performance of this Agreement by JEC will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority or any other third party.

	1.05	Intracompany Agreements; Absence of Unwaived Breach.  The
Purchased Assets are, or as of immediately prior to the Closing the Purchased Assets will be, free of any and all Encumbrances or other rights in favor of JEC. No event or right exists that gives or would give JEC any right as to any of the Purchased Assets (except for rights that were either waived, released or terminated effective as of the Closing) or any right to pursue any claim against Purchaser Parties after the Closing. The sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement will not violate, breach or cause any default, event of default, or event which with the passage of time would constitute a default, under any agreement or understanding to which JEC and Seller are parties.

                            ARTICLE II

2.0	Covenants

	2.01	Covenant Not to Compete.
		(a)	Non-Competition Covenant.  Subject to the following
provisions of this Section 2.01, as a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), JEC will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, limited liability company, business, corporation or other entity or enterprise that competes, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, at any time carries on or engages in business. During the Restricted Period, JEC further agrees not to interfere with, disrupt or attempt to disrupt or otherwise adversely affect the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

		(b)	Non-Solicitation.  For a period of three (3) years after the
Closing Date, JEC shall not, directly or indirectly, solicit any Employee hired by Purchaser or any affiliate of Purchaser to (i) become employed by JEC or any Affiliate or (ii) terminate such Employee's employment with or services to Purchaser or any affiliate of Purchaser.

		(c)	Injunctive Relief; Interpretation.  In the event of a breach of any of the covenants set forth in this Section 2.01, Purchaser and SMIBV will each be entitled to an injunction against JEC restraining such breach in addition to any other remedies available at law or in equity.  In the event that any covenant in this Section 2.01 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority in any respect, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon JEC's activities no greater than allowable under then applicable law.

		(d)	JEC.  As used in this Section 2.01, the term "JEC" includes
in addition to JEC itself, each person (as defined in the Asset Purchase
Agreement) 50% or more of the equity interests of which is beneficially owned by JEC (within the meaning of the Securities Act) or that is otherwise controlled by JEC (each a "JEC Subsidiary") and all directors, officers, employees, stockholders, agents, subsidiaries and Affiliates of JEC or any JEC
Subsidiary acting on behalf of, or at the direction of or with the direct or indirect assistance of JEC or any JEC Subsidiary.

	2.02	Further Actions to Avoid Breach of Intracompany Agreements.  JEC
will take all actions required on its part (including without limitation the filing of termination statements with respect to all UCC-1 Financing
Statements, and the termination of any security agreements, describing or with respect to any of the Purchased Assets) to ensure that (i) no breach or default under any agreement between JEC and Seller will result from execution or performance of the Asset Purchase Agreement or any of the transactions contemplated thereby; (ii) as of the Closing, none of the Purchased Assets shall be encumbered by any Encumbrance arising under any agreement between JEC and Seller or be subject to any other interest or right of JEC created by any agreement between JEC and Seller; and (iii) title to all the Purchased Assets shall, when transferred from Seller to Purchaser Parties at Closing, be free and clear of any right or interest of JEC or any JEC Subsidiary.

	2.03 Fairness of Consideration. JEC hereby acknowledges and stipulates as follows and agrees never to assert to the contrary at any time or in any circumstances: (i) the consideration paid and agreements made by Purchaser Parties under the Asset Purchase Agreement for the Purchased Assets represent fair and reasonably equivalent consideration for the Purchased Assets, (ii) Seller is not entering into the Asset Purchase Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements will not have any such effect; and (iii) the transactions contemplated in the Asset Purchase Agreement or any Ancillary Agreements will not give rise to any right or ability of JEC or any JEC Subsidiary to assert any claim whatsoever against any Purchaser Party or any of the Purchased Assets in the hands of any Purchaser Party or any Purchaser Party's successors and assigns following the Closing or to in any way challenge the sale of the Purchased Assets to Purchaser Parties under the Asset Purchase Agreement.

	2.04	Opinion of Counsel.  At the Closing, counsel to JEC will provide a legal opinion from its Japanese counsel as to the truth of the statements in Sections 1.01, 1.02, 1.03 and 1.04 and as to the enforceability of all provisions of this Agreement (except Section 3.02 hereof, which can be excluded from any such opinion) against JEC.

	2.05	Guaranty of Gould Performance; Knowing Waiver of Surety Defenses.

		(a)	Guaranty.  JEC unconditionally guarantees to Purchaser
Parties all the obligations of Gould under the Gould/EFI Inducement Agreement dated July 17, 1997 (the "Gould Agreement") among Gould, EFI, Purchaser and SMIBV. This guaranty is a guaranty of performance and not a guaranty of collection. If Gould fails to fulfill, or violates any of its obligations under the Gould Agreement, (a) if JEC is able to fulfill the obligation or cause the obligation to be fulfilled, JEC will do so immediately on demand by Purchaser, and (b) if JEC is not able to fulfill the obligation or cause the obligation to be fulfilled, JEC will be liable to each of Purchaser Parties for any damages it suffers because of the failure of Gould to fulfill its obligations under the Gould Agreement as fully as though JEC were the party to the Gould Agreement which had failed to fulfill the obligations.

		(b)	Waivers.  JEC waives any requirement of notice, presentment
or other diligence by Purchaser Parties with regard to this guaranty.  JEC agrees that Purchaser Parties may enforce this guaranty against JEC without making any effort to obtain remedies against Gould because of Gould's failure to fulfill or violation of its obligations under the Gould Agreement.  JEC agrees that this guaranty will remain in force despite any amendments to the
Gould Agreement, whether or not those amendments increase the obligations of
Gould, and this guaranty will not be affected by any agreement by Purchaser
Parties to waive any obligation of Gould, or to defer the time by which Gould is required to fulfill any obligation under the Gould Agreement, except to the extent that because of a waiver or extension, Gould is not, or is not yet, required to fulfill particular obligations under the Gould Agreement.  The obligations under this guaranty shall remain in full force and effect and JEC shall not be exonerated or discharged by reason of any action or circumstance that might constitute a defense available to, or a legal or equitable discharge of, any surety, pledgor or guarantor.  JEC hereby affirms and acknowledges the knowing and explicit waivers made on its behalf for the benefit of Purchaser Parties in Section 4.05 of the Gould Agreement.

                         ARTICLE III

3.0	General Release; Covenant Not to Sue; Waiver of Defenses.

		3.01	General Release by JEC.  JEC does hereby, for itself and its respective Affiliates, officers, directors, stockholders, employees, agents, legal successors and assigns (collectively, the "Releasing Parties"), release and absolutely and forever discharge each of Purchaser Parties and all affiliates (as defined under the Securities Act but excluding shareholders of
Purchaser) thereof and each of the respective shareholders, officers, directors, employees, agents, attorneys, legal successors and assigns of any of Purchaser Parties or any affiliate (as defined immediately above) thereof
(collectively, the "Released Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which the
Releasing Parties now have, own or hold or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the
Released Parties (or any of them) based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, or arising on or after the date hereof, in connection with the facts, circumstances and events relating to the
Purchased Assets or to any of the transactions contemplated by the Asset
Purchase Agreement or any of the Ancillary Agreements or any of the
Intracompany Agreements (as defined in the Gould/EFI Inducement Agreement of even date herewith) or any agreement between JEC and Seller or any Liability or obligation thereunder (collectively, together with the enumerated examples below, the "Released Matters"), including without limitation any claim or allegation by any of the Releasing Parties or any other party that:  (i) any of the Released Parties is on any theory liable for any of the debts or obligations or Liabilities of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement (including without limitation any Liability arising under any of the Intracompany Agreements or any agreement between JEC and Seller); (ii) any of the Released Parties is on any theory liable to any of the Releasing Parties for any claim, cause of action, loss, damages or other amount whatsoever, as a result of Purchaser Parties' purchase of the
Purchased Assets; (iii) any of the Releasing Parties has any right in, claim as to or Encumbrance on or with respect to, any of the Purchased Assets; or
(iv) the purchase of the Purchased Assets under the Asset Purchase Agreement constituted a fraudulent conveyance, a fraudulent transfer, or a preference or was otherwise improper, unlawful or violative of any rights of any of the
Releasing Parties under the Intracompany Agreements or any agreement between
JEC and Seller or otherwise (all of which foregoing matters are hereinafter referred to as and included within the "Released Matters").  It is the intention of JEC that the release set forth above in this Section 3.01 shall be effective as a full and final accord and satisfaction and general release by each of the Releasing Parties of and from all claims now existing or hereafter arising against any of the Released Parties relating to any of the
Released Matters.

	3.02	Waiver of Unknown Claims.  In furtherance of the intentions set forth herein, JEC acknowledges, for itself and each of the other Releasing Parties, that it is familiar with Section 1542 of the Civil Code of the State of California (and similar laws of Japan), which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

JEC, for itself and each of the other Releasing Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction (including without limitation Japan), to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, JEC acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or of the Asset Purchase Agreement or the Released Parties, but that it is its intention hereby fully, finally and forever to settle and release, for itself and each of the other Releasing Parties, all of the Released Matters which now exist, may exist or heretofore have existed or which arise on or after the date hereof as to all of the Released Parties. In furtherance of this intention, the release herein given by JEC, for itself and each of the other Releasing Parties, shall be and remain in full force and effect as a full and complete release, and operate as a full release of claims hereafter arising, notwithstanding the discovery or existence of any such additional or different claims or facts.

	3.03	Authorized Release.  JEC warrants and represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters as to which it is the Releasing Party and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred (or purported to assign or transfer) to any person whomsoever any Released Matter or any part or portion thereof of any claim, demand or right against any Released Party.

	3.04	Covenant Not to Sue.  JEC hereby agrees not to sue or otherwise bring any claim against any of the Released Parties on or with respect to any of the Released Matters or against or with respect to any of the Purchased Assets, in each case whether by way of complaint, cross-complaint, cross claim, set off, defense or by any other means or manner in any court, other tribunal or otherwise. JEC hereby further agrees not to take any action against or with respect to any of the Purchased Assets utilizing any rights
JEC may have or hereafter acquire as a creditor, secured creditor or stockholder of Seller, including without limitation any foreclosure action or any action permitted to be taken by a secured party under the Uniform Commercial Code as adopted in any jurisdiction or any action permitted to be taken by a lienholder or judgment creditor under applicable state laws (including without limitation, attachment and garnishment actions and imposition of or execution upon any lien).

                            ARTICLE IV

4.0	General Provisions

	4.01 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	4.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

	4.03 Entire Agreement. This Agreement, along with the defined terms in the Asset Purchase Agreement used herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

	4.04 Assignment. This Agreement shall not be assigned or delegated by JEC without the prior written consent of Purchaser Parties. Purchaser Parties shall be free to assign their rights hereunder and such rights will inure to all of the Released Parties and to the respective successors, assigns and affiliates of the Released Parties.

	4.05 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by JEC and Purchaser (which instrument will be binding on SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

	4.06 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State, without reference to the conflict of laws provisions thereof. As to matters arising out of or relating to this Agreement, JEC consents to submit to the jurisdiction of any federal or state court located in the State of California and agrees not to object to venue in the federal or state courts located in Santa Clara County, California.

	4.07 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

	4.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to each party at the addresses indicated for such party on the signature page hereof (or at such other address for a party as shall be specified by like notice).

	4.09	Termination.  In the event that the Asset Purchase Agreement is terminated by Purchaser in accordance with its terms, this Agreement shall then terminate concurrently.


[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JAPAN ENERGY CORPORATION           SUN MICROSYSTEMS, INC.
By:                                By:
Name:                              Name:
Title:                             Title:

Address for Notice:                Address for Notice:
___________________________        ___________________________
___________________________        ___________________________
___________________________        ___________________________



[SIGNATURE PAGE TO JEC INDUCEMENT AGREEMENT]

	-9-





Exhibit B


                          July 14, 1997



The Board of Directors
Encore Computer Corporation
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313


Dear Members of the Board:


          We understand that Encore Computer Corporation (the "Company"), Sun Microsystems, Inc. ("Sun") and Sun Microsystems International, B.V. ("SMIBV") propose to enter into an asset purchase agreement ("Agreement") pursuant to which Sun and SMIBV will acquire certain assets associated with, and assume certain liabilities of, the storage business of the Company (the "Storage Business") for (i) $150 million in cash (the "Closing Payment"), payable at the closing of the Acquisition Transaction (as defined below) (the "Closing"), and (ii) $35 million in cash (the "Second Payment" and, together with the Closing Payment, the "Cash Payment"), payable on July 1, 1998 (the "Acquisition Transaction"). The terms of the Acquisition Transaction are more fully described in the Agreement.

          You have requested our opinion as to the fairness to the Company, from a financial point of view, of the Cash Payment to be paid for the Storage Business in the Acquisition Transaction. In connection with this opinion, we have:

     (i) reviewed the financial terms and conditions of a draft dated July 10, 1997 of the Agreement;

     (ii) analyzed certain historical business and financial information relating to the Company and the Storage Business;

     (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to its business and the Storage business;

     (iv) conducted discussions with members of the senior management of the Company and Gould Electronics, Inc. ("Gould"), the principal stockholder of the Company, with respect to (A) each of the Company's and the Storage Business' business and prospects, (B) recent efforts undertaken by the Company and Gould to solicit third party indications of interest in either entering into an OEM relationship with the Company or acquiring the Company or the Storage Business, (C) the unwillingness of Gould to continue to provide financial support to the Company and (D) the strategic rationale for the Acquisition Transaction and alternatives thereto reasonably available to the Company;

     (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Storage Business;

     (vi) reviewed the financial terms of certain business combinations and acquisitions involving companies in lines of business we believe to be generally comparable to the Storage Business;

     (vii) reviewed the historical stock prices and trading volumes of the shares of common stock of the Company; and

     (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

          We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, or technology of the Company or the Storage Business. With respect to the financial forecasts referred to above, we have assumed that they have beenreasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and the Storage Business. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, we express no recommendation or opinion as to how stockholders of the Company should vote at the stockholders' meeting held in connection with the Acquisition Transaction.

          For the purposes of this opinion, we have assumed that (i) the full amount of the Closing Payment shall be paid to the Company at the Closing and
(ii) the full amount of Second Payment shall be paid to the Company on July 1, 1998.

          Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          In rendering our opinion, we have assumed that the Acquisition Transaction will be consummated on the terms described in the draft of the Agreement that we reviewed, without any waiver of any material terms or conditions by the Company. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company or the Storage Business. In addition, we did not participate in the negotiation of the Agreement or the Memorandum of Understanding dated May 27, 1997 among the Company, Sun and SMIBV.

          Genesis Merchant Group Securities LLC is acting as financial advisor to the Company in connection with the Acquisition Transaction and will receive a fee for our services.

          Our engagement and the opinion expressed herein were prepared for the use of the Company's Board of Directors and do not constitute a recommendation to Encore's stockholders as to how they should vote at the stockholders' meeting in connection with the Acquisition Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, which consent will not be unreasonably withheld.

          Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Payment to be paid for the Storage Business in the Acquisition Transaction is fair to the Company from a financial point of view.

                         Very truly yours,




                         GENESIS MERCHANT GROUP SECURITIES LLC

Exhibit C                                                      Memorandum



To             Ed Baker, Encore Computer                         Private
From/Location  Mark Weinsten, Price Waterhouse
Date           August 19, 1997
Re             Liquidation Analysis Assumptions



The following are the major assumptions associated with the Encore Computer Liquidation Analysis:

Accounts  Receivable:   60.5% of receivables are for equipment  and  have  a
recovery rate of 75% and 39.5% of receivables are for service and have a recovery rate of 25%. The split between equipment and service is based on YTD revenues.

Proceeds From Foreign Liquidations: Includes residual equity amounts and intercompany receivables paid from the liquidation of foreign subsidiaries pursuant to regulations and procedures in respective countries.

Inventories: Different recovery rates were used for different inventory groups. Typically, the less proprietary the item, the higher the recovery rate. 15% was applied to gross raw materials, 12% was applied to purchased sub-assemblies, and 10% was applied to work in process and finished goods.

Fixed Assets: Includes land, buildings, machinery and equipment, furniture and fixtures and spares inventory. The recovery for land and building is based on 90% of low end of appraisals net of a 6% cost for commissions and fees. Recovery rates for other fixed assets are based on estimates from liquidators of like assets.

Other Assets: Other assets include: pre-paid expenses and deposits, the net value of capitalized software used to support the business (e.g. payroll and accounting systems) and patents and licenses. A 40% recovery rate was applied to all "other assets" not including patents and licenses which were valued at $2,600,000.

Administrative Claims: Includes Trustee's fees based on formula stipulated in Bankruptcy Code and professional/liquidation fees based on experience with liquidation of similar organizations.

Secured Claims: It is assumed that the holder of the mortgage will have sufficient collateral to recover 100% of the value of the balance outstanding. The balance of proceeds available to secured creditors will be paid towards the outstanding principal and accrued interest of the notes held by Gould.


Priority Claims: It is assumed that priority claims per employee will amount to $2,500 which approximately equals one pay period including benefits and accrued vacation. The amount of pre-petition taxes is equal to the amount of accrued tax expense.

Unsecured Claims: Includes accounts payable, accrued expenses net of accrued taxes and accrued interest payable to Gould, and lease/purchase obligations. Lease obligations are based on the maximum of one year's payment or 15% of future payments (capped at three years).



Encore Computer Corporation
Summary of U.S. Chapter 7 Liquidation Analysis
Assuming Contemporaneous Liquidation of Foreign Subsidiaries
As of June 29, 1997
(In US Dollars)

                                             Amount             Estimated
                                         As of 6/29/97      Liquidation Value

Assets and Proceeds

Total Cash & Equivalents                       330,807         330,807    100%

Accounts Receivable                          2,210,046       1,221,050     55%

Proceeds from Foreign Liquidations                   0         708,929

Inventory                                    6,288,051       4,232,431     67%

Fixed Assets                                28,883,328      14,825,338     51%

Other Assets                                 1,118,786       3,047,114    272%

Total Proceeds                              38,831,018      24,365,669     63%


Liabilities & Claims

Administrative Claims                        1,755,000       1,755,000    100%

Secured Claims
  Notes Payable Gould (incl. Acc. Interest) 71,438,717      22,044,978     31%
  Morgage Payable                              565,690         565,690    100%

                                            72,004,407      22,610,668     31%

Priority Claims                              2,406,500               0      0%

Unsecured Claims                            25,019,747               0      0%